Exhibit 99.1

Explanatory Note

Unless the context otherwise requires, all references in this Exhibit 99.1 (this “Exhibit”) to the “Company,” “Evoqua,” “EWT Holdings I Corp.,” “we,” “us,” or “our” refer to Evoqua Water Technologies Corp.

As previously announced on October 30, 2018, we transitioned from a three-segment structure to a two-segment structure designed to better serve the needs of customers worldwide. This new structure was effective October 1, 2018. Our business is organized by customer base and offerings into two reportable segments that each draw from the same reservoir of leading technologies, shared manufacturing infrastructure, common business processes and corporate philosophies. Our reportable segments consist of (i) our Integrated Solutions and Services segment and (ii) our Applied Product Technologies segment. The key factors used to identify these reportable segments are the organization and alignment of our internal operations, the nature of the products and services and customer type.

This Exhibit is being filed to retrospectively revise the presentation of the Company’s consolidated financial statements filed with the Securities and Exchange Commission (“SEC”) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed on December 11, 2018 (the “2018 Form 10-K”), in order to reflect the changes in the Company’s reportable segments described above. The changes in the segment structure affect only the manner in which the results for the operating segments were previously reported. The Company’s new segment structure has no impact on the Company’s previously reported consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated balance sheets, consolidated statements of equity or consolidated statements of cash flows.

This Exhibit does not reflect events that may have occurred subsequent to the original filing date of the 2018 Form 10-K and does not modify or update in any way the disclosures made in the 2018 Form 10-K, other than as required to retrospectively reflect the change in segment reporting, as described above. All other information in the 2018 Form 10-K remains unchanged. Without limitation of the foregoing, this Exhibit does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2018 Form 10-K for any information known to or learned by management subsequent to the original filing date of the 2018 Form 10-K. For information on developments since the original filing date of the 2018 Form 10-K, please refer to the Company’s subsequent filings with the SEC. The information in this Exhibit should be read in conjunction with the Company’s quarterly and annual reports filed with the SEC. Accordingly, references in this Exhibit to “this Annual Report on Form 10-K” are to the 2018 Form 10-K filed on December 11, 2018, as retrospectively revised by the information in this Exhibit, to the extent applicable.

The following portions of the 2018 Form 10-K have been revised retrospectively to reflect the realignment of the Company’s segments:

•	Part I, Item 1. Business;

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Part II, Item 8. Financial Statements and Supplementary Data, including the following revised Notes to the Audited Consolidated Financial Statements:

◦	Note 1 - Description of the Company and Basis of Presentation

◦	Note 8 - Goodwill

◦	Note 21 - Business Segments

CAUTIONARY NOTE REGARDING FORWARD‑LOOKING STATEMENTS
This Annual Report on Form 10-K contains forward‑looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can generally identify forward‑looking statements by our use of forward‑looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or “would” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this Annual Report on Form 10-K in Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1, “Business” are forward‑looking statements.
We have based these forward‑looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward‑looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this Annual Report on Form 10-K in Item 1, “Business,” Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward‑looking statements, or could affect our share price. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward‑looking statements include:

•	general global economic and business conditions;

•	our ability to compete successfully in our markets;

•
our ability to continue to develop or acquire new products, services and solutions and adapt our business to meet the demands of our customers, comply with changes to government regulations and achieve market acceptance with acceptable margins;

•	our ability to implement our growth strategy, including acquisitions, and our ability to identify suitable acquisition targets;

•	our ability to operate or integrate any acquired businesses, assets or product lines profitably or otherwise successfully implement our growth strategy;

•	our ability to achieve the expected benefits of our restructuring actions and restructuring our business into two segments;

•	material and other cost inflation and our ability to mitigate the impact of inflation by increasing selling prices and improving our productivity efficiencies;

•	our ability to execute projects in a timely manner, consistent with our customers’ demands;

•	our ability to accurately predict the timing of contract awards;

•	delays in enactment or repeals of environmental laws and regulations;

•	the potential for us to become subject to claims relating to handling, storage, release or disposal of hazardous materials;

•	risks associated with product defects and unanticipated or improper use of our products;

•	the potential for us to incur liabilities to customers as a result of warranty claims or failure to meet performance guarantees;

•
our ability to meet our customers’ safety standards or the potential for adverse publicity affecting our reputation as a result of incidents such as workplace accidents, mechanical failures, spills, uncontrolled discharges, damage to customer or third‑party property or the transmission of contaminants or diseases;

•	litigation, regulatory or enforcement actions and reputational risk as a result of the nature of our business or our participation in large‑scale projects;

•	seasonality of sales and weather conditions;

•	risks related to government customers, including potential challenges to our government contracts or our eligibility to serve government customers;

•	the potential for our contracts with federal, state and local governments to be terminated or adversely modified prior to completion;

•	risks related to foreign, federal, state and local environmental, health and safety laws and regulations and the costs associated therewith;

•	risks associated with international sales and operations, including our operations in China;

•	our ability to adequately protect our intellectual property from third‑party infringement;

•	our increasing dependence on the continuous and reliable operation of our information technology systems;

•	risks related to our substantial indebtedness;

•	our need for a significant amount of cash, which depends on many factors beyond our control;

•	risks related to AEA Investors LP’s (along with certain of its affiliates, collectively, “AEA”) ownership interest in us; and

•	other risks and uncertainties, including those listed under Item 1A, “Risk Factors,” included in this Annual Report on Form 10-K.
Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward‑looking statements. The forward‑looking statements contained in this Annual Report on Form 10-K are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward‑looking statements contained in this Annual Report on Form 10-K. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward‑looking statements contained in this Annual Report on Form 10-K, they may not be predictive of results or developments in future periods.
Any forward‑looking statement that we make in this Annual Report on Form 10-K speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward‑looking statements, whether as a result of new information, future events or otherwise, after the date of this Annual Report on Form 10-K.

EVOQUA WATER TECHNOLOGIES CORP.
INDEX TO THE REVISED ITEMS OF FORM 10-K
For the Year Ended September 30, 2018

Part I

Item 1. Business

History and Company Overview
Our History
Evoqua Water Technologies Corp. (referred to herein as “the Company,” “Evoqua,” “Evoqua Water Technologies Corp.,” “EWT Holdings I Corp.,” “we,” “us,” “our”) was incorporated on October 7, 2013. On January 15, 2014, Evoqua Water Technologies Corp., acquired, through its wholly‑owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens AG (“Siemens”). The stock purchase closed on January 15, 2014 and was effective January 16, 2014 (the “Acquisition”). The stock purchase price, net of cash received, was approximately $730.6 million.
On November 6, 2017, the Company completed its initial public offering (“IPO”) of 27.8 million shares of common stock at a price of $18.00 per share, of which 8.3 million shares were sold by us and 19.4 million shares were sold by the selling shareholders, and on November 7, 2017, the selling shareholders sold an additional 4.2 million shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares. The Company’s common stock began trading on the New York Stock Exchange (the “NYSE”) on November 2, 2017 under the ticker symbol “AQUA.” On March 19, 2018, the Company completed a secondary public offering, pursuant to which 17.5 million shares of common stock were sold by certain selling shareholders. On March 21, 2018, the selling shareholders sold an additional 2.6 million shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares.
Our fiscal year ends on September 30 of each year and references in this Annual Report on Form 10-K to a year refer to our fiscal year. As such, references in this Annual Report on Form 10-K to: 2018 relate to the fiscal year ended September 30, 2018, 2017 relate to the fiscal year ended September 30, 2017 and 2016 relate to the fiscal year ended September 30, 2016.
Company Overview
Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support our customers’ full water lifecycle needs. With over 200,000 installations worldwide, we hold leading positions in the industrial, commercial and municipal water treatment markets in North America. We offer a comprehensive portfolio of differentiated, proprietary technology solutions sold under a number of market-leading and well-established brands. We deliver and maintain these mission critical solutions through the largest service network in North America, assuring our customers continuous uptime with 87 branches as of September 30, 2018. We have an extensive service and support network, and as a result, a certified Evoqua Service Technician is no more than a two hour drive from more than 90% of our customers’ sites.
Our solutions are designed to ensure that our customers have access to an uninterrupted quantity and level of quality of water that meets their unique product, process and recycle or reuse specifications. We enable our customers to achieve lower costs through greater uptime, throughput and efficiency in their operations and support their regulatory compliance and environmental sustainability. We have worked to protect water, the environment and our employees for over 100 years. As a result, we have earned a reputation for quality, safety and reliability and are sought out by our customers to solve the full range of their water treatment needs, and maintaining our reputation is critical to the success of our business.
We provide solutions across the entire water cycle. The water cycle begins with “influent” water, which is sourced from oceans, rivers, lakes, as well as other sources. We treat the influent water so that it can be used for a wide variety of industrial, commercial and municipal applications. In industrial applications, influent water, after it is treated, is used as process water for applications, such as microelectronic production, as an ingredient in the production of food and beverage and other goods and in utility applications including boiler feed water, cooling water and steam condensate. Commercial applications for influent water include laboratory testing and aquatic activities, while municipal applications for influent water include treatment to produce safe drinking water and wastewater that is compliant with applicable regulations. After the water is used it is considered “effluent water,” and we enable its treatment through the removal of impurities so that it can be discharged safely back into the environment or reused for industrial, commercial or municipal applications.

Evoqua's areas of expertise
Municipal Wastewater
Advanced biological treatment systems
Anaerobic digestion
Clarification
Nutrient removal
Membrane Bioreactor System (MBR)
Odor control
Plant retrofit / rehab / upgrades
Water reuse technologies
Biosolids
Municipal wastewater treatment
MUNICIPAL
Pumping station
Drinking Water Treatment
Municipal drinking water
Microfiltration (MF) / Ultrafiltration (UF) membranes
High-rate clarification
Disinfection (chlorination, UV)
Filter presses
Industrial wastewater
Activated carbon
Wastewater ion exchange
Inorganic & heavy metal treatment systems
Advanced biological treatment systems
Groundwater remediation
On-Site hypochlorite generating systems
Ballast water treatment systems
Filtration
Cooling tower
Industrial wastewater
Boiler water
Water reuse
Process water treatment
INDUSTRIAL
Industrial utility water
Boiler & cooling feedwater systems
Water as a service / operations
Deionization & membrane systems
Desalination
Flow meters
Commercial aquatics
Boiler water
COMMERCIAL
Industrial process water
Water as a service / operations
Membrane & electrodeionization systems
Mobile treatment systems
Build-own-operate (BOO) & service contracts
Spares & consumables
Laboratory systems
Commercial aquatics
Regenerative media filters (RMF)
Microsand filtration
Medium & low pressure UV
Chlorination
Media filtration
Screen Filters
Controllers & analyzers
Boiler feedwater
Intake
Filter
Disinfect
Purify
Reuse
Service and aftermarket support

We have developed a broad set of well established, unique relationships across a highly diverse customer base. In the industrial market we serve over 25,000 customers, including a substantial majority of the industrial companies within the Fortune 500. We partner with our industrial customers through our direct sales and service team, which is organized geographically and by specific end market. In the municipal market we serve over 7,800 U.S. wastewater sites and over 1,800 global drinking water treatment sites, providing solutions that help treat over 40% of the U.S. municipal wastewater sites as of September 30, 2018. Our deep institutional relationships with independent sales representatives across North America, who serve as the primary channel for new municipal water treatment projects, and upon whom we depend to successfully market and sell our products, services and solutions provide us significant access to new projects up for bid and for servicing our installed base.
For the year ended September 30, 2018, we generated 85% of our revenues in North America with a strong and growing international presence, and we currently employ approximately 4,000 individuals. For the year ended September 30, 2018, we generated revenue, net income and Adjusted EBITDA of $1.34 billion, $7.9 million and $216.9 million, respectively. For the year ended September 30, 2017, we generated revenue, net income and Adjusted EBITDA of $1.25 billion, $6.4 million and $207.7 million, respectively. For more information on Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations-How We Assess the Performance of Our Business-Adjusted EBITDA”, included in this Annual Report on Form 10-K.
As depicted in the table below, we target attractive global end‑markets that utilize water as a critical part of their operations or production processes including pharmaceuticals and health sciences, microelectronics, food and beverage, hydrocarbon and chemical processing, power, general manufacturing, municipal drinking water and wastewater, marine and aquatics end markets. While a decline in general global and economic conditions could adversely affect us, our business is highly diversified across our key attractive and growing end markets presented below, and we believe that no single end market drives the overall results of our business.
Our Industry
We estimate the global water and wastewater market to represent more than $600 billion in total revenue and includes both capital and operating expenditures for the treatment and transportation of water by industrial, municipal, commercial and residential end users. Within the global water and wastewater market, we estimate our addressable market, comprised of equipment, consumables, aftermarket parts and operations‑related and maintenance‑related services for the treatment of water for industrial, commercial and municipal end users, to represent over $85 billion in total revenue.
Our estimated addressable market is further refined to include our served market, which we estimate to be approximately $8.5 billion in the North American region and approximately $7.5 billion across Europe and the Asia Pacific region, totaling approximately $16 billion in total revenue. As compared to our larger addressable market, our served market excludes sectors that would require meaningful growth investment on our part to capture new customers or market opportunities.
While a decline in general global economic and business conditions may adversely affect demand for our products, services and solutions, we believe the global water market will continue to experience growth, supported by a variety of anticipated secular trends that will drive the demand for water across a multitude of industrial, commercial and municipal applications. These secular trends include global population growth, urbanization, industrialization and overall economic growth. In addition, the supply of clean water could be adversely impacted by factors including an aging water infrastructure within North America and increased levels of water stress from seasonal rainfall, inadequate water storage options or treatment technologies. More specific to our business, water is a critical component and byproduct of many processes, including in manufacturing and product development. As such, as global consumption patterns evolve and water shortages persist, demand for solutions and services will continue to increase.
We hold leading positions in our North American market verticals that have been cultivated by our suite of differentiated solutions and our comprehensive service network. However, despite our leading position in many individual market verticals where we participate, these markets remain very fragmented, and we estimate that our market share was less than 25% in most market verticals in which we participated during 2018.
We serve three primary market verticals: (i) industrial, (ii) commercial and (iii) municipal. Industrial and commercial customers vary in size, scope and the complexity of their water treatment needs and include small manufacturing clients with a single facility, large commercial waterparks and multinational corporations with a significant global footprint. The municipal market consists of potable water and wastewater treatment solutions that are sold to municipalities and private companies operating under a concession agreement to own and operate treatment facilities on behalf of municipalities. We serve each market with a full range of solutions, services, technologies and aftermarket offerings.
Our Growth Strategy
The key elements of our strategy include:
Grow and further penetrate our existing customer base. We believe our strong brands, leading position in highly fragmented markets, scalable and global offerings, leading installed base and unique ability to provide complete treatment solutions will enable us to capture a larger share of our existing customers’ water treatment spend while expanding with existing and new customers into adjacent end‑markets and underpenetrated regions, including by investing in our sales force and cross‑selling to existing customers. Our growth initiatives include both expanding our presence in our core North American market as well as replicating our leading position and strategies into underpenetrated global regions. For example, through innovative technologies such as IONPURE continuous electrodeionization and Defender aquatic regenerative media filtration systems, we have expanded our positions in markets such as Asia and the Middle East.
Through direct and indirect sales efforts, outreach and education, we plan to continue to enhance our relationships and enable further adoption of our products, technologies and solutions by end customers and key influencers, including municipal representatives, engineering firms, designers and other system specifiers. Our performance depends, in part, on our ability to attract, incentivize and retain third party sales representatives that will be able to market and support our products effectively, and competing for sales personnel with established customer relationships intense.
Continued transition of our customers to a higher value‑add service‑based business model. Our goal is to provide reliable water treatment solutions by combining our products and technologies with extensive service and distribution capabilities. We selectively target high value projects with opportunities for recurring business through service, parts and other aftermarket opportunities over the lifecycle of the process or capital equipment. In particular, we have developed internet‑connected monitoring technologies through the deployment of our Water One® service platform, which enables customers to outsource their water treatment systems and focus on their core business, offering customers system optimization, predictive and proactive service, and simplified billing and pricing. Our Water One® platform also enables us to transition our customers to pricing models based on usage, which otherwise would not have been possible without technological advancement. Our future growth depends, in part, on our ability to develop or acquire new products, services and solutions, identify emerging technological trends in our target end markets and maintain the integrity of our information technology systems.
Drive margin expansion and cash flow improvements through continued focus on operational excellence and execution. Effective October 1, 2018, we restructured our business into two operating segments, which we expect to result in cost savings in the range of $15 million to $20 million on an annualized basis once fully implemented. We have separately identified and are pursuing a number of discrete initiatives which, if successful, we expect could result in additional cost savings over the next three years. These initiatives include our ePro and supply chain improvement program to consolidate and manage global spending, our improved logistics and transportation management program, further optimizing our engineering cost structure, and capturing benefits of our Water One® platform. Furthermore, as a result of significant investments we have made in our footprint and facilities, we believe we have capacity to support our planned growth without commensurate increases in fixed costs.
Commercialize and drive adoption of nascent and newly acquired technologies by leveraging our sales channels and application expertise. We offer a full range of services, systems and technologies that we continually develop to meet our customers’ evolving water lifecycle needs. We develop our technologies through in‑house research, development and engineering and targeted tuck‑in, vertical market and geography-expanding, technology‑enhancing acquisitions. We have a reservoir of recently launched technologies and a pipeline of new offerings designed to provide customers with innovative, value‑enhancing solutions. Furthermore, since April 2016, we have successfully completed twelve acquisitions that expand our vertical markets and geographic reach and enhance our technologies, strengthening our existing capabilities and adding new capabilities and cross selling opportunities in areas such as mobile wastewater treatment, soil and air treatment, regenerative media filtration, anodes, UV and ozone disinfection, aerobic and anaerobic biological treatment technologies and electrochemical and electrochlorination cells. We must continue to develop and acquire new products, services and solutions to successfully compete in our markets.
We believe a key differentiator for our technology development program is our strong record of incorporating new technologies into the comprehensive solutions we provide to our customers across our platform. We are able to rapidly scale new technologies using our leading direct and third‑party sales channels and our relationships with key influencers, including municipal representatives, engineering firms, designers and other system specifiers. Through our service network, we have a direct view of our customers’ water needs which allows us to focus on developing and acquiring the most relevant and sought‑after solutions.
We believe our continued investment in driving penetration of our recently launched technologies, robust pipeline of new capabilities and best‑in‑class channels to market will allow us to continue to address our customer needs across the water lifecycle.
Continue to evaluate and pursue accretive tuck‑in acquisitions to add new technologies, attractive geographic regions and end‑markets. As a complement to our organic growth initiatives, we view tuck‑in acquisitions as a key element of our overall growth strategy which will enable us to accelerate our growth in our current addressable market, new geographies and new end market verticals. Our existing customer relationships, channels to market and ability to rapidly commercialize technologies provide a strong platform to drive growth in the businesses we acquire. To capitalize on these opportunities we have built an experienced team dedicated to mergers and acquisitions that has, since April 2016, successfully completed twelve acquisitions that expand our vertical markets and geographic reach and enhance our technologies, which we have typically financed through borrowings under our revolving credit facility and cash on hand. In 2018, we successfully closed four acquisitions: Pure Water Solutions, LLC, which supplements our existing high-purity water treatment business; Pacific Ozone Technology, Inc., which adds a complementary line of ozone disinfection products; ProAct Services Corporation, which expands our capabilities in on-site and mobile water treatment services; and Le Groupe IsH20Top Inc., which strengthens our high-purity water treatment capabilities in Canada. Although we may not continue to identify suitable acquisition targets and implement our growth strategy, we currently have a pipeline which includes more than 60 potential targets, which has been developed proactively by our team as well as informed by our customer base.

Our Business Segments
For the year ended September 30, 2018, we served our customers through three segments: Industrial, Municipal and Products. Due to significant internal cross-over impacting our ability to effectively service customers across markets, the company sought an improved organization structure to better align to the needs of our customers. Effective October 1, 2018, we reorganized our business from a three-segment structure to a two-segment structure designed to better serve the needs of our customers worldwide. Our new structure created a customer-facing service organization, called Integrated Solutions and Services (ISS) and a product technology group, Applied Product Technologies (APT) focused on sales through indirect channels.
Our new structure combines the Municipal services business with our former Industrial segment into a new segment renamed Integrated Solutions and Services. This segment provides fully-integrated systems and service solutions that selectively utilize our comprehensive portfolio of water treatment technologies to satisfy our customers’ unique water needs. The Municipal products businesses were combined with our former Products segment into a new segment renamed Applied Product Technologies. This segment sells equipment, based on our broad technology portfolio, which is used as components in integrated solutions specified by water treatment designers and offered by original equipment manufacturers (“OEMs”), engineering firms, integrators and our own Integrated Solutions and Services segment. The chart below reflects revenue by segment on a two-segment basis for the year ended September 30, 2018:
For additional financial information regarding our reportable segments, see Note 21, “Business Segments,” of Part II, Item 8. Financial Statements and Supplementary Data.

The table below provides an overview of our two segments, including their sales channels and a summary of their key offerings.

Integrated Solutions and Services	Overview
Tailored services and solutions in collaboration with our customers backed by life cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance

	Channel	Direct sales with market vertical focus
Key offerings
Full lifecycle service and solutions for influent, effluent and process water, including on‑demand water, outsourced water, recycle / reuse and emergency response services

Equipment systems for industrial needs: influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse

Municipal services, including odor and corrosion control services

Full‑scale outsourcing of operations and maintenance, including Water One platforms

Applied Product Technologies	Overview	Highly differentiated and scalable range of products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators
	Channel	Primarily indirect sales through independent sales representatives, system integrators, distributors and aftermarket channels
Key Offerings
Filtration and Separation: regenerative media and microsand; self-cleaning filters and intake screens; ultrafiltration for drinking water and other applications; electrodeionization

Disinfection: low and medium pressure ultraviolet (“UV”); ozone; electrochlorination and gas chlorination

Wastewater solutions: ultrafiltration membrane bioreactors; advanced biological treatment; clarifiers, aerators, screens and dewatering; ballasted clarification

Anode and electrochlorination technology

Aquatics technologies and solutions for the global recreational and commercial pool market

Integrated Solutions and Services segment
Our Integrated Solutions and Services segment provides application‑specific solutions and full lifecycle services for critical water applications. We focus on treating industrial process water, utility water and wastewater and providing odor and corrosion control services for municipalities. Industrial process water requires specific purity standards, which are used in making goods in industries such as microelectronics, pharmaceuticals and health sciences and food and beverage, including ingredient water. Industrial utility water is used for critical industrial applications, including as boiler feed and cooling water. Industrial wastewater is effluent water discharged from plants or facilities which is treated before it is returned to the environment or recycled or reused within the water cycle. Our operations across the water cycle are complex and, if conducted improperly, may result in potential costs and liabilities, including as a result of environmental damage. Our comprehensive solutions are comprised of capital systems and related recurring aftermarket services, parts and consumables, along with long‑term and short‑term service contracts and emergency services. Our comprehensive capabilities range from discrete offerings to the provision of highly complex, fully integrated solutions. We are able to leverage our broad range of products and technologies to deliver a tailored solution that best addresses a specific customer’s needs, including a growing portfolio of smart water technologies encompassed in our Water One® platform. Key capital and related aftermarket service and product offerings include filtration, reverse osmosis, ion exchange and continuous deionization. As a result of our speed, capabilities and experience, we serve as a trusted partner to over 25,000 industrial customers, including a substantial majority of Fortune 500 industrial companies. As water is a critical component in many industrial production processes, unavailability of proper water purity, specification or quality can lead to significant constraints, downtime and increased operating costs.
The cost of an installation can range from a few thousand dollars to a few million dollars and typically provides an ongoing service and aftermarket revenue opportunity that itself reaches or exceeds the original project cost. The service and aftermarket sales component is supported by our broad application and process expertise and what we believe to be the largest integrated industrial service network in North America. Our network is comprised of certified technicians and the largest fleet of mobile reverse osmosis and deionization water treatment systems in North America, based on management’s estimate, and enables us to provide a complete range of services spanning from regular maintenance and emergency support to our unique Water One® service platform. Our Water One® service platform is an enhanced model that uniquely combines our water expertise, proactive service, proven technology and data intelligence to continually improve customers’ water operation management. Our remote monitoring capabilities which enable us to optimize our routine service calls through predictive analytics and provide customers a more predictable, cost‑efficient water solution. We offer services which include water on‑demand, mobile solutions and smart water systems that leverage our extensive branch network, technical personnel and technology portfolio.
We partner with our industrial customers through our direct sales and service team, which is organized geographically and by market vertical and is complemented by an inside sales force, field sales engineers and a growing e‑commerce platform. We primarily target four broad categories of customers in our Integrated Solutions and Services segment, principally based on their end markets and primary applications: Light Industries, Heavy Industries, Proact Environmental Solutions and Municipal Services.
Light Industries
Our light industries offerings include our usage‑based, Water One® deionized water service, preventative maintenance service contracts, integrated process and wastewater systems and aftermarket consumables and spare parts. We generally provide light industries services to general manufacturing, light industrial, pharmaceutical, food and beverage, microelectronics and health sciences customers. Light industry companies typically utilize treatment solution applications that handle influent water flows of up to several hundred gallons per minute.
Heavy Industries
Our heavy industries offerings include mobile, rapidly deployable services based on short‑term operating contracts, outsourced water services and accompanying technological support, integrated process and wastewater systems and aftermarket consumables and spare parts. We generally provide heavy industries services to power generation, chemical processing, hydrocarbon processing and mining and pulp and paper customers. Heavy industry companies typically utilize treatment solution applications that handle influent water flows more than several hundred gallons per minute.
ProAct Environment Solutions
Our ProAct environment solutions offerings include activated carbon, wastewater ion exchange, Hydrostatic Water testing, degassing services and groundwater remediation solutions. We generally provide environmental solutions to hydrocarbon processing, chemical processing, food and beverage and municipal water customers.

Municipal Services
Our municipal service offerings include odor and corrosion control and disinfection capabilities, including advanced remote‑monitoring and automated control solutions and multi‑product liquid and vapor phase product combinations for wastewater collection. We also provide municipal service solutions for drinking water treatment and distribution.
Current Year Acquisitions
On July 26, 2018, we completed the acquisition of ProAct Services Corporation (“ProAct”). ProAct is a leading provider of on-site and mobile water treatment services in the United States with facilities in California, Florida, Michigan,

Minnesota, New Jersey, Virginia and Texas. In addition to on-site and mobile water treatment services, ProAct’s offerings include soil and air treatment solutions. ProAct has developed strong market positions in the United States in coal ash pond water treatment, hydrostatic water treatment and tank degassing. ProAct’s business was combined with our environmental services operations within our Integrated Solutions and Services segment, offering services that support end markets in both our Heavy Industries and Environmental Solutions divisions.
In addition to our acquisition of ProAct, we acquired substantially all the assets of Pure Water Solutions, LLC and Le Groupe IsH20Top Inc. in 2018, both of which fall within our Integrated Solutions and Services segment and expand our high-purity water treatment capabilities within key geographies.
Applied Product Technologies segment
Our Applied Product Technologies segment sells differentiated technologies to a diverse set of water treatment system specifiers, integrators and end users globally. Our offerings are highlighted by our filtration and disinfection, electrodeionization and electrochlorination technologies, waste water treatment, separation technologies and anodes offerings. Our filtration and disinfection offerings include our Defender line of products, which is a regenerative media filtration leader in the commercial aquatics market, along with various UV and ozone disinfection products. Our IONPURE electrodeionization solutions allow customers to achieve ultrahigh purity water without the use of chemicals in the treatment process. Our electrochlorination products provide extensive water treatment solutions for the maritime, oil and gas and power markets. We also have extensive capabilities in anode technologies, cathodic protection, solid and liquid separation technologies and various aftermarket parts, consumables and accessories. Our portfolio of solutions includes ultrafiltration systems, advanced biological treatment, clarifiers, aerators, equipment for new municipal plant builds and retrofit, rehabilitation and aftermarket parts and services for our extensive installed base. All of our offerings are highly scalable and designed to meet current and future water treatment needs, with a focus on generating repeat business from our customers. We generally service the equipment we provide our customers; however, their failure to properly use, safeguard or maintain their equipment or product defects or unanticipated use of our products could result in liability to us.
Our portfolio of technologies and products are sold either as discrete offerings or as components of broader solutions through our Integrated Solutions and Services segment. Our Applied Product Technologies segment also sells externally to a customer base comprised of globally located OEMs, integrators, regional distributors and engineering firms and various other end users that we reach through multiple established sales and aftermarket channels. We target customers in our Applied Product Technologies segment principally based on their end markets and primary application: Advanced Filtration, Wastewater Treatment, Aquatics, Electrochlorination and materials and Disinfection.

We maintain a comprehensive municipal representative network that broadly covers the U.S., providing us with a differentiated ability to influence specifications and the basis of design for new treatment facilities. We have provided solutions across a large municipal installed base with capacities ranging from 25,000 gallons per day to over 100 million gallons per day. We also maintain relationships with engineering firms, operators and other key influencers through our direct technical sales force to drive adoption of our offerings. We also have indirect and direct relationships in EMEA, Asia Pacific and Latin America to service the core applications and support our Applied Product Technologies portfolio.

Our portfolio of products and solution technologies, both acquired as well as those originally developed for municipal wastewater applications, has also experienced increased demand for industrial wastewater and recycle and reuse opportunities.

Advanced Filtration and Separation
Our products separate both dissolved and suspended solids from liquids in a variety of slurries, for either disposal or reuse. We generally provide separation technology products and solutions to power, mining, microelectronics, solar, heavy and light industrial and municipal customers. Our process and drinking water products include ultrafiltration, microelectronic processing technologies and desalination solutions. We generally provide these products to municipal, power, microelectronic processing, solar, hydrocarbon and chemical processing and pharmaceutical customers. Our electrodeionization technology has primary applications in high purity process water for use in pharmaceutical, laboratory and microelectronic processing plants and the removal of dissolved salts from seawater, brackish water and municipal wastewater. Our MEMCOR membrane technology offerings include CPII membrane systems, membrane bioreactor systems and XP and XP‑E technologies. These include custom solutions built from standard components, modular designs for flexibility and fast installation and membrane modules for aftermarket replacement. We generally provide MEMCOR solutions to municipal drinking water treatment facilities, municipal and industrial wastewater treatment facilities and industrial utility and process water facilities.
Wastewater Treatment
Our wastewater treatment offerings include advanced biological treatment, clarification, filtration, nutrient removal, odor and corrosion control, biosolid and field‑erected biological wastewater treatment plant solutions. We generally provide wastewater treatment solutions to both municipal and industrial wastewater treatment facilities. We provide aftermarket and retrofit solutions to our extensive installed base.
Aquatics
Our aquatics offerings include a wide range of filtration equipment (regenerative media filters, and high rate sand filters), analyzers, controllers and related accessories. We sell to commercial aquatics designers and end users worldwide through applications including filtration of municipal and recreational pools and leisure facilities, fountains and water features and recreational water and waterparks.
Disinfection
Our disinfection products include a wide range chemical and non-chemical disinfection technologies including onsite hypochlorite generation, UV, and ozone disinfection systems. We sell our portfolio to municipal drinking water, industrial and light manufacturing and commercial customers worldwide. Primary applications include disinfection of municipal and recreational pools and leisure facilities, and disinfection and water chemistry measurement and control for municipal drinking water, as well as pre‑treatment and purification systems where ultrapure water polishing is required.
Electrochlorination and Materials
Our electrochlorination products are used with seawater for on‑site sodium hypochlorite generating systems for maritime, oil and gas, power and military customers. Our maritime growth prevention systems are used on military and commercial ships and in offshore oil and gas applications. We produce custom‑designed, state‑of‑the‑art mixed‑metal oxide anodes, provide recoating and repair services to our external customers and supply the anodes used across our own internal processing capabilities. We provide anode products and solutions to mining, chemical processing, light industrial and microelectronics customers for primary applications including biotechnology, water treatment, cathodic protection, seawater electrolysis, metal finishing and electroplating and swimming pool chlorination.
Customers
We serve three primary market verticals: (i) industrial, (ii) commercial and (iii) municipal. Industrial and commercial customers vary in size, scope and the complexity of their water treatment needs and include small manufacturing clients with a single facility, large commercial waterparks and multinational corporations with a significant global footprint. The municipal market consists of potable water and wastewater treatment solutions that are sold to municipalities and private companies operating under a concession agreement to own and operate a treatment facility on behalf of a municipality. We serve each market with a full range of solutions, services, technologies and aftermarket offerings.
The industrial market is comprised of direct end market distribution channels. The commercial market includes a variety of routes to market including direct and third-party channel relationships. The municipal market is comprised of a wide range of drinking and wastewater treatment facilities.
Our customers span a diverse range of industries and include many of the largest U.S. companies in each of the pharmaceutical, hydrocarbon processing, power, chemical and food and beverage industries as well as U.S. wastewater sites and global drinking water treatment sites. We also have customers in the health science, microelectronics, drinking water, wastewater, general manufacturing, commercial aquatics, maritime and other industries. We provide products, services and solutions to federal, state and local government customers both directly and indirectly as a supplier to general contractors. During the year ended September 30, 2018, no single customer accounted for more than 2.5% of our revenues, and our top ten customers accounted for approximately 8% of our revenues.
We provide products, services and solutions to federal, state and local government customers both directly and indirectly as a supplier to general contractors. Many of our government contracts contain a termination for convenience clause, regardless of whether we are the prime contractor or a subcontractor. Upon a termination for convenience, we are generally able to recover the purchase price for delivered items and reimbursement of allowable work in process costs. See also Item 1A, “Risk Factors,” included on this Annual Report Form 10-K. In the industrial market we served over 25,000 customers as of September 30, 2018, including a substantial majority of the industrial companies within the Fortune 500. In the municipal market, we had equipment installed in over 40% of the U.S. municipal wastewater sites as of September 30, 2018.
Suppliers
We maintain a cost‑effective, diversified procurement program through strong relationships with strategic suppliers across key inputs. We have implemented ePro, our supply chain excellence initiative that centralizes and standardizes purchasing across the organization. The top materials in our supply chain include metal, calcium nitrate, membranes and ion exchange resin. Further, we seek to insource certain products that align with our existing core competencies, including our manufacturing capabilities, and further enable us to provide our customers with a complete lifecycle solution. We seek sources of supply from multiple suppliers and often from multiple geographies, and we believe that our supply chain is well positioned to remain stable and cost‑effective. See also Item 1A, “Risk Factors,” included on this Annual Report Form 10-K.
Seasonality
Our business may exhibit seasonality resulting from our customers’ increasing demand for our products and services during the spring and summer months as compared to the fall and winter months. For example, we experience increased demand for our odor control product lines and services in the warmer months which, together with other factors, typically results in improved performance in the second half of our fiscal year. Inclement weather, such as hurricanes, droughts and floods, can also drive increased demand for our products and services. As a result, our results from operations may vary from period to period.
Sales and Marketing
Our sales organization is positioned across our segments to drive top‑line growth and increase market share for our Company. Our network includes third‑party representatives, internal general managers, sales directors, sales engineers, third‑party distributors and other personnel who support our day‑to‑day sales and marketing operations.
Integrated Solutions and Services segment
We market our offerings through our direct sales and service team, which is organized geographically and by end market and is complemented by an inside sales force, field sales engineers and a growing e‑commerce platform. Our Integrated Solutions and Services segment sales organization focuses on direct sales with a market‑vertical focus across geographic, strategic and e‑commerce channels to market. As of September 30, 2018, our Integrated Solutions and Services segment services network included approximately 600 field service and 150 engineering employees, and over 90% of our customers are within two hours’ travel of one of our branches.
Applied Product Technologies segment
We maintain a comprehensive municipal representative network in the United States, providing us with a unique ability to influence specifications and the basis of design for new treatment facilities. We also maintain relationships with engineering firms, operators and other key influencers through our direct technical sales force to drive adoption of our offerings. As of September 30, 2018, our Applied Product Technology sales organization consisted of a network of over 80 independent manufacturing representative companies, supported by our approximately 100 field service technicians and approximately 80 sales personnel, organized across wastewater treatment and MEMCOR structures globally. Our Applied Product Technologies segment customer base includes water treatment designers, OEMs, engineering firms, integrators and our own Integrated Solutions and Services segment. Our Applied Product Technologies segment sales organization consists of five direct and indirect sales and aftermarket channels: (i) our direct and third‑party aquatics and disinfection sales representatives target commercial aquatics, municipal and industrial water treatment in Americas, Europe, Middle East and Africa and Asia Pacific geographies, (ii) our process and drinking water sales channels work with non‑exclusive OEMs and with our Integrated Solutions and Services segment to build small, “skidded” solutions for global industrial customers, to get our modular solutions specified into larger units and projects, (iii) our electrochlorination sales managers typically work with representatives of ship builders, shipyards, ship owners, service providers and manufacturers to have our products, services and solutions specified into commercial and military ships and offshore oil and gas rigs, (iv) our separation technology channel managers and sales representatives work with a large network of third‑party manufacturers’ representatives that are exclusive to specific territories or industries and leverage direct sales in industries not covered by third‑party representatives and (v) our direct sales force sell our anodes into Americas, Europe and China geographies, and opportunistically cross‑sell electrocatalytic products to our anode customers. As of September 30, 2018, we had active relationships with more than 200 OEM partnerships and managed over 250 channel partners.
Research, Development and Engineering
We utilize a disciplined, stage‑gate process-consisting of development, field test, commercialization, supply chain and sourcing decisions-to identify and develop new technologies to commercialize, focus our efforts on and engage early with supply‑chain management to promote profitability. We focus on tuck‑in acquisitions as additional resources for new product innovation and development.
Our global research, development and engineering footprint includes six facilities located in the United States, the Netherlands, Germany, Singapore and Australia, staffed with managers, scientists, researchers, engineers and technicians, along with partnerships spanning leading universities research centers and other outside agencies. We spent approximately $15.9 million during the year ended September 30, 2018 on research, development and engineering, primarily related to employee costs.
Information Technology
Our information technology systems consist of enterprise management, e‑commerce, customer relationship and field service management, customer quoting and billing, environmental compliance, business and operational support, procurement and sales force management systems. We utilize an e‑commerce platform that makes our products available to customers at all times, and we provide our e‑commerce customers with both general and customer‑specific portals, which provide customized pricing for strategic customer accounts. Further, in connection with our ePro initiative, we have adopted SAP Ariba to assist in automating and centralizing our procurement process. In 2018, we started implementing the S4 HANA SAP platform across certain of our acquired businesses. It is our intention to build this platform to support all of our core businesses and transition from our current ECC 6.0 SAP platform. We update and build our information technology infrastructure through further investments focused on cost efficiencies, reliability, functionality and scalability.
Intellectual Property
Our intellectual property and proprietary rights are important to our business. We currently have over 1,250 granted or pending patents. We undertake to strategically and proactively develop our intellectual property portfolio by pursuing patent protection, obtaining copyrights and registering our trademarks in the United States and in foreign countries. We currently rely primarily on patent, trademark, copyright and trade secret laws, and control access to our intellectual property through license agreements, confidentiality procedures, non‑disclosure agreements with third parties, employment agreements and other contractual rights, to protect our intellectual property rights.

Competition
Our industry is highly fragmented, and includes a number of regional and niche‑offering focused competitors. Competition is largely based on product performance, reliability and innovativeness of products, services and solutions, application expertise and process knowledge, brand reputation, energy and water efficiency, product compliance with regulatory and environmental requirements, product lifecycle cost, scalability, timeliness of delivery, proximity of service centers to our customers, effectiveness of our distribution channels and price. Within each of our segments and the various businesses that comprise them, we compete with a fragmented range of companies, but do not have any individually key competitors.
Backlog
Backlog represents the total amount of revenue we expect to receive as a result of contracts and orders awarded to us. However, because many of our contracts and orders are subject to reduction, cancellation or termination at the option of our customer, backlog is not an indication of our future performance. As of September 30, 2018, our backlog was approximately $607.4 million, which includes service, aftermarket and capital projects. Upon adoption of ASU 606, Revenue from Contracts with Customers, during the first quarter of 2019 we will be disclosing backlog solely based on the expected future revenue for unfulfilled and remaining performance obligations for capital projects where neither Evoqua nor the customer can terminate the contract without penalty.
Employees
As of September 30, 2018, we had approximately 4,000 employees. Of these employees, approximately 56% were full‑time salaried level staff and the remaining employees consisted of a mix of full‑time and part‑time hourly workers. Approximately 74% of our employees work in our U.S. operations and approximately 26% work in foreign operations. None of our facilities in the United States or Canada are covered by collective bargaining agreements. As is common in Germany and the Netherlands, our employee populations there are represented by works councils. We are not involved in any material disputes with our employees and believe that relations with our employees and, to the extent applicable, with our organized labor unions, are good.
Insurance
We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, special accident, property, business interruption, cargo, workers’ compensation, automobile, general liability, environmental, umbrella and excess liability insurance.
All of our insurance policies are with third‑party carriers and syndicates with financial ratings of an A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business. The continued availability of appropriate insurance policies on commercially reasonable terms is important to our ability to operate our business and to maintain our reputation. See Item 1A, “Risk Factors,” included in this Annual Report on Form 10-K.
Government Regulation
We are subject to extensive and varied laws and regulations in the jurisdictions in which we operate, including those relating to anti‑corruption and trade, data security and privacy, employment, workplace safety, public health and safety, product safety, intellectual property, transportation, zoning and fire codes. We operate our business in accordance with standards and procedures designed to comply with applicable laws and regulations.
In particular, our international operations subject us to laws and regulations related to anti-corruption and trade, including those related to export and import compliance, anti-trust, anti-bribery and money laundering. Our policies mandate compliance with these laws and regulations, and we have established policies and procedures designed to assist us and our personnel in compliance with applicable United States and international laws and regulations. However, any violation of such laws, regulations or policies could result in substantial fines, sanctions, civil and/or criminal penalties, imprisonment, disgorgement of profits, debarment from government contracts and curtailment of operations in certain jurisdictions, and might materially adversely affect our business, financial condition, results of operations or prospects. See Item 1A, “Risk Factors-Failure to comply with applicable anti-corruption and trade laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act, could result in fines and criminal penalties, causing a material adverse effect on our business, financial condition, results of operations or prospects,” included in this Annual Report on Form 10-K.
In certain countries where we operate, our employees are represented by a works council, as required by local law. In such countries, we are required to consult and seek the consent or advice of these works councils in connection with certain corporate decisions, such as a major restructuring, a change of control or changes to local management. Certain other decisions that directly involve employment matters applicable either to all employees or certain groups of employees may also require works council approval. Further, certain of our international operations offer employees defined benefit plans in compliance with applicable local legal provisions requiring payments of, among other things, mandatory pension payments or allocations for severance pay. None of our U.S. or Canadian employees are represented by unions or works councils, and our U.S. and Canadian operations do not maintain defined-benefit plans.
In addition, there are numerous U.S. federal, state and local laws and regulations and foreign laws and regulations regarding data security, privacy and the collection, sharing, use, processing, disclosure and protection of personal information and other user data, the scope of which is changing, subject to differing interpretations, and may be inconsistent among different jurisdictions. If our efforts to protect the security of information about our customers, suppliers and employees are unsuccessful, a significant data security breach may result in costly government enforcement actions, private litigation and negative publicity resulting in reputation or brand damage with customers, and our business, financial condition, results of operations or prospects could suffer. See Item 1A, “Risk Factors-If we experience a significant data security breach or fail to detect and appropriately respond to a significant data security breach, our business and reputation could suffer,” included in this Annual Report on Form 10-K. Further, governments are continuing to focus on privacy and data security and it is possible that new privacy or data security laws will be passed or existing laws will be amended in a way that is material to our business.
Environmental Matters
The geographic breadth of our facilities and the nature of our operations subject us to extensive environmental, health and safety laws and regulations in jurisdictions throughout the world. Such laws and regulations relate to, among other things, emissions to air, the treatment and discharge of drinking water and wastewater, the discharge of hazardous materials into the environment, the handling, storage, use, transport, treatment and disposal of hazardous materials and solid, hazardous and other wastes, product safety and workplace health and safety. These laws and regulations impose a variety of requirements and restrictions on our operations and the products we distribute. The failure by us to comply with these laws and regulations could result in fines, penalties, enforcement actions, third‑party claims, damage to property or natural resources and personal injury claims, requirements to investigate or cleanup property or to pay for the costs of investigation or cleanup or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment, remedial actions or the pulling of products from the market, and could negatively impact our reputation with customers. We are not aware of any pending environmental compliance or remediation matters that, in the opinion of management, are reasonably likely to have a material effect on our business, financial condition, results of operations or prospects. However, environmental, health and safety laws and regulations applicable to our business, the products we distribute, the services we provide and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or prospects. Should environmental, health and safety laws and regulations, or their interpretation or enforcement, become more stringent, our costs could increase and significant capital expenditures or operational restrictions could be required, which may have an adverse effect on our business, financial condition, results of operations or prospects. However, such increased stringency could also increase demand for our products, services and solutions, which assist various industries and municipalities in meeting environmental and safety requirements for the treatment and discharge of drinking water and wastewater. In addition, increased public awareness of the presence and human health impacts of man‑made chemicals and naturally occurring contaminants in drinking water may increase demand for our municipal service offerings. Correspondingly, if stringent laws or regulations are delayed or are not enacted, or repealed or amended to be less stringent, or enacted with prolonged phase‑in periods, or not enforced, then demand for our products and services may also be reduced.

The nature of our operations, which involve the handling, storage, use, transport, treatment and disposal of hazardous materials and solid, hazardous and other wastes, exposes us to the risk of liability and claims associated with contamination at our current and former facilities or sites where we have disposed of or arranged for the disposal of waste, or with the impact of our products and services on human health and safety and the environment. Laws and regulations with respect to the investigation and remediation of contaminated sites can impose joint and several liability for releases or threatened releases of hazardous materials upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. We have been subject to claims and remediation obligations, including having been named as a potentially responsible party, in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and similar state and foreign laws, regulations and statutes, and may be named a potentially responsible party in other similar proceedings in the future. Unforeseen expenditures or liabilities may arise in connection with such matters.
Available Information
We are subject to the informational requirements of the Exchange Act, and in accordance therewith, we file reports, proxy and information statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available through the “Investors” section of our website at www.evoqua.com. Reports are available free of charge as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. The information contained on our website is not incorporated by reference into this Annual Report on Form 10-K.
In addition to our website, you may read our reports, proxy and information statements, and other information that we file electronically with the SEC at www.sec.gov.

Part II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with Item 6, “Selected Financial and Operating Data” and Item 8, “Financial Statements and Supplementary Data,” of this Annual Report on Form 10-K. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” and in Item 1A, “Risk Factors” in this Annual Report on Form 10-K. Unless otherwise indicated or the context otherwise requires, all references to the “Company,” “Evoqua,” “Evoqua Water Technologies Corp.,” “EWT Holdings I Corp,” “we,” “us,” “our” and similar terms refer to Evoqua Water Technologies Corp., together with its consolidated subsidiaries. Unless otherwise specified, all dollar amounts in this section are referred to in millions. Our fiscal year ends on September 30 of each year and references in this section to a year refer to our fiscal year. As such, references to: 2018 relates to the fiscal year ended September 30, 2018, 2017 relates to the fiscal year ended September 30, 2017 and 2016 relates to the fiscal year ended September 30, 2016.
Overview and Background
We are a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support our customers’ full water lifecycle needs. With over 200,000 installations worldwide, we hold leading positions in the industrial, commercial and municipal water treatment markets in North America. We offer a comprehensive portfolio of differentiated, proprietary technology solutions sold under a number of market‑leading and well‑established brands. We deliver and maintain these mission critical solutions through the largest service network in North America, assuring our customers continuous uptime with 87 branches as of September 30, 2018. We have an extensive service and support network, and as a result, a certified Evoqua Service Technician is no more than a two‑hour drive from more than 90% of our customers’ sites. We believe that the customer intimacy created through our service network is a significant competitive advantage.
Our solutions are designed to ensure that our customers have access to an uninterrupted quantity and level of quality of water that meets their unique product, process and recycle or reuse specifications. We enable our customers to achieve lower costs through greater uptime, throughput and efficiency in their operations and support their regulatory compliance and environmental sustainability. We have worked to protect water, the environment and our employees for over 100 years. As a result, we have earned a reputation for quality, safety and reliability and are sought out by our customers to solve the full range of their water treatment needs, and maintaining our reputation is critical to the success of our business.
Our vision “to be the world’s first choice for water solutions” and our values of “integrity, customers and performance” foster a corporate culture that is focused on establishing a workforce that is enabled, empowered and accountable, which creates a highly entrepreneurial and dynamic work environment. Our purpose is “Transforming water. Enriching life.” We draw from a long legacy of water treatment innovations and industry firsts, supported by more than 1,250 granted or pending patents, which in aggregate are imperative to our business. Our core technologies are primarily focused on removing impurities from water, rather than neutralizing them through the addition of chemicals, and we are able to achieve purification levels which are 1,000 times greater than typical drinking water.
Business Segments
For the year ended September 30, 2018, we served our customers through three segments: Industrial, Municipal and Products. Effective October 1, 2018, we reorganized our business from a three-segment structure to a two-segment structure. Our new structure combines the Municipal services business with our existing Industrial segment into a new segment renamed Integrated Solutions and Services, a group entirely focused on engaging directly with end users. The Municipal products businesses were combined with our existing Product segment into a new segment renamed Applied

Product Technologies. This segment is focused on developing product platforms to be sold primarily through third party channels. Our segments all draw from the same reservoir of leading technologies, shared manufacturing infrastructure, common business processes and corporate philosophies. The key factors used to identify our reportable segments are the organization and alignment of our internal operations, the nature of the products and services and customer type.

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Within the Integrated Solutions and Services segment, we primarily provide tailored solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water (formerly known as build-own-operated), recycle and reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance.

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Within the Applied Product Technologies segment, we provide a highly differentiated and scalable range of products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators.

We evaluate our business segments’ operating results based on income from operations and net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization (“EBITDA”) on a segment basis. Corporate activities include general corporate expenses, elimination of intersegment transactions, interest income and expense and other unallocated charges, which have not been allocated to business segments. As such, the segment results provided herein may not be comparable to other companies. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. Adjusted EBITDA of the reportable segments does not include certain unallocated charges that are presented within Corporate activities. These unallocated charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
For the years ended September 30, 2018, 2017 and 2016, our segments accounted for the following percentage of our revenues:

	2018	2017	2016
Integrated Solutions and Services segment	62.4%	59.7%	61.9%
Applied Product Technologies segment	37.6%	40.3%	38.1%
Organic Growth Drivers
Market Growth
We maintain a leading position among customers in growing industries that utilize water as a critical part of their operations or production processes, including pharmaceuticals and health sciences, microelectronics, food and beverage, hydrocarbon and chemical processing, power, general manufacturing, municipal drinking and wastewater, marine and aquatics. Water treatment is an essential, non‑discretionary market that is growing in importance as access to clean water has become an international priority. Underpinning this growth are a number of global, long‑term trends that have resulted in increasingly stringent effluent regulations, along with a growing demand for cleaner and sustainable waste streams for reuse. These trends include the growing global population, increasing levels of urbanization and continued global economic growth, and we have seen these trends manifest themselves within our various end markets creating multiple avenues of growth. For example, within the industrial market, water is an integral and meaningful component in the production of a wide‑range of goods spanning from consumer electronics to automobiles.
Our Existing Customer Base
We believe our strong brands, leading position in highly fragmented markets, scalable and global offerings, leading installed base and unique ability to provide complete treatment solutions will enable us to capture a larger share of our existing customers’ water treatment spend while expanding with existing and new customers into adjacent end‑markets and underpenetrated regions, including by investing in our sales force and cross‑selling to existing customers. We believe we are uniquely positioned to further penetrate our core markets, with over 200,000 installations across over 38,000 global customers. We maintain a customer‑intimate business model with strong brand value and provide solutions‑focused offerings capable of serving a customer’s full lifecycle water treatment needs, both in current and new geographic regions.
Our Service Model
We selectively target high value projects with opportunities for recurring business through service, parts and other aftermarket opportunities over the lifecycle of the process or capital equipment. In particular, we have developed internet‑connected monitoring technologies through the deployment of our Water One® service platform, which enables customers to outsource their water treatment systems and focus on their core business, offering customers system optimization, predictive and proactive service, and simplified billing and pricing. Our Water One® platform also enables us to transition our customers to pricing models based on usage, which otherwise would not have been possible without technological advancement. Our technology solutions provide customers with increased stability and predictability in water‑related costs, while enabling us to optimize our service route network and on demand offerings through predictive analytics, which we believe will result in market share gains, improved service levels, increased barriers to entry and reduced costs.
Product and Technology Development
We develop our technologies through in‑house research, development and engineering and targeted tuck‑in, vertical market and geography‑expanding, technology-enhancing acquistions. We have a reservoir of recently launched technologies and a strong pipeline of new offerings designed to provide customers with innovative, value‑enhancing solutions. Furthermore, since April 2016, we have successfully completed twelve acquisitions that expand our vertical markets and geographic reach and enhance our technologies, strengthening our existing capabilities and adding new capabilities and cross selling opportunities in areas such as mobile wastewater treatment, soil and air treatment, regenerative media filtration, anodes, UV and ozone disinfection, aerobic and anaerobic biological treatment technologies and electrochemical and electrochlorination cells. We are able to rapidly scale new technologies using our leading direct and third‑party sales channels and our relationships with key influencers, including municipal representatives, engineering firms, designers and other system specifiers. We believe our continued investment in driving penetration of our recently launched technologies, robust pipeline of new capabilities and best‑in‑class channels to market will allow us to continue to address our customer needs across the water lifecycle.
Operational Excellence
We believe that continuous improvement of our operations, processes and organizational structure is a key driver of our earnings growth. Effective October 1, 2018, we restructured our business into two operating segments, which we expect to result in cost savings in the range of $15 million to $20 million on an annualized basis once fully implemented. We have separately identified and are pursuing a number of discrete initiatives which, if successful, we expect could result in additional cost savings over the next three years. These initiatives include our ePro and supply chain improvement program to consolidate and manage global spending, our improved logistics and transportation management program, further optimizing our engineering cost structure, and capturing benefits of our Water One® platform. These improvements focus on creating value for customers through reduced leadtimes, improved quality and superior customer support, while also creating value for shareholders through enhanced earnings growth. Furthermore, as a result of significant investments we have made in our footprint and facilities, we believe we have capacity to support our planned growth without commensurate increase in fixed costs. Higher than expected inflation and commodity costs created margin challenges this year, causing short term offsets to the operational excellence initiatives.
Acquisitions

We believe that capex-like, tuck‑in acquisitions present a key opportunity within our overall growth strategy, which we will continue to evaluate strategically. These strategic acquisitions will enable us to accelerate our growth by extending the critical mass in existing markets as well as expand in new geographies and new end market verticals. Our existing customer relationships, best‑in‑class channels to market and ability to rapidly commercialize technologies provide a strong platform to drive rapid growth in the businesses we acquire. To capitalize on these opportunities, we have built an experienced team dedicated to mergers and acquisitions that has, since April 2016, successfully completed twelve acquisitions that expand our vertical markets and geographic reach and enhance our technologies, with purchase prices ranging from approximately $2.0 million to approximately $283.7 million, and pre‑acquisition revenues ranging from approximately $3.1 million to approximately $55.7 million.
During the year ended September 30, 2018, we acquired substantially all of the assets of Le Groupe IsH20Top Inc. (“Isotope”) and Pure Water Solutions, LLC (“Pure Water”) and all of the issued and outstanding equity securities of ProAct Services Corporation (“ProAct”) and Pacific Ozone Technology, Inc. (“Pacific Ozone”). See Note 3, “Acquisitions and Divestitures,” in Item 8 in this Annual Report on Form 10-K for a complete discussion of these acquisitions. During the year ended September 30, 2017, we acquired all of the issued and outstanding equity securities of Olson Irrigation Systems (“Olson”) and ADI Systems North America Inc., Geomembrane Technologies Inc. and Lange Containment Systems, Inc. (collectively, “ADI”) from ADI Group Inc., and substantially all of the assets of Noble Water Technologies, Inc. (“Noble”) and Environmental Treatment Systems Inc. (“ETS”). During the year ended September 30, 2016, we acquired all of the issued and outstanding equity securities of Delta Ultraviolet Corporation (“Delta UV”), Neptune-Benson and Magneto Special Anodes B.V. (“Magneto”), and substantially all of the assets of Valve and Filtration Systems, Ltd. (“VAF”).
We will continue to actively evaluate acquisition opportunities that are consistent with our business strategy. We maintain a robust pipeline of potential acquisition targets, developed by our management team as well as various outside industry experts and consultants.
Key Factors and Trends Affecting Our Business and Financial Statements
Various trends and other factors affect or have affected our operating results, including:
Overall economic trends. The overall economic environment and related changes in industrial, commercial and municipal spending impact our business. In general, positive conditions in the broader economy promote industrial, commercial and municipal customer spending, while economic weakness results in a reduction of new industrial, commercial and municipal project activity. Macroeconomic factors that can affect customer spending patterns, and thereby our results of operations, include population growth, total water consumption, municipal budgets, employment rates, business conditions, the availability of credit or capital, interest rates, tax rates, imposition of tariffs and regulatory changes. Since the businesses of our customers vary in cyclicality, periodic downturns in any specific sector typically have modest impacts on our overall business.
Changes in costs and availability. We have significant exposures to certain commodities, including steel, caustic, carbon, calcium nitrate and iridium, and volatility in the market price and availability of these commodity input materials has a direct impact on our costs and our business. For example, the U.S. government and other governments have recently imposed greater restrictions on international trade, including tariffs and/or other trade restraints on certain materials. These restrictions, particularly those related to China, could increase the cost of our products and restrict availability of certain commodities, which may result in delays in our execution of projects. There can be no assurance that we will be able to recuperate these higher costs from our customers through product price increases. If we are unable to manage commodity fluctuations through pricing actions, cost savings projects and sourcing decisions as well as through consistent productivity improvements, it may adversely impact our gross profit and gross margin. Further, additional potential acquisitions and international expansion will place increased demands on our operational, managerial, administrative and other resources. Managing our growth effectively will require us to continue to enhance our management systems, financial and management controls and information systems. We will also be required to hire, train and retain operational and sales personnel, which affects our operating margins.
Inflation and deflation trends. Our financial results can be expected to be directly impacted by substantial increases in costs due to commodity cost increases or general inflation which could lead to a reduction in our revenues as well as greater margin pressure as increased costs may not be able to be passed on to customers. Higher than expected inflation and commodity costs created margin challenges in 2018.
Fluctuation in quarterly results. Our quarterly results have historically varied depending upon a variety of factors, including funding, readiness of projects, regulatory approvals and significant weather events. In addition, our contracts for large capital water treatment projects, systems and solutions for industrial, commercial and municipal applications are generally fixed‑price contracts with milestone billings. As a result of these factors, our working capital requirements and demands on our distribution and delivery network may fluctuate during the year.
New products and technologies. Our ability to maintain our appeal to existing customers and attract new customers depends on our ability to originate, develop and offer a compelling array of products, services and solutions responsive to evolving customer innovations, preferences and specifications. We expect that increased use of water in industrial and commercial processes will drive increased customer demand in the future, and our ability to grow will depend in part on effectively responding to innovation in our customers’ processes and systems. Further, our ability to provide products that comply with evolving government regulations will also be a driver of the appeal of our products, services and solutions to industrial and commercial customers.
Government policies. Decaying water systems in the United States (“U.S.”) will require critical drinking water and wastewater repairs, often led by municipal governments. Further, as U.S. states increase regulation on existing and emerging contaminants, we expect that our customers will increasingly require sustainable solutions to their water‑related needs. In general, increased infrastructure investment and more stringent municipal, state and federal regulations promote increased spending on our products, services and solutions, while a slowdown in investment in public infrastructure or the elimination of key environmental regulations could result in lower industrial and municipal spending on water systems and products.
Availability of water. In general, we expect demand for our products and services to increase as the availability of clean water from public sources decreases. Secular trends that will drive demand for water across a multitude of industrial, commercial and municipal applications include global population growth, urbanization, industrialization and overall economic growth. In addition, the supply of clean water could be adversely impacted by factors including an aging water infrastructure within North America and increased levels of water stress from seasonal rainfall, inadequate water storage options or treatment technologies. Because water is a critical component and byproduct of many processes, including in manufacturing and product development, we expect that, as global consumption patterns evolve and water shortages persist, demand for our equipment and services will continue to increase.
Operational investment. Our historical operating results reflect the impact of our ongoing investments to support our growth. We have made significant investments in our business that we believe have laid the foundation for continued profitable growth. Activities related to operational investments include employee training and development, integrating acquired businesses, implementing enhanced information systems, research, development and engineering investments and other activities to enable us to support our operating model.
Our ability to source and distribute products effectively. Our revenues are affected by our ability to purchase our inputs in sufficient quantities at competitive prices. While we believe our suppliers have adequate capacity to meet our current and anticipated demand, our level of revenues could be adversely affected in the event of constraints in our supply chain, including the inability of our suppliers to produce sufficient quantities of raw materials in a manner that is able to match demand from our customers.
Contractual relationships with customers. Due to our large installed base and the nature of our contractual relationships with our customers, we have high visibility into a large portion of our revenue. The one‑ to twenty‑year terms of many of our service contracts and the regular delivery and replacement of many of our products help to insulate us from the negative impact of any economic decline.
Exchange rates. The reporting currency for our Consolidated Financial Statements is the U.S. dollar. We operate in numerous countries around the world and therefore, certain of our assets, liabilities, revenues and expenses are denominated in functional currencies other than the U.S. dollar, primarily in the euro, U.K. sterling, Chinese renminbi, Canadian dollar, Australian dollar and Singapore dollar. To prepare our Consolidated Financial Statements we must translate those assets, liabilities, revenues and expenses into U.S. dollars at the applicable exchange rate. As a result, increases or decreases in the value of the U.S. dollar against these other currencies will affect the amount of these items recorded in our Consolidated Financial Statements, even if their value has not changed in the functional currency. While we believe we are not susceptible to any material impact on our results of operations caused by fluctuations in exchange rates because our operations are primarily conducted in the U.S., if we expand our foreign operations in the future, substantial increases or decreases in the value of the U.S. dollar relative to these other currencies could have a significant impact on our results of operations.
Public company costs. As a result of our initial public offering (“IPO”), we now incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes‑Oxley Act as well as other rules implemented by the SEC and the NYSE. Our financial statements following our IPO reflect the impact of these expenses. In addition, the one‑time grant of stock‑settled restricted stock unit awards made in connection with the IPO to certain members of management resulted in increased non‑cash share‑based compensation expense, which will be incremental to our ongoing stock‑based compensation expense. This stock‑based compensation expense was expensed beginning in the first fiscal quarter of fiscal 2018 and will continue over the following eight fiscal quarters.
Debt refinancings. On December 20, 2017, certain subsidiaries of the Company entered into Amendment No. 5 (the “Fifth Amendment”), among EWT III, as the borrower, certain other subsidiaries of the Company, and Credit Suisse AG, as administrative agent and collateral agent, relating to the First Lien Credit Agreement. Proceeds of the Fifth Amendment were used to refinance approximately $796.6 million of the then-existing term loans.
In connection with the closing of the ProAct acquisition on July 26, 2018, EWT III entered into Amendment No. 6 (the “Sixth Amendment”) to the First Lien Credit Agreement. Pursuant to the Sixth Amendment, among other things, EWT III borrowed an additional $150.0 million in incremental term loans, and all of the revolving credit lenders whose revolving credit loans were scheduled to mature on January 15, 2019 agreed to convert 100% of their commitments into revolving credit loans that will mature on December 20, 2022. Principal and interest under the term loans outstanding under the First Lien Credit Agreement are payable in quarterly installments, with quarterly principal repayments of $2.4 million, and the balance due at maturity on December 20, 2024. The other terms of the First Lien Credit Agreement, including rates, remain generally the same. See “Liquidity and Capital Resources” below.
How We Assess the Performance of Our Business
In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenue, gross profit, gross margin, operating expenses, net income (loss) and Adjusted EBITDA.
Revenue
Our sales are a function of sales volumes and selling prices, each of which is a function of the mix of product and service sales, and consist primarily of:

•
sales of tailored light industry technologies, heavy industry technologies and environmental products, services and solutions in collaboration with our industrial customers, backed by lifecycle services including emergency response services and outsourced water alternatives, to a broad group of industrial customers in our U.S., Canada and Singapore markets;

•	sales of products, services and solutions to engineering firms and municipalities to purify drinking water and treat wastewater globally; and

•
sales of a wide variety of differentiated products and technologies, to an array of OEM, distributor, end‑user, engineering firm and integrator customers in all of our geographic markets and aftermarket channels.

Cost of Sales, Gross Profit and Gross Margin
Gross profit is determined by subtracting cost of product sales and cost of services from our product and services revenue. Gross margin measures gross profit as a percentage of our combined product and services revenue.
Cost of product sales consists of all manufacturing costs required to bring a product to a ready for sale condition, including direct and indirect materials, direct and indirect labor costs including benefits, freight, depreciation, information technology, rental and insurance, repair and maintenance, utilities, other manufacturing costs, warranties and third party commissions.
Cost of services primarily consists of the cost of personnel and travel for our field service, supply chain and technicians, depreciation of equipment and field service vehicles and freight costs.
Operating Expenses
Operating expenses consist primarily of the following:
General and Administrative. General and administrative expenses (“G&A expense”) consist of fixed overhead personnel expenses associated with our corporate functions and our service organization (including district and branch managers, customer service, contract renewals and regeneration plant management). We expect our general and administrative expenses to increase due to the anticipated growth of our business and related infrastructure as well as legal, accounting, insurance, investor relations and other costs associated with being a public company.
Sales and Marketing. Sales and marketing expenses (“S&M expense”) consist primarily of advertising and marketing promotions of our products, services and solutions and related personnel expenses (including all Evoqua sales and application employees’ base compensation and incentives), as well as sponsorship costs, consulting and contractor expenses, travel, display expenses and related amortization. We expect our sales and marketing expenses to increase as we continue to actively promote our products, services and solutions.
Research and Development. Research and development expenses (“R&D expense”) consist primarily of personnel expenses related to research and development, patents, sustaining engineering, consulting and contractor expenses, tooling and prototype materials and overhead costs allocated to such expenses. Substantially all of our research and development expenses are related to developing new products and services and improving our existing products and services. To date, research and development expenses have been expensed as incurred, because the period between achieving technological feasibility and the release of products and services for sale has been short and development costs qualifying for capitalization have been insignificant.

R&D expense can fluctuate depending on our determination to invest in developing new products, services and solutions and enhancing our existing products, services and solutions versus adding these capabilities through a mergers and acquisitions strategy. R&D expenditures are concentrated in our products businesses.
Net Income (Loss)
Net income (loss) is determined by subtracting operating expenses and interest expense from, and adding other operating income (expense), equity income from our partnership interest in Treated Water Outsourcing and income tax benefit (expense) to gross profit. For more information on how we determine gross profit, see “-Gross Profit.”
Adjusted EBITDA
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax benefit (expense) and depreciation and amortization, adjusted for the impact of certain other items, including restructuring and related business transformation costs, purchase accounting adjustment costs, non-cash share-based compensation, sponsor fees, transaction costs and other gains, losses and expenses. We present Adjusted EBITDA, which is not a recognized financial measure under accounting principles generally accepted in the United States (“GAAP”), because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long‑term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance as follows:

•
to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance;

•	in our management incentive compensation which is based in part on components of Adjusted EBITDA;

•	in certain calculations under our senior secured credit facilities, which use components of Adjusted EBITDA.

•	to evaluate the effectiveness of our business strategies;

•	to make budgeting decisions; and

•	to compare our performance against that of other peer companies using similar measures.
In addition to the above, our chief operating decision maker uses EBITDA and Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. EBITDA and Adjusted EBITDA of the reportable segments does not include certain unallocated charges that are presented within Corporate activities. These unallocated charges include certain restructuring and other business transformation charges that have been incurred to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non‑recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

The following is a reconciliation of our Net income to Adjusted EBITDA:

	Year Ended September 30,
(In millions)	2018	2017	2016
Net income	$7.9	$6.4	$13.0
Income tax expense (benefit)	1.4	7.4	(18.4)
Interest expense	57.5	55.4	42.5
Operating profit	66.8	69.2	37.1
Depreciation and amortization	85.9	77.9	69.3
EBITDA	152.7	147.1	106.4
Restructuring and related business transformation costs (a)	34.4	51.3	43.1
Purchase accounting adjustment costs (b)	—	0.2	1.3
Share-based compensation (c)	15.8	2.3	2.0
Sponsor fees (d)	0.3	4.2	3.8
Transaction costs (e)	7.6	7.3	5.4
Other gains, losses and expenses (f)	6.1	(4.7)	(1.9)
Adjusted EBITDA	$216.9	$207.7	$160.1
____________________

(a)	Represents:

(i)
costs and expenses in connection with various restructuring initiatives since our acquisition, through our wholly-owned entities, EWT Holdings II Corp. and EWT Holdings III Corp., of all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens Aktiengesellschaft, on January 15, 2014 (the “AEA Acquisition”), including severance costs, relocation costs, recruiting expenses, write‑offs of inventory and fixed assets and third‑party consultant costs to assist with these initiatives. This includes:

(A)
$0.3 million, $20.1 million and $16.9 million in 2018, 2017 and 2016, respectively, related to our voluntary separation plan pursuant to which approximately 220 employees accepted separation packages (all of which is reflected as a component of Restructuring charges in Note 12, “Restructuring and Related Charges” in Part II, Item 8 of this Annual Report on Form 10-K (the “Restructuring Footnote”)); and

(B)
amounts related to various other initiatives implemented to restructure and reorganize our business with the appropriate management team and cost structure. $9.0 million in 2018 primarily reflected as components of Cost of product sales and services (“Cost of sales”) ($2.8 million), R&D expense ($0.6 million), S&M expense ($0.7 million) and G&A expense ($4.7 million) (all of which is reflected in the Restructuring Footnote); $13.2 million in 2017 primarily reflected as components of Cost of sales ($8.2 million), S&M expense ($1.6 million) and G&A expense ($3.3 million) (of which $12.3 million is reflected in the Restructuring Footnote) and $11.1 million in 2016 primarily reflected as components of Cost of sales ($4.7 million), R&D expense ($1.7 million), S&M expense ($0.8 million), G&A expense ($2.5 million), and Other operating expense ($1.4 million) (all of which is reflected in the Restructuring Footnote). Differences between amounts reflected as Restructuring charges in the Restructuring Footnote in 2017 and amounts reflected in this adjustment relate primarily to impairment charges related to assets in our Italy operations that have been reflected as a component of Cost of sales ($0.9 million);

(ii)
legal settlement costs and intellectual property related fees associated with legacy matters prior to the AEA Acquisition, including fees and settlement costs related to product warranty litigation on MEMCOR products and certain discontinued products ($4.3 million in 2018, reflected as components of Cost of sales ($3.0 million) and G&A expense ($1.3 million); $2.5 million in 2017, reflected as components of Cost of sales ($0.4 million) and G&A expense ($2.1 million); and $5.1 million in 2016, primarily reflected as a component of Cost of sales);

(iii)
expenses associated with our information technology and functional infrastructure transformation following the AEA Acquisition, including activities to optimize information technology systems and functional infrastructure processes for a standalone business ($15.0 million for 2018, primarily reflected as components of Cost of sales ($4.2 million) and G&A expense ($10.4 million); $7.2 million in 2017, primarily reflected as components of Cost of sales ($3.3 million), S&M expense ($1.5 million), and G&A expense ($2.5 million); and $9.5 million in 2016, primarily reflected as components of Cost of sales ($3.6 million), S&M expense ($2.5 million), G&A expense ($3.1 million) and R&D expense ($0.3 million)); and

(iv)
costs incurred by us in connection with our initial public offering and secondary offering, including consultant costs and public company compliance costs ($5.8 million in 2018 all of which is reflected in G&A expense; $8.3 million in 2017 primarily reflected in G&A expense; and $0.5 million in 2016 all of which is reflected in G&A expense).

(b)
Represents adjustments for the effect of the purchase accounting step‑up in the value of inventory to fair value recognized in cost of goods sold as a result of the Acquisition and the acquisition of Magneto.

(c)	Represents non‑cash share‑based compensation expenses related to option awards. See Note 15, “Share-Based Compensation” in Part II, Item 8 of this Annual Report on Form 10-K for further detail.

(d)
Represents management fees paid to AEA pursuant to the management agreement. Pursuant to the management agreement, AEA provided advisory and consulting services to us in connection with the Acquisition, including investment banking, due diligence, financial advisory and valuation services. AEA also provided ongoing advisory and consulting services (similar in nature to the services provided in connection with the Acquisition) to us pursuant to the management agreement. In connection with the initial public offering, the management agreement was terminated effective November 6, 2017. See Note 18, “Related-Party Transactions” in Part II, Item 8 of this Annual Report on Form 10-K for further detail.

(e)
Represents expenses associated with acquisition and divestiture‑related activities and post‑acquisition integration costs and accounting, tax, consulting, legal and other fees and expenses associated with acquisition transactions ($7.6 million, $7.3 million and $5.4 million in 2018, 2017 and 2016, respectively).

(f)	Represents:

(i)	impact of foreign exchange gains and losses ($5.9 million loss, $7.8 million gain and $0.5 million loss in 2018, 2017 and 2016, respectively);

(ii)
$6.8 million gain on the sale of assets related to the disposition of land at our Windsor, Australia location (reflected in Other operating (expense)) in 2018 and $3.5 million gain on the sale of assets, primarily related to the disposition of our non-core waste management location in Vernon, California in 2016 (the “Vernon Disposition”);

(iii)	foreign exchange impact related to headquarter allocations ($0.3 million gain, $1.2 million loss and $0.7 million gain in 2018, 2017 and 2016, respectively);

(iv)	expenses related to maintaining non‑operational business locations, net of gain on sale ($1.0 million, $1.9 million and $1.8 million in 2018, 2017 and 2016, respectively);

(v)
expenses incurred by the Company related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution ($3.9 million in 2018, all reflected in Cost of sales); and

(vi)
expenses incurred by the Company related to the write-off of obsolete inventory as part of the migration of an operational business unit to a new enterprise resource planning (“ERP”) system ($2.6 million in 2018, all reflected in Cost of sales).

Results of Operations
The following tables summarize key components of our results of operations for the periods indicated:

	Year Ended September 30,						% Variance
	2018		2017		2016		2018 vs. 2017	2017 vs. 2016
(In millions, except per share amounts)		% of Revenue		% of Revenue		% of Revenue
Revenue from product sales and services	$1,339.5	100.0%	$1,247.4	100.0%	$1,137.2	100.0%	7.4%	9.7%
Cost of product sales and services	(934.8)	(69.8)%	(847.7)	(68.0)%	(804.1)	(70.7)%	10.3%	5.4%
Gross Profit	404.7	30.2%	399.7	32.0%	333.1	29.3%	1.3%	20.0%
General and administrative expense	(193.8)	(14.5)%	(169.6)	(13.6)%	(144.8)	(12.7)%	14.3%	17.1%
Sales and marketing expense	(136.0)	(10.2)%	(142.4)	(11.4)%	(135.2)	(11.9)%	(4.5)%	5.3%
Research and development expense	(15.9)	(1.2)%	(20.0)	(1.6)%	(22.9)	(2.0)%	(20.5)%	(12.7)%
Total operating expenses	(345.7)	(25.8)%	(332.0)	(26.6)%	(302.9)	(26.6)%	4.1%	9.6%
Other operating income	7.8	0.6%	1.5	0.1%	10.0	0.9%	420.0%	(85.0)%
Interest expense	(57.5)	(4.3)%	(55.4)	(4.4)%	(42.5)	(3.7)%	3.8%	30.4%
Income (loss) before income taxes	9.3	0.7%	13.8	1.1%	(5.4)	(0.5)%	(32.6)%	355.6%
Income tax (expense) benefit	(1.4)	(0.1)%	(7.4)	(0.6)%	18.4	1.6%	81.1%	(140.2)%
Net income	7.9	0.6%	6.4	0.5%	13.0	1.1%	23.4%	(50.8)%
Net income attributable to non‑controlling interest	1.8	0.1%	4.2	0.3%	1.4	0.1%	(57.1)%	200.0%
Net income attributable to Evoqua Water Technologies Corp.	$6.1	0.5%	$2.2	0.2%	$11.6	1.0%	177.3%	(81.0)%

Weighted average shares outstanding
Basic	113.9		105.0		104.3
Diluted	120.2		109.7		106.2
Earnings per share
Basic	$0.05		$0.02		$0.11
Diluted	$0.05		$0.02		$0.11

Other financial data:
Adjusted EBITDA (1)	$216.9	16.2%	$207.7	16.7%	$160.1	14.1%	4.4%	29.7%
____________________

(1)
For the definition of Adjusted EBITDA and a reconciliation to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see “How We Assess the Performance of Our Business-Adjusted EBITDA.”

Years Ended September 30, 2018 and September 30, 2017
Consolidated Results
Revenues-Revenues increased $92.1 million, or 7.4%, to $1,339.5 million in the year ended September 30, 2018 from $1,247.4 million in the prior year. The following table provides the change in revenues from product sales and revenues from services, respectively:

	Year Ended September 30,
	2018		2017		% Variance
		% of Revenue		% of Revenue
Revenue from product sales	$755.4	56.4%	$675.0	54.1%	11.9%
Revenue from services	584.1	43.6%	572.4	45.9%	2.1%
	$1,339.5	100.0%	$1,247.4	100.0%	7.4%
Revenues from product sales increased $80.4 million, or 11.9% from the prior year, primarily driven by growth in capital projects of $52.9 million; the acquired businesses of Isotope, ProAct, Pacific Ozone, Pure Water, Olson, ADI and Noble which accounted for $32.5 million in revenues; and organic growth in aftermarket and other component product sales of $2.7 million.
Revenues from services increased $11.7 million, or 2.1% from the prior year, primarily driven by revenue from the acquired businesses of ProAct, Pure Water, Noble and Isotope which accounted for $10.1 million and an overall increase of $8.5 million derived from the power, hydrocarbon and chemical processing markets as well as municipal services. The prior year had a large order of $6.7 million, which did not reoccur in the current year, and partially offset the increases.
Cost of Sales and Gross Margin-Total gross margin decreased to 30.2% in the year ended September 30, 2018 from 32.0% in the prior year. The following table provides the change in cost of product sales and cost of services, respectively, along with related gross margins:

	Year Ended September 30,
	2018		2017
		Gross Margin %		Gross Margin %
Cost of product sales	$(499.8)	33.8%	$(445.9)	33.9%
Cost of services	(435.0)	25.5%	(401.8)	29.8%
	$(934.8)	30.2%	$(847.7)	32.0%
The increase in cost of product sales of $53.9 million was primarily driven by volume increases year-over-year related to organic capital projects and aftermarket revenues, which accounted for $38.4 million of the increase, as well as the impact of the acquisitions of Isotope, Pacific Ozone, Pure Water, Olson, ADI and Noble which accounted for $18.1 million. The increase in cost of services is primarily due to inflationary impacts associated with higher commodity, freight and labor cost, partly offset by price increases, as well as overall increase in revenue volume.
Operating Expenses-Operating expenses increased $13.7 million, or 4.1%, to $345.7 million in year ended September 30, 2018 from $332.0 million in the prior year. The increase in operating expense was primarily driven by changes in foreign currency impacts related to intercompany loans which increased operating expenses $11.5 million year over year due to an unfavorable foreign currency loss of $6.0 million in 2018 versus a favorable gain of $5.5 million in the prior year. In addition, the acquisitions of Isotope, ProAct, Pacific Ozone, Pure Water, Olson, ADI and Noble increased expenses by $13.1 million. In 2018, the Company incurred an additional $2.6 million of expense due to the achievement of earn-out targets related to the Noble and ADI acquisitions (the “earn-out adjustment”) which resulted in an increase to the fair valued amount of the earn-out recorded upon the acquisitions in 2017. These increases were partially offset by the reduction in restructuring expenses and employment costs of $13.5 million driven by the cost improvement initiatives implemented in the current and prior year. A discussion of operating expenses by category is as follows:
Research and Development Expense-Research and development (R&D) expense decreased $4.1 million, or 20.5%, to $15.9 million in the year ended September 30, 2018 from $20.0 million in the prior year due to reduced spending and an increase in cost reimbursements received from outside parties in the current year. R&D as a percentage of total revenue was 1.2%, while R&D as a percentage of product sales was 2.1%.
Sales and Marketing Expense-Sales and marketing expense decreased $6.4 million, or 4.5%, to $136.0 million in the year ended September 30, 2018 from $142.4 million in the prior year due to a reduction in restructuring charges and lower employment costs.
General and Administrative Expense-General and administrative expense increased $24.2 million, or 14.3%, to $193.8 million in the year ended September 30, 2018 from $169.6 million in the prior year. This increase was primarily due to unfavorable foreign currency impacts on our intercompany loans of $11.4 million, as described above, and increased share-based compensation expense of $13.5 million. In addition, the Pure Water, Pacific Ozone, Noble, ADI and Olson acquisitions contributed $11.3 million of expense. Another $6.7 million was incurred related to the secondary offering of our stock in the public market, and the impact of the earn-out adjustment resulted in $2.6 million of expense. These increases were offset by reduced employment expenses, including lower variable compensation.
Other Operating (Expense) (Income), Net-Other operating (expense) income, net increased $6.3 million, or 420.0%, to income of $7.8 million in the year ended September 30, 2018 from income of $1.5 million in the prior year. The majority of the gain in 2018 was from the sale of land in our Australian location which resulted in a gain of $6.8 million. In addition, we recorded gains related to the sale of precious metals of $0.8 million. There were no similar transactions during the prior year.
Interest Expense-Interest expense increased $2.1 million, or 3.8%, to $57.5 million in the year ended September 30, 2018 from $55.4 million in the prior year. The increase in interest expense was primarily due to the increase in charges associated with the $100.0 million prepayment of the First Lien Term Loan in November 2017 and the refinancings that occurred in December 2017 and July 2018.
Income Tax Benefit (Expense)-Income tax expense was $1.4 million for the year ended September 30, 2018, compared to expense of $7.4 million in the prior year. This reduction in expense was primarily the result of the favorable impact of the reduction of the U.S. federal tax rate which required the remeasurement of U.S. deferred tax liabilities associated with indefinite lived intangible assets and the favorable impact of current year acquisitions for which the acquired deferred tax liabilities generated a reduction in the amount of valuation allowance required against our existing U.S. and state deferred tax assets.
Net Income-Net income increased by $1.5 million, or 23.4%, to net income of $7.9 million for the year ended September 30, 2018 from net income of $6.4 million in the prior year. This increase was primarily driven by increased sales and gross profit in addition to the reduction in tax expense recognized in the current year offset by an increase in operating expenses.
Adjusted EBITDA-Adjusted EBITDA increased $9.2 million, or 4.4%, to $216.9 million for the year ended September 30, 2018 from $207.7 million for the prior year. Benefits derived from restructuring and cost management and operational efficiencies that were implemented in the current and prior year, as well as increased volume and accretive profitability associated with organic revenue growth and current and prior year acquisitions, provided for the increase in Adjusted EBITDA.

Segment Results

	Year Ended September 30,
	2018		2017		% Variance
		% of Revenue		% of Revenue
Revenues
Integrated Solutions and Services	$835.6	62.4%	$745.3	59.7%	12.1%
Applied Product Technologies	503.9	37.6%	502.1	40.3%	0.4%
Total Consolidated	1,339.5	100.0%	$1,247.4	100.0%	7.4%
Operating Profit
Integrated Solutions and Services	$138.0	10.3%	$124.6	10.0%	10.8%
Applied Product Technologies	71.9	5.4%	84.6	6.8%	(15.0)%
Corporate	(143.1)	(10.7)%	(140.0)	(11.2)%	2.2%
Total Consolidated	$66.8	5.0%	$69.2	5.5%	(3.5)%
EBITDA
Integrated Solutions and Services	$186.8	13.9%	$168.2	13.5%	11.1%
Applied Product Technologies	88.6	6.6%	100.6	8.1%	(11.9)%
Corporate and unallocated costs	(122.7)	(9.2)%	(121.7)	(9.8)%	0.8%
Total Consolidated	$152.7	11.4%	$147.1	11.8%	3.8%
Adjusted EBITDA on a segment basis is defined as earnings before interest, taxes, depreciation and amortization adjusted for the impact of certain other items that have been reflected at the segment level. The following is a reconciliation of our segment operating profit to Adjusted EBITDA:

	Year Ended September 30,
	2018		2017
	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$138.0	$71.9	$124.6	$84.6
Depreciation and amortization	48.8	16.7	43.6	16.0
EBITDA	186.8	88.6	168.2	100.6
Restructuring and related business transformation costs (a)	—	1.5	—	—
Transaction costs (b)	2.6	—	—	—
Legal fees (c)	—	1.9	—	—
Other (gains), losses and expenses (d)	—	0.1	—	—
Adjusted EBITDA (e)	$189.4	$92.1	$168.2	$100.6
____________________

(a)
Represents costs and expenses in connection with restructuring initiatives distinct to our Applied Product Technologies segment, incurred in the year ended September 30, 2018. Such expenses are primarily composed of severance and relocation costs.

(b)
Represents costs associated with the full achievement in the year ended September 30, 2018 of earn-out targets established during the Noble and ADI acquisitions, distinct to our Integrated Solutions and Services segment.

(c)	Represents warranty costs associated with the settlement of a legacy warranty claim in the year ended September 30, 2018, distinct to our Applied Product Technologies segment.

(d)	Represents:

(i)	$6.8 million gain on the sale of assets distinct to our Applied Product Technologies segment related to the disposition of land at our Windsor, Australia location in the year ended September 30, 2018;

(ii)
$3.9 million expenses incurred by the Company in the year ended September 30, 2018, distinct to our Applied Product Technologies segment, related to the remediation of manufacturing defects caused by a third party vendor for which the Company is seeking restitution;

(iii)
$2.6 million expense incurred by the Company in the year ended September 30, 2018, distinct to our Applied Product Technologies segment, related to the disposal of inventory as part of the migration of an operational business unit to a new ERP system; and

(iv)	$0.4 million expense incurred by the Company in the year ended September 30, 2018, distinct to our Applied Product Technologies segment, related to costs associated with a terminated business venture.

(e)
For the definition of Adjusted EBITDA and a reconciliation to net income (loss), its most directly comparable financial measure presented in accordance with GAAP, see “How We Assess the Performance of Our Business-Adjusted EBITDA.”

Integrated Solutions and Services
Revenues in the Integrated Solutions and Services segment increased $90.3 million, or 12.1%, to $835.6 million in the year ended September 30, 2018 from $745.3 million in the prior year, driven by further capital penetration primarily in the power market and remediation projects of $37.9 million, and an increase in service revenue of $14.1 million, primarily in the power, hydrocarbon, chemical processing and municipal markets. Additionally, growth was augmented by the acquisitions of Pure Water, Noble, ADI, ProAct and Isotope, which accounted for $38.3 million of increased revenue year over year.
Operating profit in the Integrated Solutions and Services segment increased $13.4 million, or 10.8%, to $138.0 million in the year ended September 30, 2018 from $124.6 million in the prior year. The increase was primarily driven by $3.6 million of lower employment costs, including lower variable compensation, and an increase of $8.9 million from revenue volume, net of product mix, and price realization. Contributions from the acquisitions of Pure Water, Noble and ADI, ProAct and Isotope also provided for $5.6 million of increased profit year over year. These improvements were offset somewhat by higher depreciation and amortization of $1.9 million driven by capital investment in service assets as well as $2.6 million of expense related to the achievement of earn-out targets established during the acquisitions of Noble and ADI.
EBITDA in the Integrated Solutions and Services segment increased $18.6 million, or 11.1%, to $186.8 million in the year ended September 30, 2018 from $168.2 million in the prior year. The increase in EBITDA resulted from the same factors which impacted operating profit, less the change in depreciation and amortization. Adjusted EBITDA was $189.4 million in the Integrated Solutions and Services segment for the year ended September 30, 2018 and excludes the charge of $2.6 million related to the earn-out adjustment. There were no comparable charges incurred in the prior year that would impact Adjusted EBITDA.
Applied Product Technologies
Revenues in the Applied Product Technologies segment increased $1.8 million, or 0.4%, to $503.9 million in the year ended September 30, 2018 from $502.1 million in the prior year. Products experienced growth of $13.5 million across the segment, including net organic growth from project, aftermarket, and component sales. The acquisitions of Pacific Ozone and Olson contributed $5.8 million, and revenue growth from foreign currency translation was $5.1 million. These increases were partially offset by a decline in revenue of $2.6 million due to the divestiture of our Italian operations and a business line which was divested in the prior year. Additionally, revenues in the aquatics and disinfection end markets declined $20.0 million, partially due to delays in large aquatic projects, supply chain disruption, and the impact of a system implementation.

Operating profit in the Applied Product Technologies segment decreased $12.7 million or 15.0%, to $71.9 million in the year ended September 30, 2018 from $84.6 million in the prior year. The volume and mix of revenues accounted for $25.7 million of the decrease, primarily in the aquatics and disinfection end markets. Operating profit was also impacted by $3.9 million due to costs associated with the remediation of a manufacturing defect caused by a third-party vendor, $2.6 million due to acquisition related system implementations, $1.9 million of warranty cost was also incurred related to the settlement of a legacy legal matter, $0.4 million related to a terminated business venture, and $0.5 million of restructuring charges. This was offset by the gain on land sale of $6.8 million at our Windsor, Australia location, $5.4 million from operational efficiencies, $8.4 million from lower costs primarily related to employment expenses, including lower variable compensation, $0.4 million from the favorable impact of foreign currency, and a $0.8 million decrease in depreciation and amortization expense. The acquisitions of Pacific Ozone and Olson contributed profit of $0.5 million.
EBITDA in the Applied Product Technologies segment decreased $12.0 million, or 11.9%, to $88.6 million in the year ended September 30, 2018 from $100.6 million in the prior year. EBITDA decreased as a result of the same factors which impacted operating profit, less the change in depreciation and amortization. Adjusted EBITDA was $92.1 million for the year ended September 30, 2018 and excludes the $6.8 million gain on sale of land in Australia, $3.9 million of costs associated with the remediation of a manufacturing defect caused by a third party vendor as well as a charges of $1.9 million of warranty cost related to the settlement of a legacy legal matter and $1.5 million for restructuring and realignment costs incurred in 2018 that were discrete to the Applied Product Technologies segment. Another $2.6 million was excluded due to acquisition related system implementations and $0.4 million of cost related to a terminated business venture. There were no comparable charges incurred in the prior year that would impact Adjusted EBITDA.
Years Ended September 30, 2017 and September 30, 2016
Consolidated Results
Revenues-Revenues increased $110.2 million, or 9.7%, to $1,247.4 million in the year ended September 30, 2017 from $1,137.2 million in the prior year. The following table provides the change in revenues from product sales and revenues from services, respectively:

	Year Ended September 30,
	2017		2016		% Variance
		% of Revenue		% of Revenue
Revenue from product sales	$675.0	54.1%	$587.1	51.6%	15.0%
Revenue from services	572.4	45.9%	550.1	48.4%	4.1%
	$1,247.4	100.0%	$1,137.2	100.0%	9.7%
Revenues from product sales increased $87.9 million, or 15.0%, to $675.0 million in the year ended September 30, 2017 from $587.1 million in the prior year. The increase in product revenues was primarily due to the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto, ETS, Noble, ADI and Olson, which accounted for $68.1 million in revenues. The remaining increase was related to organic revenue growth including approximately $8.6 million in the power and microelectronics markets in the Asia region driven by product sales of electrodeionization equipment, $3.8 million from the Wallace and Tiernan business, $3.7 million from capital sales in the separation technologies product line, and $3.4 million from stronger sales of aquatic filters in the Americas region. The Municipal aftermarket business increased by $1.8 million predominantly in North America through wastewater and MEMCOR. These revenue increases were partially offset by lower sales volumes in capital projects driving a decline of $2.0 million in revenues related to large project timing in both North America and the United Kingdom, and $1.6 million of revenue decline related to our Italian operations in the year ended September 30, 2016 that did not reoccur due to the wind down of our operations in that geographic area.
Revenue from services increased $22.3 million, or 4.1%, to $572.4 million in the year ended September 30, 2017 from $550.1 million in the prior year. The increase was driven mainly by organic revenue growth, including volume driven increases in Integrated Solutions and Services service revenue of approximately $27.7 million associated with higher U.S.

customer production levels in the general manufacturing and pharmaceutical and healthcare end markets and new account penetration in the power and hydrocarbon and chemical processing end markets, and an increase of approximately $2.4 million related to our Municipal services business. These revenue increases were partially offset by approximately $7.9 million in revenues related to our Vernon location in 2016 that did not reoccur because of the Vernon Disposition as of September 30, 2016.
Cost of Sales and Gross Margin-Total gross margin increased to 32.0% in the year ended September 30, 2017 from 29.3% in the prior year. The following table provides the change in cost of product sales and cost of services, respectively, along with related gross margins:

	Year Ended September 30,
	2017		2016
		Gross Margin %		Gross Margin %
Cost of product sales	$(445.9)	33.9%	$(407.3)	30.6%
Cost of services	(401.8)	29.8%	(396.8)	27.9%
	$(847.7)	32.0%	$(804.1)	29.3%
The increase in cost of product sales of $38.6 million was primarily driven by the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto, ETS, Noble, ADI and Olson, which accounted for $32.5 million. These accretive acquisitions were the primary driver of the increase of 330 basis points in gross margin percentage. The remaining increase in cost of product sales was due to organic growth driven by higher sales volumes due to increased U.S. customer production levels in the general manufacturing and pharmaceutical and healthcare end markets and the power and microelectronics markets in the Asian region. These increases were partially offset by a decrease of $2.2 million related to the wind down of our Italian operations.
The increase in cost of services of $5.0 million was mainly related to an overall increase in revenue volume, offset by the benefits of cost efficiencies implemented as well as $7.6 million related to the cost of services attributable to the Vernon Disposition as of September 30, 2016.
Operating Expenses-Operating expenses increased $29.2 million, or 9.6%, to $332.0 million in the year ended September 30, 2017 from $302.9 million in the prior year. The increase in operating expense was primarily due to expenses associated with the acquired companies of Neptune-Benson, VAF, Delta UV, Magneto, ETS, Noble, ADI and Olson, which accounted for $18.4 million of the operating expense increase. A discussion of operating expenses by category is as follows:
Research and Development Expense-Research and development expense decreased $2.9 million, or 12.7%, to $20.0 million in the year ended September 30, 2017 from $22.9 million in the prior year. Research and development expenses increased $1.0 million with the acquisition of Magneto and their extensive research and development programs related to anode coatings, but was offset by a decrease of approximately $1.5 million in research and development expenses in connection with the consolidation and restructuring of our Singaporean research and development center as well as a reduction of approximately $0.9 million associated with a restructuring program in the Applied Product Technologies segment implemented in December 2016. Additionally, we received reimbursements from the Singapore government for research and development credits in the year ended September 30, 2017 of approximately $1.3 million.
Sales and Marketing Expense-Sales and marketing expenses increased $7.2 million, or 5.3%, to $142.4 million in the year ended September 30, 2017 from $135.2 million in the prior year. The driving factor in the increase in sales and marketing expense was an increase of $10.9 million associated with the sales and marketing activities of the acquired companies of Neptune-Benson, VAF, Delta UV, Magneto, ETS, Noble, ADI and Olson. This increase was offset by a decrease in the bad debt reserve of $2.5 million related to aligning our bad debt reserve in addition to recovering a receivable that had been previously written off.

General and Administrative Expense-General and administrative expenses increased $24.8 million, or 17.2%, to $169.6 million in the year ended September 30, 2017 from $144.8 million in the prior year. This increase in general and administrative expenses was partially due to the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto, ETS, Noble, ADI and Olson, which accounted for $7.4 million of the increase. The balance of the increase in general and administrative expenses was primarily due to costs associated with the Company’s strategic transaction process of $8.1 million, costs related to restructuring and the integration of acquisitions of $3.9 million and expenses incurred related to other various strategic projects or initiatives of approximately $2.2 million.
Other Operating Income (Expense), Net-Other operating income decreased $5.5 million, or 78.5%, to income of $1.5 million in the year ended September 30, 2017 from income of $7.0 million in the prior year. In the year ended September 30, 2016, we sold two locations, which resulted in a gain on sale. There were no similar transactions in the year ended September 30, 2017.
Interest Expense-Interest expense increased $12.9 million, or 30.2%, to $55.4 million in the year ended September 30, 2017 from $42.5 million in the prior year. The increase in interest expense was primarily due to an increase in borrowing in support of acquisitions, interest on capital leases and fees associated with our senior secured credit facilities.
Income Tax Benefit (Expense)-Income tax was expense of $7.4 million in the year ended September 30, 2017, compared to a benefit of $18.4 million in the prior year, an increase in expense of 140.2%. The effective tax rate in the years ended September 30, 2017 and 2016 was 53.6% and 343.0%, respectively. The change in the effective tax rate was primarily the result of an increase in the valuation allowance during the year ended September 30, 2017, compared to a decrease in the valuation allowance in the prior year.
Net Income-Net income decreased by $6.6 million, or 50.8%, to $6.4 million for the year ended September 30, 2017 from $13.0 million in the prior year. This decrease was primarily driven by increased tax expense of $7.4 million in the year ended September 30, 2017 as compared to a tax benefit of $18.4 million in the prior year, an increase of $25.8 million. Furthermore, $12.9 million of additional interest expense was incurred in the year ended September 30, 2017. These factors offset the increased revenue volume and profitability associated with the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto, ETS, Noble, ADI and Olson, which accounted for $11.6 million of increased net income for the year ended September 30, 2017. The increased volume and profitability as well as incremental benefits from restructuring activities and operational efficiencies that were implemented in the prior year (net of charges from additional restructuring actions taken in the year ended September 30, 2017) contributed the remaining $1.3 million to net income for the year ended September 30, 2017.
Adjusted EBITDA-Adjusted EBITDA increased $47.6 million, or 29.7%, to $207.7 million for the year ended September 30, 2017 from $160.1 million for the prior year. Increased volume and benefits from restructuring and operational efficiencies that we implemented in the 2017 and 2016 provided $27.0 million of the increase in Adjusted EBITDA. Additionally, revenue volume and profitability associated with 2017 and 2016 acquisitions contributed approximately $20.6 million of the increase in Adjusted EBITDA.

Segment Results

	Year Ended September 30,
	2017		2016		% Variance
		% of Revenue		% of Revenue
Revenues
Integrated Solutions and Services	$745.3	59.7%	$703.9	61.9%	5.9%
Applied Product Technologies	502.1	40.3%	433.3	38.1%	15.9%
Total Consolidated	1,247.4	100.0%	$1,137.2	100.0%	9.7%
Operating Profit
Integrated Solutions and Services	$124.6	10.0%	$104.0	9.1%	19.8%
Applied Product Technologies	84.6	6.8%	63.8	5.6%	32.6%
Corporate	(140.0)	(11.2)%	(130.6)	(11.5)%	7.2%
Total Consolidated	$69.2	5.5%	$37.2	3.3%	86.0%
EBITDA
Integrated Solutions and Services	$168.2	13.5%	$146.3	12.9%	15.0%
Applied Product Technologies	100.6	8.1%	75.0	6.6%	34.1%
Corporate and unallocated costs	(121.7)	(9.8)%	(114.9)	(10.1)%	5.9%
Total Consolidated	$147.1	11.8%	$106.4	9.4%	38.3%
EBITDA on a segment basis is defined as earnings before interest, taxes, depreciation and amortization. The following is a reconciliation of our segment operating profit to EBITDA on a segment basis:

	Year Ended September 30,
	2017		2016
	Integrated Solutions and Services	Applied Product Technologies	Integrated Solutions and Services	Applied Product Technologies
Operating Profit	$124.6	$84.6	$104.0	$63.8
Depreciation and amortization	43.6	16.0	42.3	11.2
EBITDA	$168.2	$100.6	$146.3	$75.0

There were no comparable charges incurred in 2017 or 2016 that would impact Adjusted EBITDA.
Integrated Solutions and Services

Revenues in the Integrated Solutions and Services segment increased $41.4 million, or 5.9%, to $745.3 million in the year ended September 30, 2017 from $703.9 million in the prior year. The increase in revenue was primarily due to an increase in service revenue of $29.9 million driven by higher customer production levels in general manufacturing and pharmaceutical and healthcare end markets and new account penetration in power and hydocarbon and chemical processing end markets. In addition, an increase of $19.4 million of revenue was attributable to our acquisitions of ETS, ADI and Noble during the year ended September 30, 2017. Our increased revenues were partially offset by a decrease of $7.9 million in revenues related to the Vernon Disposition as of September 30, 2016.
Operating profit in the Integrated Solutions and Services segment increased $20.6 million, or 19.8%, to $124.6 million in the year ended September 30, 2017 from $104.0 million in the prior year. The increase in operating profit was primarily related to an increase in volume of $10.9 million as well as $9.8 million of benefits experienced as a result of our Value Creator initiatives. Value Creator benefits include carry over benefits from operational efficiency initiatives that we implemented in 2016.

EBITDA in the Integrated Solutions and Services segment increased $21.9 million, or 15.0%, to $168.2 million in the year ended September 30, 2017 from $146.3 million in the prior year. The increase in EBITDA resulted from the same factors which impacted operating profit in the Integrated Solutions and Services Segment during this period.
Applied Product Technologies
Revenues in the Applied Product Technologies segment increased $68.8 million, or 15.9%, to $502.1 million in the year ended September 30, 2017 from $433.3 million in the prior year. The increase in revenues was primarily due to the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto and Olson. These acquisitions accounted for an aggregate of $48.7 million of the increase in revenues. The Applied Product Technologies Segment also increased revenue by $9.2 million in our power and microelectronics markets. These increases were principally due to higher product sales of electrodeionization equipment in our legal entity in China. Additionally, there were increases of $7.7 million due to growth in the aquatics and disinfection division and $3.7 million from stronger capital sales.
Operating profit in the Applied Product Technologies segment increased $20.8 million or 32.6%, to $84.6 million in the year ended September 30, 2017 from $63.8 million in the prior year. The increase in operating profit was primarily due to the additional revenue volume and profitability associated with the acquisitions of Neptune-Benson, VAF, Delta UV, Magneto and Olson. These acquisitions accounted for $10.1 million of the operating profit increase in 2017. The aquatics and disinfection division saw operating profit grow $4.7 million in 2017. Operating profit in the electrodeionization equipment product lines also improved due to the increased revenues of $5.8 million in the Asia region, which accounted for $1.6 million in additional operating profit. Additionally, the continued Value Creator benefits in both project execution and ePro resulted in increased profits of $0.9 million, benefits from the alignment to a more customer focused organizational structure of $2.8 million, and reduced warranty expense of $1.3 million. Lastly, operating profit in the marine end markets improved $1.1 million. These items were partially offset by increased labor costs of approximately $1.8 million.
EBITDA in the Applied Product Technologies segment increased $25.6 million, or 34.1%, to $100.6 million in the year ended September 30, 2017 from $75.0 million in the prior year, with $15.6 million attributable to the Neptune-Benson, VAF, Delta UV, Magneto and Olson. The balance of $6.7 million was due to growth in the other product lines and reduced operating expenses from restructuring in the prior year.
Liquidity and Capital Resources
Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, other commitments and contractual obligations. We consider liquidity in terms of cash flows from operations and their sufficiency to fund our operating and investing activities.
Our principal sources of liquidity are our cash generated by operating activities and borrowings under our $125.0 million Revolving Credit Facility. Historically, we have financed our operations primarily from cash generated from operations and periodic borrowings under our Revolving Credit Facility. Our primary cash needs are for day to day operations, to pay interest and principal on our indebtedness, to fund working capital requirements and to make capital expenditures.
We expect to continue to finance our liquidity requirements through internally generated funds and borrowings under our Revolving Credit Facility. We believe that our projected cash flows generated from operations, together with borrowings under our Revolving Credit Facility are sufficient to fund our principal debt payments, interest expense, our working capital needs and our expected capital expenditures for the next twelve months. Our capital expenditures for the years ended September 30, 2018 and 2017 were $80.7 million and $57.8 million, respectively. However, our budgeted capital expenditures can vary from period to period based on the nature of capital intensive project awards. We may draw on our Revolving Credit Facility from time to time to fund or partially fund an acquisition.
As of September 30, 2018, we had total indebtedness of $953.8 million, including $938.2 million of borrowings under the Term Loan Facility, no borrowings under our Revolving Credit Facility, $11.6 million in borrowings related to equipment financings, $2.1 million of notes payable related to certain equipment related contracts and $1.8 million related to a mortgage. We also had $11.8 million of letters of credit issued under our Revolving Credit Facility and an additional $64 thousand of letters of credit issued under a separate uncommitted facility as of September 30, 2018.
Our Term Loan Facility and Revolving Credit Facility contain a number of covenants imposing certain restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on our business operations, include limitations on our or our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	pay dividends or make distributions on our capital stock;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens; or

•	designate any of our subsidiaries as unrestricted subsidiaries.
Our senior secured credit facilities also include an uncommitted incremental facility, which, subject to certain conditions, provides for additional term loans and/or revolving loans in an aggregate amount that does not cause our first lien net leverage ratio to exceed 4.50 to 1.00 (calculated as the ratio of consolidated funded first lien debt for borrowed money (net of unrestricted cash and cash equivalents) to trailing four-quarter Consolidated EBITDA (as defined therein), plus an additional $100 million (excluding incremental revolving credit loans or increases in revolving credit commitments not exceeding $30.0 million) (all of which remained available as of September 30, 2018).

We are a holding company and do not conduct any business operations of our own. As a result, our ability to pay cash dividends on our common stock, if any, is dependent upon cash dividends and distributions and other transfers from our operating subsidiaries. Under the terms of our senior secured credit facilities, our operating subsidiaries are currently limited in their ability to pay cash dividends to us, and we expect these limitations to continue in the future under the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries.
In addition, our Revolving Credit Facility, but not the First Lien Term Loan, contains a financial covenant which requires us to comply with the maximum first lien net leverage ratio of 5.55 to 1.00 as of the last day of any quarter on which the aggregate amount of revolving loans and letters of credit outstanding under the Revolving Credit Facility (net of cash collateralized letters of credit and undrawn outstanding letters of credit in an amount of up to 50% of the Revolving Credit Facility) exceeds 25% of the total commitments thereunder.
As of September 30, 2018 and 2017, we were in compliance with the covenants contained in the senior secured credit facilities.
Our indebtedness could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations. See Item 1A, “Risk Factors-Our substantial indebtedness could adversely affect our financial condition and limit our ability to raise additional capital to fund our operations”, included in this Annual Report on Form 10-K.

Cash Flows
The following table summarizes the changes to our cash flows for the periods presented:

	Year Ended September 30,
(In millions)	2018	2017	2016
Statement of Cash Flows Data
Net cash provided by operating activities	$81.0	$28.5	$31.9
Net cash used in investing activities	(207.0)	(134.9)	(344.6)
Net cash provided by financing activities	150.6	114.5	191.4
Effect of exchange rate changes on cash	(1.5)	0.8	2.6
Change in cash and cash equivalents	$23.1	$8.9	$(118.7)
Operating Activities
Cash flows from operating activities can fluctuate significantly from period‑to‑period as working capital needs and the timing of payments for restructuring activities and other items impact reported cash flows. Net cash provided by operating activities increased to $81.0 million in the year ended September 30, 2018 from $28.5 million in the year ended September 30, 2017.

•
Operating cash flows in the year ended September 30, 2018 reflect an increase in net income of $1.5 million from the year ended September 30, 2017 and increased non‑cash charges of $16.9 million primarily relating to increased share-based compensation expenses, changes in the foreign currency impact on intercompany loans and deferred taxes.

•
The aggregate of receivables, inventories, cost and earnings in excess of billings on uncompleted contracts, accounts payable and billings in excess of costs incurred on uncompleted contracts used $3.0 million in operating cash flows in the year ended September 30, 2018 compared to $61.3 million in the prior year. The amount of cash flow generated from or used by the above mentioned accounts depends upon how effectively we manage our cash conversion cycle, which is a representation of the number of days that elapse from the date of purchase of raw materials and components to the collection of cash from customers. Our cash conversion cycle can be significantly impacted by the timing of collections and payments in a period. Further, as it relates to capital projects, 2017 represented a continued rebuilding of the pipeline of capital projects as compared to the period prior to the Acquisition, which represented a depletion of the pipeline of capital projects. This build‑up of capital project activity contributed to the variability of accounts receivable, inventories, excess billings on uncompleted contracts or billings in excess of costs incurred on uncompleted contracts from period to period.

•
The aggregate of prepaid expense and other assets, income taxes and other non current assets and liabilities used $3.4 million in operating cash flows in the year ended September 30, 2018 compared to a source of $0.1 million in the prior year.

•
Accrued expenses and other liabilities used $22.9 million in operating cash flows in the year ended September 30, 2018 compared to a use of $2.2 million in the prior year. The increased use of operational cash flow in 2018 was primarily due to the timing of cash payments for various employee-related liabilities along with the payment of accrued expenses related to the IPO and other transactions.

In the year ended September 30, 2017, net cash provided by operating activities was $28.5 million compared to $31.9 million in the year ended September 30, 2016.

•
Operating cash flows in the year ended September 30, 2017 reflect a decrease in net income of $6.6 million from the year ended September 30, 2016 and increased non‑cash charges of $42.4 million primarily relating to deferred taxes and increased depreciation and amortization. The increased deferred tax impacts relate to increases in valuation allowances as compared to 2016, primarily driven by an increase in net operating losses incurred.

•
The aggregate of receivables, inventories, cost and earnings in excess of billings on uncompleted contracts, accounts payable and billings in excess of costs incurred on uncompleted contracts used $61.3 million in operating cash flows in the year ended September 30, 2017 compared to $14.5 million in the prior year. As it relates to capital projects, 2017 represented a continued rebuilding of the pipeline of capital projects as compared to the period prior to the Acquisition, which represented a depletion of the pipeline of capital projects. This build‑up of capital project activity contributed to the variability of accounts receivable, inventories, excess billings on uncompleted contracts or billings in excess of costs incurred on uncompleted contracts from period to period.

•
The aggregate of prepaid expense and other assets, income taxes and other non current assets and liabilities used $0.1 million in operating cash flows in the year ended September 30, 2017 compared to $21.7 million used in the prior year. The use of operational cash flow in 2017 was primarily related to the reduction of a long term lease receivable and increase in the lease liability offset by a change in pension liability.

•
Accrued expenses and other liabilities used $2.2 million in operating cash flows in the year ended September 30, 2017 compared to a use of $31.4 million in the prior year. The use of operational cash flow in both periods resulted primarily from capital lease activity and the timing of cash payments for various employee-related liabilities.

Investing Activities
Net cash used in investing activities increased $72.1 million to $207.0 million in the year ended September 30, 2018 from $134.9 million in the year ended September 30, 2017. This increase was primarily driven by the increased spending on acquisitions and property, plant and equipment during the year ended September 30, 2018, offset by the sale of land.
Net cash used in investing activities was $134.9 million in the year ended September 30, 2017 compared to $344.6 million in the year ended September 30, 2016. This decrease was largely driven by a reduction in the size of acquisitions completed during 2017. During the year ended September 30, 2017, we spent $77.6 million to acquire ETS, Noble, Olson and ADI, whereas in the prior year, we spent $306.4 million to acquire Magneto, Neptune-Benson, VAF and Delta. This reduction in acquisition spend was partially offset by increased purchases of intangible assets and a sale of a business that took place in the year ended September 30, 2016.
Financing Activities
Net cash provided by financing activities increased $36.1 million to $150.6 million in the year ended September 30, 2018 from $114.5 million in the year ended September 30, 2017. This higher amount of cash provided by financing activities in 2018 was primarily due to the issuance of stock during the IPO which resulted in cash received, after underwriting discounts and commissions and expenses, of $137.6 million. This was partially offset by lower debt issuances in 2018 as compared to 2017, $8.8 million in taxes paid related to net share settlements of share-based compensation awards that occurred in the prior year and $5.5 million in the payout of earn-outs related to acquisitions.
Net cash provided by financing activities was $114.5 million in the year ended September 30, 2017 compared to $191.4 million in the year ended September 30, 2016. This lower amount of cash provided by financing activities in the year ended September 30, 2017 was primarily due to higher payments of debt. In 2017, we refinanced $75.0 million of our second lien facilities into our first lien facilities, we continued to repay debt in accordance with each applicable credit agreement’s terms, including repayment of amounts borrowed from the Revolving Credit Facility, and we paid increased dividends to non-controlling interest. These items were partially offset by a reduction in proceeds from both capital contributions and common stock issuances.
Seasonality
Our business may exhibit seasonality resulting from our customers’ increasing demand for our products and services during the spring and summer months as compared to the fall and winter months. For example, our Integrated Solutions and Services segment experiences increased demand for our odor control product lines and services in the warmer months which, together with other factors, typically results in improved performance in the second half of our fiscal year. Inclement weather, such as hurricanes, droughts and floods, can also drive increased demand for our products and services. As a result, our results from operations may vary from period to period.

Off‑Balance Sheet Arrangements
As of September 30, 2018 and 2017, we had letters of credit totaling $11.8 million and $17.3 million, respectively, and surety bonds totaling $123.4 million and $87.8 million, respectively, outstanding under our credit arrangements. The longest maturity date of the letters of credit and surety bonds in effect as of September 30, 2018 was March 26, 2029. Additionally, as of September 30, 2018 and 2017, we had letters of credit totaling $0.9 million and $0.9 million, respectively, and surety bonds totaling $2.5 million and $13.0 million, respectively, outstanding under our prior arrangement with Siemens.
Contractual Obligations
We enter into long‑term obligations and commitments in the normal course of business, primarily debt obligations and non‑cancelable operating leases. As of September 30, 2018, our contractual cash obligations over the next several periods were as follows:

(In millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long‑term debt obligations	$953.8	$11.6	$23.0	$23.0	$896.2
Interest payments on long‑term debt obligations	304.4	50.6	99.1	96.6	58.1
Operating lease commitments (a)	69.3	15.8	25.5	14.8	13.2
Capital lease commitments (b)	36.5	12.1	17.3	6.4	0.7
Total	$1,364.0	$90.1	$164.9	$140.8	$968.2
____________________

(a)
We occupy certain facilities and operate certain equipment and vehicles under non‑cancelable lease arrangements. Lease agreements may contain lease escalation clauses and purchase and renewal options. We recognize scheduled lease escalation clauses over the course of the applicable lease term on a straight‑line basis.

(b)	We lease certain equipment classified as capital leases. The leased equipment is depreciated on a straight line basis over the life of the lease and is included in depreciation expense.
Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions about future events that affect amounts reported in our Consolidated Financial Statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on‑going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.
Management evaluated the development and selection of its critical accounting policies and estimates and believes that the following involve a higher degree of judgment or complexity and are most significant to reporting our results of operations and financial position, and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgments used in the preparation of our Consolidated Financial Statements. With respect to critical accounting policies, even a relatively minor variance between actual and expected experience can potentially have a materially favorable or unfavorable impact on subsequent results of operations. More information on all of our significant accounting policies can be found in Note 2. “Summary of Significant Accounting Policies” in Part II, Item 8 of this Annual Report on Form 10-K.
Use of Estimates
Our Consolidated Financial Statements are prepared in conformity with GAAP and require management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used for, but not limited to: (i) revenue recognition; (ii) allowance for doubtful accounts; (iii) inventory valuation, asset valuations, impairment and recoverability assessments; (iv) depreciable lives of assets; (v) useful lives of intangible assets; (vi) income tax reserves and valuation allowances; (vii) product warranty and litigation reserves and (viii) contingent consideration resulting from business acquisitions. Estimates are revised as additional information becomes available. Actual results could differ from these estimates.
Accounts Receivable
Receivables are primarily comprised of uncollected amounts owed to us from transactions with customers and are presented net of allowances for doubtful accounts. Allowances are estimated based on a variety of factors, including the length of time receivables are past due, macroeconomic trends and conditions, significant one-time events, historical write‑offs and the financial and economic status of customers. We consider a receivable delinquent if it is unpaid after the term of the related invoice has expired. Write‑offs are recorded at the time all collection efforts have been exhausted. Credit risk associated with accounts receivable is generally diversified due to our large customer base which spans across many geographical regions. We perform credit evaluations of the financial conditions of our customers, and if circumstances related to a specific customer change, we adjust estimates of the recoverability of receivables as appropriate.
Inventories
Inventories are stated at the lower of cost or market, where cost is generally determined on the basis of an average or first‑in, first‑out method. Production costs comprise direct material and labor and applicable manufacturing overheads, including depreciation charges. Provisions for potentially obsolete or slow-moving inventory are made based on our analysis of inventory levels, historical obsolescence and future sales forecasts. We regularly review inventory quantities on hand and write off excess or obsolete inventory based on estimated forecasts of product demand and production requirements. Manufacturing operations recognize cost of product sales using standard costing rates with overhead absorption which generally approximates actual cost.
Property, Plant, and Equipment
Property, plant, and equipment is valued at cost less accumulated depreciation and impairment losses. If the costs of certain components of an item of property, plant, and equipment are significant in relation to the total cost of the item, they are accounted for and depreciated separately. Depreciation expense is recognized using the straight‑line method. Useful lives are reviewed annually and, if expectations differ from previous estimates, adjusted accordingly. Estimated useful lives for major classes of depreciable assets are as follows:

Asset Class	Estimated Useful Life
Machinery and equipment	3 to 20 years
Buildings and improvements	10 to 40 years
Leasehold improvements are depreciated over the shorter of their estimated useful life or the term of the lease. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.
Acquisitions
We record acquisitions using the purchase method of accounting in accordance with ASC 805, Business Combinations, which requires that the assets acquired and liabilities assumed, including contingent consideration, be recorded at their respective fair values at the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the purchase method of accounting requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed, in order to properly allocate purchase price consideration. These assumptions and estimates include a market participant’s use of the asset and the appropriate discount rates for a market participant. Our estimates are based on historical experience, information obtained from the management of the acquired companies and the assistance from independent third-party appraisal firms. Significant assumptions and estimates include the expected future cash flows, the cost to build or recreate certain technology, the appropriate weighted-average cost of capital and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unanticipated events and circumstances may occur which could affect the accuracy or validity of estimates used in purchase accounting.
We record contingent consideration arrangements at fair value on a recurring basis as earn-outs related to acquisitions. The fair value of earn-outs related to acquisitions is based on significant unobservable inputs including the achievement of certain performance metrics. Significant changes in these inputs would result in corresponding increases or decreases in the fair value of the earn-out each period until the related contingency has been resolved. Changes in the fair value of the contingent consideration obligations can result from adjustments in the probability of achieving future development steps, sales targets and profitability and are recorded in General and administrative expenses in the Consolidated Statements of Operations.
Goodwill and Other Intangible Assets
We review goodwill to determine potential impairment annually during the fourth quarter of our fiscal year, or more frequently if events and circumstances indicate that the asset might be impaired. Impairment testing for goodwill is performed at a reporting unit level. We have determined that we have three reporting units. Our quantitative impairment testing utilizes both a market (guideline public company) and income (discounted cash flows (“DCF”)) method for determining fair value. In estimating the fair value of the reporting unit utilizing a DCF valuation technique, we incorporate our judgment and estimates of future cash flows, future revenue and gross profit growth rates, terminal value amount, capital expenditures and applicable weighted‑average cost of capital used to discount these estimated cash flows. The estimates and projections used in the estimate of fair value are consistent with our current budget and long‑range plans, including anticipated change in market conditions, industry trend, growth rates and planned capital expenditures, among other considerations. The Company early adopted Accounting Standards Update (“ASU”) 2017-04, Simplifying the Test for Goodwill Impairment, for the year beginning October 1, 2017. This ASU eliminated Step 2 from the goodwill impairment test. Step 2 measured goodwill impairment loss by comparing the implied value of a reporting unit’s goodwill with the carrying amount of that goodwill. The adoption of this ASU did not have a material impact on the Company’s Consolidated Financial Statements.
Impairment of Long‑Lived Assets
Long‑lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action by a regulator. Recoverability of the asset or asset group is measured by comparison of its carrying amount to undiscounted future net cash flows the asset or asset group is expected to generate. If the carrying amount of an asset or asset group is not recoverable, we recognize an impairment loss based on the excess of the carrying amount of the asset or asset group over its respective fair value which is generally determined as the present value of estimated future cash flows or as the appraised value.
We amortize these assets with finite lives over their estimated useful lives on a straight‑line basis. This amortization methodology best matches the pattern of economic benefit that is expected from the definite‑lived intangible assets.
Revenue Recognition
Sales of goods and services are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered.
For sales of aftermarket parts or products with a low level of customization and engineering time, we recognize revenues at the time title and risks and rewards of ownership pass, which is generally when products are shipped or delivered to the customer as we have no obligation for installation. Sales of short‑term service arrangements are recognized as the services are performed, and sales of long‑term service arrangements are typically recognized on a straight‑line basis over the life of the agreement.
For certain arrangements where there is significant customization to the product, we recognize revenue under the provisions of ASC 605‑35, Revenue Recognition-Construction‑Type and Production‑Type Contracts. These products include large capital water treatment projects, systems and solutions for municipal and industrial applications. Revenues from construction‑type contracts are generally recognized under the percentage‑of‑completion method, based on the input of costs incurred to date as a percentage of total estimated contract costs. The nature of the contracts are generally fixed price with milestone billings. Approximately $276.3 million, $240.2 million and $218.6 million of revenues from construction-type contracts were recognized on the percentage-of-completion method during the years ended September 30, 2018, 2017 and 2016, respectively. Contract revenues and cost estimates are reviewed and revised quarterly at a minimum and the cumulative effect of such adjustments are recognized in current operations. The amounts of such adjustments have not been material.
Approximately $26.3 million, $28.4 million and $33.5 million of revenues from construction‑type contracts were recognized on a completed contract method, which is typically when the product is delivered and accepted by the customer, during the years ended September 30, 2018, 2017 and 2016, respectively. The completed contract method is principally used when the contract is short in duration (generally less than twelve months) and where results of operations would not vary materially from those resulting from the use of the percentage‑of‑completion method. Cost and earnings in excess of billings under construction‑type arrangements are recorded when contracts have net asset balances where contract costs plus recognized profits less recognized losses exceed progress billings. Billings in excess of costs incurred are recorded when contract progress billings exceed costs and recognized profit less recognized losses.
Product Warranties
Accruals for estimated expenses related to warranties are made at the time products are sold and are recorded as a component of cost of product sales in the Consolidated Statements of Operations in our Consolidated Financial Statements included elsewhere in this Annual Report on Form 10-K. The estimated warranty obligation is based on product warranty terms offered to customers, ongoing product failure rates, material usage and service delivery costs expected to be incurred in correcting a product failure, as well as specific obligations for known failures and other currently available evidence. We assess the adequacy of the recorded warranty liabilities on a regular basis and adjust amounts as necessary.
Income Taxes
We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are provided against deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax asset will not be realized within a reasonable time period. We assess tax positions using a two‑step process. A tax position is recognized if it meets a more‑likely‑than‑not threshold, and is measured at the largest amount of benefit that is greater than 50% of being realized. Uncertain tax positions are reviewed each balance sheet date.
Equity‑based Compensation
We account for awards of equity instruments in accordance with relevant authoritative literature. Prior to our IPO, given the absence of a public trading market for our common stock, the fair value of the common stock underlying our share‑based awards was determined by our board, with input from management, in each case using the income and market valuation approach. We believe that our board had the relevant experience and expertise to determine the fair value of our common stock. In accordance with the Accounting and Valuation Guide: Valuation of Privately‑Held‑Company Equity Securities Issued as Compensation published by the American Institute of Certified Public Accountants, our board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	our historical and projected operating and financial results, including capital expenditures;

•	current business conditions and performance, including dispositions and discontinued operations;

•	present value of estimated future cash flows;

•	the market performance and financial results of comparable publicly‑traded companies;

•	amounts of indebtedness;

•	industry or company‑specific considerations;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of the company;

•	lack of marketability of our common stock; and

•	the U.S. and global capital market conditions.
These estimates are no longer necessary to determine the fair value of new awards since the underlying shares are now publicly traded. Stock options are granted with exercise prices equal to or greater than the estimated fair market value on the date of grant as authorized by our compensation committee. Options granted vest ratably at 25% per year and are exercisable at the time of vesting. The options granted also have a ten-year contractual term. Stock option grants are generally subject to forfeiture if employment terminates prior to vesting. We utilize the Black‑Scholes option pricing model for estimating the grant date fair value of stock option awards granted. We consider the retirement and forfeiture provisions of the options and utilize our historical experience and the experience of similar public companies to estimate the expected life of the options. We base the risk‑free interest rate on the yield of a zero coupon U.S. Treasury security with a maturity generally equal to the expected life of the option from the date of the grant. We estimate the volatility of the share price of our common stock by considering the implied volatility of the stock of similar public entities as well as our own stock. We estimate the dividend yield to be zero as we do not intend to pay dividends in the future. In determining the appropriateness of the public entities included in the volatility assumption we consider a number of factors, including the entity’s life cycle stage, growth profile, size, financial leverage and products offered. Share‑based compensation cost is measured at the grant date based on the value of the award, net of estimated forfeitures, and is recognized as a component of General and administrative expense over the requisite vesting period.
In March 2016, the FASB issued ASU 2016‑09, Improvements to Employee Share‑Based Payment Accounting, which amends ASC Topic 718, Compensation-Stock Compensation. The ASU includes provisions intended to simplify various aspects related to how share‑based payments are accounted for and presented in the financial statements. The Company adopted ASU 2016-09 as of October 1, 2017 and the adoption of this guidance did not have a significant impact on our Consolidated Financial Statements.
Retirement Benefits
We apply ASC Topic 715, Compensation-Retirement Benefits, which requires the recognition in pension obligations and accumulated other comprehensive income of actuarial gains or losses, prior service costs or credits and transition assets or obligations that have previously been deferred. The determination of retirement benefit pension obligations and associated costs requires the use of actuarial computations to estimate participant plan benefits to which the employees will be entitled. The significant assumptions primarily relate to discount rates, expected long‑term rates of return on plan assets, rate of future compensation increases, mortality, years of service and other factors. We develop each assumption using relevant experience in conjunction with market‑related data for each individual country in which such plans exist. All actuarial assumptions are reviewed annually with third‑party consultants and adjusted as necessary. For the recognition of net periodic postretirement cost, the calculation of the expected return on plan assets is generally derived by applying the expected long‑term rate of return on the market‑related value of plan assets. The fair value of plan assets is determined based on actual market prices or estimated fair value at the measurement date.
Recent Accounting Pronouncements
See Note 2, “Summary of Significant Accounting Policies” in Item 8, included in this Annual Report on Form 10-K for a complete discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Item 8. Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
SUPPLEMENTARY FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Evoqua Water Technologies Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Evoqua Water Technologies Corp. (the “Company”) as of September 30, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), changes in equity and changes in cash flows for each of the three years in the period ended September 30, 2018, and the related notes and the financial statement schedule listed in the Index to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

Pittsburgh, Pennsylvania

December 11, 2018

Except for Note 1, Note 8 and Note 21, as to which the date is
February 15, 2019

Evoqua Water Technologies Corp.
Consolidated Balance Sheets
(In thousands)

	September 30, 2018	September 30, 2017
ASSETS
Current assets	$565,560	$512,240
Cash and cash equivalents	82,365	59,254
Receivables, net	254,756	245,248
Inventories, net	134,988	120,047
Cost and earnings in excess of billings on uncompleted contracts	69,147	66,814
Prepaid and other current assets	23,854	20,046
Income tax receivable	450	831
Property, plant, and equipment, net	320,023	280,043
Goodwill	411,346	321,913
Intangible assets, net	340,408	333,746
Deferred income taxes, net of valuation allowance	2,438	2,968
Other non‑current assets	23,842	22,399
Total assets	$1,663,617	$1,473,309
LIABILITIES AND EQUITY
Current liabilities	$284,719	$291,899
Accounts payable	141,140	114,932
Current portion of debt, net of deferred financing fees	11,555	11,325
Billings in excess of costs incurred	17,652	27,124
Product warranties	8,907	11,164
Accrued expenses and other liabilities	97,672	121,923
Income tax payable	7,793	5,431
Non‑current liabilities	1,016,882	964,835
Long‑term debt, net of deferred financing fees	928,075	878,524
Product warranties	3,360	6,110
Other non‑current liabilities	74,352	67,673
Deferred income taxes, net of valuation allowance	11,095	12,528
Total liabilities	1,301,601	1,256,734
Commitments and Contingent Liabilities (Note 19)
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 115,016 shares, outstanding 113,929 shares at September 30, 2018; issued 105,359 shares, outstanding 104,949 shares at September 30, 2017	1,145	1,054
Treasury stock: 1,087 shares at September 30, 2018 and 410 shares at September 30, 2017	(2,837)	(2,607)
Additional paid‑in capital	533,435	388,986
Retained deficit	(163,871)	(170,006)
Accumulated other comprehensive loss, net of tax	(9,017)	(5,989)
Total Evoqua Water Technologies Corp. equity	358,855	211,438
Non‑controlling interest	3,161	5,137
Total shareholders’ equity	362,016	216,575
Total liabilities and shareholders’ equity	$1,663,617	$1,473,309
See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.
Consolidated Statements of Operations
(In thousands except per share data)

	Year Ended September 30,
	2018	2017	2016
Revenue from product sales	$755,445	$674,997	$587,087
Revenue from services	584,096	572,427	550,109
Revenue from product sales and services	1,339,541	1,247,424	1,137,196
Cost of product sales	(499,846)	(445,890)	(407,354)
Cost of services	(434,962)	(401,783)	(396,777)
Cost of product sales and services	(934,808)	(847,673)	(804,131)
Gross Profit	404,733	399,751	333,065
General and administrative expense	(193,816)	(169,617)	(144,771)
Sales and marketing expense	(136,009)	(142,441)	(135,208)
Research and development expense	(15,877)	(19,990)	(22,897)
Total operating expenses	(345,702)	(332,048)	(302,876)
Other operating income	8,406	2,361	10,079
Other operating expense	(591)	(860)	(3,113)
Interest expense	(57,580)	(55,377)	(42,518)
Income (loss) before income taxes	9,266	13,827	(5,363)
Income tax (expense) benefit	(1,382)	(7,417)	18,394
Net income	7,884	6,410	13,031
Net income attributable to non‑controlling interest	1,749	4,247	1,392
Net income attributable to Evoqua Water Technologies Corp.	$6,135	$2,163	$11,639
Basic earnings per common share	$0.05	$0.02	$0.11
Diluted earnings per common share	$0.05	$0.02	$0.11
See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Year Ended September 30,
	2018	2017	2016
Net income	$7,884	$6,410	$13,031
Other comprehensive income
Foreign currency translation adjustments	(3,494)	129	1,493
Change in pension liability, net of tax of $232, $0 and $0, respectively	466	4,553	(7,651)
Total other comprehensive (loss) income	(3,028)	4,682	(6,158)
Less: Comprehensive income attributable to non‑controlling interest	(1,749)	(4,247)	(1,392)
Comprehensive income attributable to Evoqua Water Technologies Corp.	$3,107	$6,845	$5,481
See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.
Consolidated Statements of Changes in Equity
(In thousands)

	Common Stock		Treasury Stock		Additional Paid‑in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Non‑controlling Interest	Total
	Shares	Cost	Shares	Cost
Balance at September 30, 2015	101,849	$1,018	107	$(410)	$362,073	$(183,808)	$(4,513)	$—	$174,360
Equity based compensation expense	—	—	—	—	1,999	—	—	—	1,999
Capital contribution	—	—	—	—	6,895	—	—	—	6,895
Issuance of common stock	2,646	27	—	—	10,256	—	—	—	10,283
Stock repurchases	—	—	138	(723)	—	—	—	—	(723)
Establishment of non‑controlling interest	—	—	—	—	—	—	—	6,873	6,873
Dividends paid to non‑controlling interest	—	—	—	—	—	—	—	(2,625)	(2,625)
Net income	—	—	—	—	—	11,639	—	1,392	13,031
Other comprehensive loss	—	—	—	—	—	—	(6,158)	—	(6,158)
Balance at September 30, 2016	104,495	1,045	245	(1,133)	381,223	(172,169)	(10,671)	5,640	203,935
Equity based compensation expense	—	—	—	—	2,251	—	—	—	2,251
Issuance of common stock	864	9	—	—	5,512	—	—	—	5,521
Stock repurchases	—	—	165	(1,474)	—	—	—	—	(1,474)
Dividends paid to non‑controlling interest	—	—	—	—	—	—	—	(4,750)	(4,750)
Net income	—	—	—	—	—	2,163	—	4,247	6,410
Other comprehensive income	—	—	—	—	—	—	4,682	—	4,682
Balance at September 30, 2017	105,359	1,054	410	(2,607)	388,986	(170,006)	(5,989)	5,137	216,575
Equity based compensation expense	—	—	—	—	15,742	—	—	—	15,742
Shares of common stock issued in initial public offering, net of offering costs	8,333	83	—	—	137,522	—	—	—	137,605
Shares withheld related to net share settlement (including tax withholdings)	1,324	8	659	—	(8,815)	—	—	—	(8,807)
Stock repurchases	—	—	18	(230)	—	—	—	—	(230)
Dividends paid to non-controlling interest	—	—	—	—	—	—	—	(3,725)	(3,725)
Net income	—	—	—	—	—	6,135	—	1,749	7,884
Other comprehensive loss	—	—	—	—	—	—	(3,028)	—	(3,028)
Balance at September 30, 2018	115,016	$1,145	1,087	$(2,837)	$533,435	$(163,871)	$(9,017)	$3,161	$362,016
See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.
Consolidated Statements of Changes in Cash Flows
(In thousands)

	Year Ended September 30,
	2018	2017	2016
Operating activities
Net income	$7,884	$6,410	$13,031
Reconciliation of net income to cash flows from operating activities:
Depreciation and amortization	85,860	77,886	69,289
Amortization of deferred financing costs (includes $5,575, $3,094 and $5,484 write off of deferred financing fees)	8,073	8,511	4,121
Deferred income taxes	(6,232)	1,273	(21,215)
Share-based compensation	15,742	2,251	1,999
(Gain) loss on sale of property, plant and equipment	(6,750)	1,230	(11,120)
Foreign currency losses (gains) on intercompany loans	5,766	(5,625)	51
Changes in assets and liabilities
Accounts receivable	(3,139)	(44,047)	(3,973)
Inventories	(12,051)	(5,948)	2,484
Cost and earnings in excess of billings on uncompleted contracts	(3,544)	(17,296)	(15,258)
Prepaids and other current assets	(3,773)	(2,971)	1,326
Accounts payable	24,945	4,707	15,682
Accrued expenses and other liabilities	(22,851)	(2,243)	(31,446)
Billings in excess of costs incurred	(9,254)	1,301	(13,389)
Income taxes	2,777	6,656	4,329
Other non‑current assets and liabilities	(2,436)	(3,593)	16,008
Net cash provided by operating activities	81,017	28,502	31,919
Investing activities
Purchase of property, plant and equipment	(80,713)	(57,775)	(47,728)
Purchase of intangibles	(1,950)	(4,914)	(248)
Proceeds from sale of property, plant and equipment	21,641	5,422	5,191
Proceeds from sale of business	430	—	4,547
Acquisitions, net of cash received of $27, $209 and $11,486	(146,443)	(77,628)	(306,372)
Net cash used in investing activities	(207,035)	(134,895)	(344,610)
Financing activities
Issuance of debt, net of deferred issuance costs	155,270	415,602	178,704
Borrowings under credit facility	129,000	131,000	81,000
Repayment of debt	(242,470)	(423,418)	(74,461)
Repayment of capital lease obligation	(10,474)	(7,962)	(7,683)
Payment of earn-out related to previous acquisitions	(5,528)	—	—
Proceeds from capital contribution	—	—	6,895
Proceeds from issuance of common stock	137,605	5,521	10,282
Taxes paid related to net share settlements of share-based compensation awards	(8,807)	—	—
Stock repurchases	(230)	(1,474)	(723)
Distribution to non‑controlling interest	(3,725)	(4,750)	(2,625)
Net cash provided by financing activities	150,641	114,519	191,389
Effect of exchange rate changes on cash	(1,512)	766	2,637
Change in cash and cash equivalents	23,111	8,892	(118,665)
Cash and cash equivalents
Beginning of period	59,254	50,362	169,027
End of period	$82,365	$59,254	$50,362
See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.
Supplemental Disclosure of Cash Flow Information
(In thousands)

	Year Ended September 30,
	2018	2017	2016
Supplemental disclosure of cash flow information
Cash paid for taxes	$4,450	$3,017	$3,964
Cash paid for interest	$43,596	$43,426	$36,750
Non‑cash investing and financing activities
Accrued earn-out related to acquisitions	$1,570	$7,479	$650
Capital lease transactions	$10,595	$15,513	$8,378
Landlord incentives	$—	$1,700	$—
Cloud computing related intangible transaction	$—	$5,544	$—
See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.
Notes to Audited Consolidated Financial Statements
(In thousands)
1. Description of the Company and Basis of Presentation
Background
Evoqua Water Technologies Corp. (referred to herein as the “Company” or “EWT”) was incorporated on October 7, 2013. On January 15, 2014, Evoqua Water Technologies Corp., acquired through its wholly owned entities, EWT Holdings II Corp. and EWT Holdings III Corp. (a/k/a Evoqua Water Technologies), all of the outstanding shares of Siemens Water Technologies, a group of legal entity businesses formerly owned by Siemens AG (“Siemens”). The stock purchase closed on January 15, 2014 and was effective January 16, 2014 (the “Acquisition”). The stock purchase price, net of cash received, was approximately $730,577. On November 6, 2017, the Company completed its initial public offering (“IPO”), pursuant to which an aggregate of 27,777 shares of common stock were sold, of which 8,333 were sold by the Company and 19,444 were sold by the selling shareholders, with a par value of $0.01 per share. After underwriting discounts and commissions and expenses, the Company received net proceeds from the IPO of approximately $137,605. The Company used a portion of these proceeds to repay $104,936 of indebtedness (including accrued and unpaid interest) under EWT III’s senior secured first lien term loan facility and the remainder for general corporate purposes. The Company did not receive any proceeds from the sale of shares by the selling shareholders. On November 7, 2017, the selling shareholders sold an additional 4,167 shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares. On March 19, 2018, the Company completed a secondary public offering, pursuant to which 17,500 shares of common stock were sold by certain selling shareholders. On March 21, 2018, the selling shareholders sold an additional 2,625 shares of common stock as a result of the exercise in full by the underwriters of an option to purchase additional shares. The Company did not receive any proceeds from the sale of shares by the selling shareholders.
The Business
EWT provides a wide range of product brands and advanced water and wastewater treatment systems and technologies, as well as mobile and emergency water supply solutions and service contract options through its segment branch network. Headquartered in Pittsburgh, Pennsylvania, EWT is a multi‑national corporation with operations in the United States (“U.S.”), Canada, the United Kingdom (“UK”), the Netherlands, Germany, Australia, China, and Singapore.
Recasting of Prior Period Information
As of September 30, 2018, the Company was organizationally structured into three reportable segments for the purpose of making operational decisions and assessing financial performance: (i) Industrial, (ii) Municipal and (iii) Products. As previously announced on October 30, 2018, the Company transitioned from a three-segment structure to a two-segment structure designed to better serve the needs of customers worldwide. This new structure was effective October 1, 2018, and combined the Municipal services business with the existing Industrial segment into a new segment renamed Integrated Solutions and Services, a group entirely focused on engaging directly with end users. The Products segment and Municipal products businesses were combined into a new segment renamed Applied Product Technologies. This segment is focused on developing product platforms to be sold primarily through third party channels.
This change impacted the following Notes to Audited Consolidated Financial Statements:

◦	Note 1 - Description of the Company and Bases of Presentation

◦	Note 8 - Goodwill

◦	Note 21 - Business Segments
This change had no impact on the Company’s Consolidated Statements of Operations or on the Company's income (loss) before taxes or net income (loss) for any period reported in the Consolidated Statements of Operations. The changes referred to above had no impact on the historical consolidated financial position or cash flows.

Basis of Presentation
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) from the accounting records of the Company, and reflect the consolidated financial position and results of operations for the fiscal years ended September 30, 2018, 2017 and 2016. Unless otherwise specified, references in this section to a year refer to its fiscal year. All intercompany transactions have been eliminated. Unless otherwise specified, all dollar amounts in this section are referred to in thousands.
2. Summary of Significant Accounting Policies
Fiscal Year
The Company’s fiscal year ends on September 30.
Use of Estimates
The Consolidated Financial Statements have been prepared in conformity with GAAP and require management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used for, but not limited to: (i) revenue recognition; (ii) allowance for doubtful accounts; (iii) inventory valuation, asset valuations, impairment, and recoverability assessments; (iv) depreciable lives of assets; (v) useful lives of intangible assets; (vi) income tax reserves and valuation allowances; and (vii) product warranty and litigation reserves. Estimates are revised as additional information becomes available. Actual results could differ from these estimates.
Cash and Cash Equivalents
Cash and cash equivalents are liquid investments with an original maturity of three or fewer months when purchased.
Accounts Receivable
Receivables are primarily comprised of uncollected amounts owed to the Company from transactions with customers and are presented net of allowances for doubtful accounts. Allowances are estimated based on historical write‑offs and the economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Write‑offs are recorded at the time all collection efforts have been exhausted.
Inventories
Inventories are stated at the lower of cost or market, where cost is generally determined on the basis of an average or first‑in, first‑out (“FIFO”) method. Production costs comprise direct material and labor and applicable manufacturing overheads, including depreciation charges. The Company regularly reviews inventory quantities on hand and writes off excess or obsolete inventory based on estimated forecasts of product demand and production requirements. Manufacturing operations recognize cost of product sales using standard costing rates with overhead absorption which generally approximates actual cost.

Property, Plant, and Equipment
Property, plant, and equipment is valued at cost less accumulated depreciation and impairment losses. If the costs of certain components of an item of property, plant, and equipment are significant in relation to the total cost of the item, they are accounted for and depreciated separately. Depreciation expense is recognized using the straight‑line method. Useful lives are reviewed annually and, if expectations differ from previous estimates, adjusted accordingly. Estimated useful lives for major classes of depreciable assets are as follows:

Asset Class	Estimated Useful Life
Machinery and equipment	3 to 20 years
Buildings and improvements	10 to 40 years
Leasehold improvements are depreciated over the shorter of their estimated useful life or the term of the lease. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.
Acquisitions
Acquisitions are recorded using the purchase method of accounting. The purchase price of acquisitions is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value at the acquisition date. The excess of the acquisition price over those estimated fair values is recorded as goodwill. Changes to the acquisition date preliminary fair values prior to the expiration of the measurement period, a period not to exceed 12 months from date of acquisition, are recorded as an adjustment to the associated goodwill. Contingent consideration resulting from acquisitions is recorded at its estimated fair value on the acquisition date. These obligations are revalued during each subsequent reporting period and changes in the fair value of the contingent consideration obligations can result from adjustments in the probability of achieving future development steps, sales targets and profitability and are recorded in General and administrative expenses in the Consolidated Statements of Operations. Acquisition-related expenses and restructuring costs, if any, are recognized separately from the business combination and are expensed as incurred.
Goodwill and Other Intangible Assets
Goodwill represents purchase consideration paid in a business combination that exceeds the value assigned to the net assets of acquired businesses. Other intangible assets consist of customer‑related intangibles, proprietary technology, software, trademarks and other intangible assets. The Company amortizes intangible assets with definite useful lives on a straight‑line basis over their respective estimated economic lives which range from 1 to 26 years.
The Company reviews goodwill to determine potential impairment annually during the fourth quarter of its fiscal year, or more frequently if events and circumstances indicate that the asset might be impaired. Impairment testing for goodwill is performed at a reporting unit level. The Company has determined that it has three reporting units. The quantitative impairment testing utilizes both a market (guideline public company) and income (discounted cash flows) method for determining fair value. In estimating the fair value of the reporting unit utilizing a discounted cash flow (“DCF”) valuation technique, the Company incorporates its judgment and estimates of future cash flows, future revenue and gross profit growth rates, terminal value amount, capital expenditures and applicable weighted‑average cost of capital used to discount these estimated cash flows. The estimates and projections used in the estimate of fair value are consistent with the Company’s current budget and long‑range plans, including anticipated change in market conditions, industry trend, growth rates and planned capital expenditures, among other considerations.
Impairment of Long‑Lived Assets
Long‑lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of the asset or asset group is measured by comparison of its carrying amount to undiscounted future net cash flows the asset or asset group is expected to generate. If the carrying amount of an asset or asset group is not recoverable, the Company recognizes an impairment loss based on the excess of the carrying amount of the asset or asset group over its respective fair value which is generally determined as the present value of estimated future cash flows or as the appraised value.

Debt Issuance Costs and Debt Discounts
Debt issuance costs are capitalized and amortized over the contractual term of the underlying debt using the straight line method which approximates the effective interest method. Debt discounts and lender arrangement fees deducted from the proceeds have been included as a component of the carrying value of debt and are being amortized to interest expense using the effective interest method.
Amortization of debt issuance costs and debt discounts/premiums included in interest expense were $2,498, $4,607 and $4,121 for the years ended September 30, 2018, 2017 and 2016, respectively.
In July 2018, the Company wrote off $2,581 of deferred financing fees and incurred and expensed an additional $1,346 of fees related to the sixth amendment of its First Lien Term Facility in which an additional $150,000 was borrowed.
In November 2017, the Company wrote off $1,844 of deferred financing fees related to a $100,000 prepayment of debt, then subsequently wrote off another $1,150 of fees in December of 2017 due to the fifth amendment to its First Lien Term Facility. The Company incurred and expensed another $2,131 of fees as a result of the December refinancing.
In August 2017, the Company wrote off $1,829 of deferred financing fees related to the extinguishment of debt and incurred another $1,188 of fees related to an amendment of its First Lien Term Facility.
In October 2016, the Company wrote off $2,075 of deferred financing fees related to the extinguishment of debt and incurred another $481 of fees related to a tack-on financing the Company completed in October 2016.
Revenue Recognition
Sales of goods and services are recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, collectability is reasonably assured and delivery has occurred or services have been rendered.
For sales of aftermarket parts or products with a low level of customization and engineering time, the Company recognizes revenues at the time title and risks and rewards of ownership pass, which is generally when products are shipped or delivered to the customer as the Company has no obligation for installation. Sales of short‑term service arrangements are recognized as the services are performed, and sales of long‑term service arrangements are typically recognized on a straight‑line basis over the life of the agreement.
For certain arrangements where there is significant customization to the product, the Company recognizes revenue under the provisions of Accounting Standards Codification (“ASC”) 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts. These products include large capital water treatment projects, systems and solutions for municipal and industrial applications. Revenues from construction-type contracts are generally recognized under the percentage-of-completion method, based on the input of costs incurred to date as a percentage of total estimated contract costs. The nature of the contracts is generally fixed price with milestone billings. Approximately $276,319, $240,233 and $218,605 of revenues from construction-type contracts were recognized on the percentage-of-completion method during the years ended September 30, 2018, 2017 and 2016, respectively. Contract revenues and cost estimates are reviewed and revised quarterly at a minimum and the cumulative effect of such adjustments are recognized in current operations. The amount of such adjustments have not been material. Cost and earnings in excess of billings under construction‑type arrangements are recorded when contracts have net asset balances where contract costs plus recognized profits less recognized losses exceed progress billings. Billings in excess of costs incurred are recorded when contract progress billings exceed costs and recognized profit less recognized losses. Approximately $26,341, $28,449 and $33,457 of revenues from construction-type contracts were recognized on a completed contract method, which is typically when the product is delivered and accepted by the customer, during the years ended September 30, 2018, 2017 and 2016, respectively. The completed contract method is principally used when the contract is short in duration (generally less than twelve months) and where results of operations would not vary materially from those resulting from the use of the percentage-of-completion method.
Product Warranties
Accruals for estimated expenses related to warranties are made at the time products are sold and are recorded as a component of Cost of product sales in the Consolidated Statements of Operations. The estimated warranty obligation is based on product warranty terms offered to customers, ongoing product failure rates, material usage and service delivery costs expected to be incurred in correcting a product failure, as well as specific obligations for known failures and other currently available evidence. The Company assesses the adequacy of the recorded warranty liabilities on a regular basis and adjusts amounts as necessary.
Shipping and Handling Cost
Shipping and handling costs are included as a component of Cost of product sales.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are provided against deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax asset will not be realized within a reasonable time period. The Company assesses tax positions using a two‑step process. A tax position is recognized if it meets a more‑likely‑than‑not threshold, and is measured at the largest amount of benefit that is greater than 50.0% percent of being realized. Uncertain tax positions are reviewed each balance sheet date.
Foreign Currency Translation and Transactions
The functional currency for the international subsidiaries is the local currency. Assets and liabilities are translated into U.S. Dollars using current rates of exchange, with the resulting translation adjustments recorded in other comprehensive income/loss within shareholders’ equity. Revenues and expenses are translated at the weighted‑average exchange rate for the period, with the resulting translation adjustments recorded in the Consolidated Statements of Operations.
Foreign currency translation losses (gains) which aggregated $7,018, $(7,111) and $666 for the years ended September 30, 2018, 2017 and 2016, respectively, are primarily included in General and administrative expenses in the Consolidated Statements of Operations.
Research and Development Costs
Research and development costs are expensed as incurred. The Company recorded $15,877, $19,990 and $22,897 of costs for the years ended September 30, 2018, 2017 and 2016, respectively.
Equity‑based Compensation
The Company measures the cost of awards of equity instruments to employees based on the grant‑date fair value of the award. Prior to the IPO, given the absence of a public trading market for the Company’s common stock, the fair value of the common stock underlying the Company’s share‑based awards was determined by the Company’s board, with input from management, in each case using the income and market valuation approach. Stock options are granted with exercise prices equal to or greater than the estimated fair market value on the date of grant as authorized by the Company’s compensation committee. The grant‑date fair value is determined using the Black‑Scholes model. The fair value, net of estimated forfeitures, is amortized as compensation cost on a straight‑line basis over the vesting period primarily as a component of General and administrative expenses.
The Company issued 1,197 shares of common stock, with an aggregate value of $25,000, to certain employees as restricted stock unit awards made in connection with the IPO. The fair value of such awards was based on the closing price of the Company’s stock as of the IPO date and the value will be amortized as compensation expense on a straight-line basis over the vesting period, which is upon the second anniversary of the IPO.
Earnings per Share
Basic earnings per common share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of shares of common stock, plus the effect of diluted potential common shares outstanding during the period using the treasury stock method. Diluted potential common shares include outstanding stock options.
Retirement Benefits
The Company applies, ASC Topic 715, Compensation—Retirement Benefits, which requires the recognition in pension obligations and accumulated other comprehensive income of actuarial gains or losses, prior service costs or credits and transition assets or obligations that have previously been deferred. The determination of retirement benefit pension obligations and associated costs requires the use of actuarial computations to estimate participant plan benefits to which the employees will be entitled. The significant assumptions primarily relate to discount rates, expected long‑term rates of return on plan assets, rate of future compensation increases, mortality, years of service, and other factors. The Company develops each assumption using relevant experience in conjunction with market‑related data for each individual country in which such plans exist. All actuarial assumptions are reviewed annually with third‑party consultants and adjusted as necessary. For the recognition of net periodic postretirement cost, the calculation of the expected return on plan assets is generally derived by applying the expected long‑term rate of return on the market‑related value of plan assets. The fair value of plan assets is determined based on actual market prices or estimated fair value at the measurement date.
Treated Water Outsourcing
Treated Water Outsourcing (“TWO”) is a joint venture between the Company and Nalco Water, an Ecolab company, in which the Company holds a 50% partnership interest. The Company is obligated to absorb all risk of loss up to 100% of the joint venture partner’s equity. As such, the Company fully consolidates TWO as a variable interest entity (“VIE”) under ASC 810, Consolidation.

The Company has not provided additional financial support to this entity which it is not contractually required to provide, and the Company does not have the ability to use the assets of TWO to settle obligations of the Company’s other subsidiaries. The following provides a summary of TWO’s balance sheet as of September 30, 2018 and 2017, and summarized financial information for the years ended September 30, 2018, 2017 and 2016.

	September 30, 2018	September 30, 2017
Current assets (includes cash of $3,304 and $1,907)	$5,486	$12,006
Property, plant and equipment	4,441	6,107
Goodwill	2,206	2,206
Other non-current assets	3	2,735
Total liabilities	(3,608)	(12,781)

	Year Ended September 30,
	2018	2017	2016
Total revenues	$15,526	$22,039	$16,351
Total operating expenses	(12,996)	(14,835)	(13,384)
Income from operations	$2,530	$7,204	$2,967
Recent Accounting Pronouncements
Accounting Pronouncements Not Yet Adopted
In October 2018, the Financial Account Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes which permits the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815. ASU No. 2018-16 will be effective for the Company for the quarter ending December 31, 2018 and is required to be adopted in conjunction with ASU 2017-12

(defined below) on a prospective basis. The Company does not expect the impact of adoption on the Company’s Consolidated Financial Statements to be material.
In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which requires implementation costs incurred by customers in cloud computing arrangements (i.e., hosting arrangements) to be capitalized under the same premises of authoritative guidance for internal-use software, and deferred over the noncancellable term of the cloud computing arrangements plus any option renewal periods that are reasonably certain to be exercised. ASU No. 2018-15 will be effective for the Company for the quarter ending December 31, 2021, with early adoption permitted. The amendments should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently assessing the impact of adoption on the Company’s Consolidated Financial Statements.
In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework-Changes to the Disclosure Requirements for Defined Benefit Plans, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. ASU No. 2018-14 will be effective for the Company for the quarter ending December 31, 2021 on a retrospective basis, with early adoption permitted. The Company is currently assessing the impact of adoption on the Company’s disclosures.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Subtopic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. ASU 2018-14 will be effective for the Company for the quarter ending December 31, 2020, with early adoption permitted. The Company is currently assessing the impact of adoption on the Company’s disclosures.
In June 2018, the FASB issued ASU 2018‑07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. ASU No. 2018‑07 will be effective for the Company for the quarter ending December 31, 2019. The Company does not expect the impact of adoption on the Company’s Consolidated Financial Statements to be material.
In May 2017, the FASB issued ASU 2018‑02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows for a reclassification from Accumulated other comprehensive loss to Retained deficit for stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information to users of financial statements. ASU No. 2017‑09 will be effective for the Company for the quarter ending December 31, 2018. The Company does not expect the impact of adoption on the Company’s Consolidated Financial Statements to be material.
In May 2017, the FASB issued ASU 2017‑12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which expands and refines hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements and also make certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness. ASU No. 2017‑12 will be effective for the Company for the quarter ending December 31, 2018. The Company does not expect the impact of adoption on the Company’s Consolidated Financial Statements to be material.
In May 2017, the FASB issued ASU 2017‑09, Scope of Modification Accounting, which amended Accounting Standards Code Topic 718. FASB issued ASU 2017‑09 to reduce the cost and complexity when applying Topic 718 and standardize the practice of applying Topic 718 to financial reporting. The ASU was not developed to fundamentally change the definition of a modification, but instead to provide guidance for what changes would qualify as a modification. ASU No. 2017‑09 will be effective for the Company for the quarter ending December 31, 2018. The company is currently evaluating the potential impact of adoption on the Company’s Consolidated Financial Statements.

In February 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU requires the disaggregation of the service cost component from other components of net periodic benefit cost, clarifies how to present the service cost component and other components of net benefit costs in the Statements of Consolidated Operations and allows only the service cost component of net benefit costs to be eligible for capitalization. This ASU is effective for the Company for the quarter ending December 31, 2018. Adoption will be applied on a retrospective basis for the presentation of all components of net periodic benefit costs and on a prospective basis for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. The company is currently evaluating the impact this guidance will have but does not expect this to have a significant impact on the Consolidated Financial Statements and related disclosures.
In October 2016, the FASB issued ASU 2016-17, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. The purpose of this update is to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The ASU requires the tax effects of all intra-entity sales of assets other than inventory to be recognized in the period in which the transaction occurs. The guidance was effective for the Company for the quarter ending December 31, 2018. The changes were required to be applied by means of a cumulative-effect adjustment recorded in retained earnings as of the beginning of the year of adoption. The Company adopted this standard on October 1, 2018 but noted that this adoption did not have a material impact on its Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires recognition of operating leases as lease assets and liabilities on the balance sheet, and disclosure of key information about leasing arrangements. ASU No. 2016-02 should be applied using a modified retrospective approach and will be effective for the Company for the quarter ending December 31, 2019, with early adoption permitted. Amendments to the standard were issued by the FASB in January and July 2018 including certain practical expedients and an amendment that provides an additional and optional transition method to adopt the standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company has completed its initial scoping reviews, reviewed software options necessary to meet the reporting requirements of the standard and is continuing to assess the impact adoption of this guidance will have on the Company’s Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 clarifies the principles for recognizing revenue when an entity either enters into a contract with customers to transfer goods or services or enters into a contract for the transfer of non-financial assets. ASU 2014-09 may be adopted using either of two acceptable methods: (1) retrospective adoption to each prior period presented with the option to elect certain practical expedients; or (2) adoption with the cumulative effect recognized at the date of initial application and providing certain disclosures. To assess at which time revenue should be recognized, an entity should use the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. The Company adopted this standard on October 1, 2018 using the modified retrospective approach but noted that this adoption did not have a material impact on its Consolidated Financial Statements. The Company historically recognized revenue for some of its contracts on a percentage-of-completion basis, which represented approximately 21% of its Consolidated net sales for the year ended September 30, 2018. Based on the new guidance, the Company determined that for some of these contracts in which revenue was previously recognized over a period of time, revenue instead needs to be recognized at a point in time. This change is mainly due to the nature of certain products, which in some cases have an alternative use, and the Company’s right to payment in the event of termination for convenience.
Accounting Pronouncements Recently Adopted
The Company early adopted ASU 2016‑15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) for the year beginning October 1, 2018. This new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The guidance is to be applied retrospectively to all periods presented, however there were no instances in prior periods that were impacted by the adoption of this ASU. This adoption did not have a material impact on the Company’s Consolidated Financial Statements.

The Company early adopted ASU 2017‑04, Simplifying the Test for Goodwill Impairment, for the year beginning October 1, 2017. This ASU simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied value of a reporting unit’s goodwill with the carrying amount of that goodwill. The amendments in this ASU are effective for the Company for the quarter ending December 31, 2020. The adoption of this ASU did not have a material impact on the Company’s Consolidated Financial Statements.
The Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation – Stock Compensation as of October 1, 2017. The ASU includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. The adoption of this ASU did not have a significant impact on the Company’s Consolidated Financial Statements.
3. Acquisitions and Divestitures
Acquisitions support the Company’s strategy of delivering a broad solutions portfolio with robust technology across multiple geographies and end markets.
2018 Acquisitions
On August 31, 2018, the Company acquired substantially all of the assets of Le Groupe IsH20Top Inc. (“Isotope”), a Quebec-based provider of high-purity water treatment equipment and systems, equipment maintenance services and service deionization for CAD 3,651 ($2,804); CAD 3,171 ($2,435) cash at closing in addition to earn-out payments one year after the closing. Included in consideration is CAD 226 ($175), which represents the fair value of earn-out payments at the date of acquisition if certain revenue targets are achieved, with the maximum earn-out payment of CAD 480 ($369). Isotope serves the ultrapure pharmaceutical, laboratory, medical, university, industrial and microelectronics markets in the Quebec region and provides its customer base with a variety of solutions including reverse osmosis, deionized water systems and steam purification. The Company incurred approximately $188 of acquisition costs, which are included in General and administrative expenses. Isotope is part of the Integrated Solutions and Services segment and strengthens the Company’s Canadian service capabilities.
On July 26, 2018, the Company acquired all of the issued and outstanding equity securities of ProAct Services Corporation (“ProAct”) and its subsidiaries for $133,772 paid in cash at closing which was funded through incremental borrowings under the Company’s Term Loan. ProAct is a leading provider of on-site treatment services of contaminated water in all 50 states. ProAct will operate within the Company’s Integrated Solutions and Services segment and will continue to be based in Ludington, Michigan with a nationwide service footprint and facilities in California, Florida, Michigan, Minnesota, New Jersey, Virginia and Texas. ProAct provides an array of expanded offerings across the Company’s existing environmental solutions and enhances its existing service capabilities in mobile/temporary process water and wastewaster treatment, hydrostatic water treatment and coal ash pond remediation. The Company incurred approximately $1,067 of acquisition costs, which are included in General and administrative expenses. The operating results of ProAct have been included in the Company’s Consolidated Statements of Operations since the acquisition date, and resulted in $8,042 and $590 of revenue and net income, respectively, for the year ended September 30, 2018.
The following table presents the unaudited pro forma results for the years ended September 30, 2018 and 2017. The unaudited pro forma financial information combines the results of operations of EWT and ProAct as though the Company had been combined as of the beginning of years ended September 30, 2018 and 2017, and the pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at such time. Pro forma results for other acquisitions completed in the year ended September 30, 2018 were determined to not be material. The unaudited pro forma results presented below include adjustments for increased fair value of acquired intangible assets and related amortization charges, acquisition costs, and interest.

	Year Ended September 30,
	2018	2017
Total revenues	$1,385,159	$1,294,167
Net loss attributable to Evoqua Water	2,116	1,527
On March 9, 2018, the Company acquired all of the issued and outstanding equity securities of Pacific Ozone Technology, Inc. (“Pacific Ozone”), a provider of advanced ozone disinfection systems, testing products and support services for $8,557; $6,557 cash at closing in addition to earn-out payments to be paid out over three years after the closing. Included in consideration is $934, which represents the fair value of earn-out payments if certain performance metrics are achieved, with a maximum amount of $2,000. The Company incurred approximately $191 of acquisition costs, which are included in General and administrative expenses. Pacific Ozone, based in Benecia, California, is part of the Applied Product Technologies segment and adds a new technology, ozone disinfection, to the portfolio and further enhances the Company’s ability in the industrial water treatment and aquatics market.
On January 31, 2018, the Company acquired substantially all of the assets of Pure Water Solutions, LLC (“Pure Water”), a provider of high-purity water equipment and systems, service deionization and resin regeneration, with service operations in suburban Denver, Colorado and Santa Fe, New Mexico for $4,699; $3,706 cash at closing in addition to earn-out payments to be paid out one year after the closing. Included in consideration is $993, which represents the fair value of earn-out payments if certain revenue targets are achieved, with a maximum amount of $461. The Company incurred approximately $132 of acquisition costs, which are included in General and administrative expenses. Pure Water is part of the Integrated Solutions and Services segment, and extends the Company’s service network.
The preliminary opening balance sheet for the acquisitions is summarized as follows:

	Isotope	ProAct	Pacific Ozone	Pure Water	Total
Current Assets	$627	$11,513	$1,822	$295	$14,257
Property, plant and equipment	0	26,272	151	156	26,579
Goodwill	1,266	84,308	4,337	2,506	92,417
Intangible assets	933	27,464	2,678	1,488	32,563
Other non-current assets	—	—	135	—	135
Total asset acquired	2,826	149,557	9,123	4,445	165,951
Total liabilities assumed	(216)	(15,785)	(1,632)	(278)	(17,911)
Net assets acquired	$2,610	$133,772	$7,491	$4,167	$148,040
The Company is continuing to gather information for completion of accounting for certain balances associated with acquisitions and may include revisions to the initial purchase accounting in subsequent quarters throughout the measurement periods.
2018 Divestitures
On April 9, 2018, the Company completed the sale of 100% of the corporate capital of Evoqua Water Technologies S.r.l., which includes the Company’s former operations in Italy, to Giotto Water S.r.l. (“Giotto”). The aggregate purchase price paid in cash by Giotto in the transaction was €350 ($430), subject to certain earn-out adjustments to be paid by Giotto in connection with the realization of specified tax benefits relating to previous years, and resulted in a nominal gain which is included in Other operating income on the Consolidated Statements of Operations.
2017 Acquisitions
On June 30, 2017, the Company acquired Olson Irrigation Systems (“Olson”), a leading designer and producer of filters and irrigation components for the agriculture and industrial markets, based in Santee, California, for $9,406. Olson is part of the Company’s Applied Product Technologies segment and will help the business build upon its leadership in filtration serving a broad range of industrial applications. The Company incurred approximately $140 of acquisition costs, which are included in General and administrative expenses.
On June 30, 2017, the Company acquired ADI Systems North America Inc., Geomembrane Technologies Inc., and Lange Containment Systems, Inc. (collectively, ‘‘ADI’’) from ADI Group Inc. for a total of CAD 72,220 ($55,558); CAD 67,320 ($51,785) cash at closing and the fair value of the earn out payments of CAD 4,900 ($3,773) at the date of acquisition. The cash paid at closing was initially funded through borrowings under the credit facility, which was subsequently paid off through the August 8, 2017 First lien facility amendment. The maximum amount payable under the earn outs is CAD 7,480 ($5,760) if certain performance metrics are achieved over a period of twenty-four months. The three are world leaders in wastewater solutions for industrial and manufacturing applications, primarily based in Fredericton, New Brunswick. ADI offers a wide range of technologies tailored to its customer base around the world in anaerobic digestion, aerobic treatment, and biogas treatment. They also provide green energy recovery and water reuse technologies as well as industrial wastewater cover liners and containment systems. Combined, ADI has more than 260 customers in 35 countries. ADI’s results are included within the Integrated Solutions and Services segment of the Company. The Company incurred approximately $109 of acquisition costs, which are included in General and administrative expenses.
On May 9, 2017, the Company acquired substantially all of the assets of Noble Water Technologies (“Noble”), a leader in high purity water systems and service, located in Dallas, Texas for $7,634; $5,915 cash at closing in addition to earn out payments over the next twelve months. Included in consideration is $1,719, which represents the fair value of the earn outs at the date of the acquisition related to customer retention, with a maximum earn out payment of $2,366. The Company incurred approximately $116 of acquisition costs, which are included in General and administrative expenses. Noble’s results are included within the Integrated Solutions and Services segment of the Company.
On November 1, 2016, the Company acquired substantially all of the assets of Environmental Treatment Services, Inc. (“ETS”), a leading provider of engineered solutions to the industrial wastewater market based in Acworth, Georgia for $10,730. ETS had ten employees as of the date of acquisition. The Company incurred approximately $16 of acquisition costs, which are included in General and administrative expenses. ETS was acquired to support the Company’s growth plan and is included within the Integrated Solutions and Services segment of the Company.
Pro forma results for acquisitions completed in the year ended September 30, 2017 were determined to not be material.
The opening balance sheet as of September 30, 2017 for the acquisitions are summarized as follows.

	Olson	ADI	Noble	ETS	Total
Current Assets	$2,417	$11,002	$618	$782	$13,800
Property, plant and equipment	593	719	256	376	2,326
Goodwill	3,566	39,084	4,135	5,619	52,404
Other intangible assets	3,263	12,594	2,916	3,953	23,373
Other non-current assets	—	1,971	—	—	1,971
Total asset acquired	9,839	65,370	7,925	10,730	93,874
Total liabilities assumed	(433)	(9,812)	(291)	—	(10,546)
Net assets acquired	$9,406	$55,558	$7,634	$10,730	$83,328
4. Fair Value Measurements
As of September 30, 2018 and 2017, the fair values of cash and cash equivalents, accounts receivable and accounts payable approximate carrying values due to the short maturity of these items.
The Company measures the fair value of pension plan assets and liabilities, deferred compensation and plan assets and liabilities on a recurring basis pursuant to ASC Topic 820. ASC Topic 820 establishes a three‑tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1: Quoted prices for identical instruments in active markets.
Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations whose inputs are observable or whose significant value driver is observable.
Level 3: Unobservable inputs in which little or no market data is available, therefore requiring an entity to develop its own assumptions.
The following table presents the Company’s financial assets and liabilities at fair value. The fair values related to the pension assets are determined using net asset value (“NAV”) as a practical expedient, or by information categorized in the fair value hierarchy level based on the inputs used to determine fair value. The reported carrying amounts of deferred compensation assets and liabilities and debt approximate their fair values. The Company uses interest rates and other relevant information generated by market transactions involving similar instruments to fair value these assets and liabilities, therefore all are classified as Level 2 within the valuation hierarchy. For the years ended September 30, 2018 and 2017, there were no transfers between Level 1 and 2 of the fair value hierarchy.

	Net Asset Value	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of September 30, 2018
Assets:
Pension plan
Cash	$—	$15,821	$—	$—
Government Securities	3,161	—	—	—
Liability Driven Investment	2,598	—	—	—
Guernsey Unit Trust	965	—	—	—
Global Absolute Return	2,038	—	—	—
Deferred compensation plan assets
Trust Assets	—	648	—	—
Insurance	—	—	18,448	—
Liabilities:
Pension plan	—	—	(27,181)	—
Deferred compensation plan liabilities	—	—	(21,834)	—
Long‑term debt	—	—	(957,441)	—
Earn-outs related to acquisitions	—	—	—	(1,916)

As of September 30, 2017
Assets:
Pension plan
Cash	$—	$16,024	$—	$—
Government Securities	3,206	—	—	—
Liability Driven Investment	2,754	—	—	—
Guernsey Unit Trust	932	—	—	—
Global Absolute Return	2,139	—	—	—
Deferred compensation plan assets
Trust Assets	—	2,146	—	—
Insurance	—	—	17,396	—
Liabilities:
Pension plan	—	—	(34,803)	—
Deferred compensation plan liabilities	—	—	(21,159)	—
Long‑term debt	—	—	(912,471)	—
Earn-outs related to acquisitions	—	—	—	(5,995)
The pension plan assets and liabilities and deferred compensation assets and liabilities are included in other non-current assets and other non-current liabilities on the Consolidated Balance Sheets at September 30, 2018 and 2017.
The Company records contingent consideration arrangements at fair value on a recurring basis and the associated balances presented as of September 30, 2018 and 2017 are earn-outs related to acquisitions. See Note 3, “Acquisitions and Divestitures” for further discussion regarding the earn-outs recorded for specific acquisitions. The fair value of earn-outs related to acquisitions is based on significant unobservable inputs including the achievement of certain performance metrics. Significant changes in these inputs would result in corresponding increases or decreases in the fair value of the earn-out each period until the related contingency has been resolved. Changes in the fair value of the contingent consideration obligations can result from adjustments in the probability of achieving future development steps, sales targets and profitability and are recorded in General and administrative expenses in the Consolidated Statements of Operations.

A rollforward of the activity in the Company’s fair value of earn-outs related to acquisitions is as follows:

	Current Portion (1)	Long-term Portion (2)	Total
Balance at September 30, 2016	$(136)	$(514)	$(650)
Acquisitions	(4,076)	(1,416)	(5,492)
Payments	294	—	294
Reclassifications	(294)	294	—
Foreign currency	(92)	(55)	(147)
Balance at September 30, 2017	(4,304)	(1,691)	(5,995)
Acquisitions	(634)	(934)	(1,568)
Payments	8,111	—	8,111
Reclassifications	(1,479)	1,479	—
Fair value increase	(2,619)	—	(2,619)
Foreign currency	155	—	155
Balance at September 30, 2018	$(770)	$(1,146)	$(1,916)

(1)	Included in Accrued expenses and other liabilities on the Consolidated Balance Sheets.

(2)	Included in Other non‑current liabilities on the Consolidated Balance Sheets.
5. Accounts Receivable
Accounts receivable are summarized as follows:

	September 30, 2018	September 30, 2017
Accounts Receivable	$258,955	$248,742
Allowance for Doubtful Accounts	(4,199)	(3,494)
Receivables, net	$254,756	$245,248
The movement in the allowance for doubtful accounts was as follows:

	Year Ended September 30,
	2018	2017	2016
Balance at beginning of period	$(3,494)	$(4,784)	$(1,572)
Charged to costs and expenses	(1,832)	(1,206)	(3,219)
Write-offs	1,387	2,481	74
Foreign currency and other	(260)	15	(67)
Balance at end of period	$(4,199)	$(3,494)	$(4,784)

6. Inventories
The major classes of inventory, net are as follows:

	September 30, 2018	September 30, 2017
Raw materials and supplies	$69,176	$64,113
Work in progress	19,461	16,425
Finished goods and products held for resale	53,786	44,402
Costs of unbilled projects	1,878	5,706
Reserves for excess and obsolete	(9,313)	(10,599)
Inventories, net	$134,988	$120,047
The following is the activity in the reserves for excess and obsolete inventory:

	Year Ended September 30,
	2018	2017	2016
Balance at beginning of period	$(10,599)	$(10,141)	$(5,103)
Additions charged to expense	(419)	(1,004)	(5,711)
Write-offs	104	947	739
Foreign currency and other	1,601	(401)	(66)
Balance at end of period	$(9,313)	$(10,599)	$(10,141)
7. Property, Plant, and Equipment
Property, plant, and equipment consists of the following:

	September 30, 2018	September 30, 2017
Machinery and equipment	$399,619	$338,056
Land and buildings	76,459	84,282
Construction in process	60,803	24,788
	536,881	447,126
Less: accumulated depreciation	(216,858)	(167,083)
	$320,023	$280,043
Depreciation expense and maintenance and repairs expense for the years ended September 30, 2018, 2017 and 2016 were as follows:

	Year Ended September 30,
	2018	2017	2016
Depreciation expense	$59,017	$53,327	$51,104
Maintenance and repair expense	23,343	21,392	22,504

8. Goodwill
Changes in the carrying amount of goodwill are as follows:

	Integrated Solutions and Services	Applied Product Technologies	Total
Balance at September 30, 2016	$87,688	$179,955	$267,643
Business combinations	48,838	3,566	52,404
Measurement period adjustment	—	(301)	(301)
Foreign currency translation	1,655	512	2,167
Balance at September 30, 2017	138,181	183,732	321,913
Business combinations and divestitures	88,080	4,192	92,272
Measurement period adjustment	(404)	(311)	(715)
Foreign currency translation	(1,487)	(637)	(2,124)
Balance at September 30, 2018	$224,370	$186,976	$411,346
As of September 30, 2018 and 2017, $147,861 and $139,581, respectively, of goodwill is deductible for tax purposes.
The Company reviewed the recoverability of the carrying value of goodwill of its reporting units. As the fair value of the Company’s reporting units was determined to be in excess of the carrying values at July 1, 2018 and 2017, no further analysis was performed.

9. Other Intangible Assets
Intangible assets consist of the following:

		September 30, 2018
	Estimated Life (years)	Carrying Amount	Accumulated Amortization	Net
Amortizing intangible assets
Customer related	5 ‑ 26	$292,115	$(47,348)	$244,767
Proprietary technology	10	49,315	(19,685)	29,630
Trademark	10-15	26,535	(3,563)	22,972
Backlog	1	82,315	(81,764)	551
Other	4	17,175	(8,894)	8,281
Total amortizing intangible assets		467,455	(161,254)	306,201
Indefinite‑lived intangible assets		34,207	—	34,207
Total intangible assets		$501,662	$(161,254)	$340,408

		September 30, 2017
	Estimated Life (years)	Carrying Amount	Accumulated Amortization	Net
Amortizing intangible assets
Customer related	5 ‑ 26	$265,095	$(31,265)	$233,830
Proprietary technology	10	45,175	(11,390)	33,785
Trademark	10-15	26,149	(4,293)	21,856
Backlog	1	82,277	(80,947)	1,330
Other	4	13,953	(5,215)	8,738
Total amortizing intangible assets		432,649	(133,110)	299,539
Indefinite‑lived intangible assets		34,207	—	34,207
Total intangible assets		$466,856	$(133,110)	$333,746
The Company’s indefinite-lived intangible asset relate to Federal hazardous waste treatment management permits obtained for locations operated by the Integrated Solutions and Services segment. The permits are considered perpetually renewable. The Company performs an indefinite-lived intangible asset impairment analysis on an annual basis during the fourth quarter of the year and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company assessed the carrying value of the permits at the Integrated Solutions and Services segment as of July 1, 2018 using a quantitative analysis outlined in ASU No. 2012-02 to determine whether the existence of events or circumstances would lead to the conclusion that it is more likely than not that the fair values of the permits are less than the carrying amounts. Events and circumstances considered in this review included macroeconomic conditions, new competition, financial performance of the entities which utilizes the permits and other financial and non-financial events. Based on these factors, the Company concluded the fair value of the permits were not more likely than not less than the carrying amounts.

For the amortizing intangible assets, the remaining weighted-average amortization period at September 30, 2018 was as follows:

Years
Customer-related intangibles	13
Proprietary technology	6
Trademarks	9
Other	1
Aggregate net intangible assets	9
Intangible asset amortization was $26,843, $24,559 and $18,185 for the years ended September 30, 2018, 2017 and 2016, respectively. The estimated future amortization expense is as follows:

2019	$31,487
2020	28,045
2021	26,518
2022	25,983
2023	25,501
Thereafter	168,667
Total	$306,201
10. Debt
Long‑term debt consists of the following:

	September 30, 2018	September 30, 2017
First Lien Term Facility, due December 20, 2024	$938,230	$896,574
Revolving Credit Facility	—	—
Equipment Financing	11,588	6,930
Notes Payable, due August 31, 2019 to July 31, 2023	2,106	3,287
Mortgage, due June 30, 2028	1,835	—
Total debt	953,759	906,791
Less unamortized discount and lender fees	(14,129)	(16,942)
Total net debt	939,630	889,849
Less current portion	(11,555)	(11,325)
Total long‑term debt	$928,075	$878,524
Term Facilities and Revolving Credit Facility
On January 15, 2014, EWT Holdings III Corp. (“EWT III”), an indirect wholly-owned subsidiary of the Company, entered into a First Lien Credit Agreement and Second Lien Credit Agreement (the “Credit Agreements”) among EWT III, EWT Holdings II Corp., the lenders party thereto and Credit Suisse AG as administrative agent and collateral agent. The First Lien Credit Agreement provided for a seven-year term loan facility, and the Second Lien Credit Agreement provided for an eight-year term loan facility. The term loan facilities originally consisted of the “First Lien Term Loan” and “Second Lien Term Loan” in aggregate principal amounts of $505,000 and $75,000, respectively.  The First Lien Credit Agreement also made available to the Company a $75,000 revolving credit facility (the “Revolver”), which provided for a letter of credit sub-facility up to $35,000. During the year ended September 30, 2017, certain subsidiaries of the Company entered into three amendments to the First Lien Credit Agreement, which provided for, among other things, the payoff and termination of the Second Lien Term Loan, upsizes to the First Lien Term Loan, and the upsize of the Revolver.

On December 20, 2017, certain subsidiaries of the Company entered into Amendment No. 5 (the “Fifth Amendment”), among EWT III, as the borrower, certain other subsidiaries of the Company, and Credit Suisse AG, as administrative agent and collateral agent, relating to the First Lien Credit Agreement (as amended, amended and restated, extended, supplemented or otherwise modified from time to time prior to the effectiveness of the Fifth Amendment, the “Existing Credit Agreement”). Prior to the Fifth Amendment, approximately $796,574 was outstanding under the First Lien Term Loan (the “Existing Term Loans”).  Pursuant to the Fifth Amendment, among other things, the Existing Term Loans were refinanced with the proceeds of refinancing Term Loans. Borrowings under the First Lien Term Loan Facility (“First Lien Term Loan”) bear interest consisting of the Base Rate plus 2.0%, or LIBOR plus 3.0%. The principal and interest under the First Lien Term Loan was payable in quarterly installments, with quarterly principal payments of $1,991, and the balance is due at maturity on December 20, 2024.

The Fifth Amendment, among other things, extended the maturity of the Existing Term Loan to December 20, 2024 from January 15, 2021, reduced the interest rate spreads on Term Loan borrowing to 3.00% from 3.75%, and increased the revolving credit commitment and letter of credit sublimit to $125,000 and $45,000 from $95,000 and $35,000, respectively. The Fifth Amendment bifurcated the Revolver, with $87,500 of the $125,000 revolver capacity maturing on December 20, 2022 (the “2022 Borrowings”), and the remaining $37,500 maturing on January 15, 2019 (the “2019 Borrowings”).  Borrowings under the Revolver bear interest at variable rates plus a margin ranging from 200 to 325 basis points, and 150 to 275 basis points for 2019 and 2022 Borrowings, respectively, dependent upon the Company’s leverage ratio and variable rate selected.

In connection with the closing of the ProAct acquisition on July 26, 2018, EWT III entered into Amendment No. 6 (the “Sixth Amendment”) to the First Lien Credit Agreement. Pursuant to the Sixth Amendment, among other things, EWT III borrowed an additional $150,000 in incremental term loans, and all of the revolving credit lenders under the 2019 Borrowings agreed to convert 100% of these commitments into revolving credit loans under the 2022 Borrowings. The other terms of the Existing Credit Agreement, including rates, remain generally the same. At September 30, 2018, the interest rate on borrowings was 5.24%, comprised of 2.24% LIBOR plus the 3.0% spread. As a result of the incremental borrowings, quarterly principal payments increased to $2,369.
Total deferred fees related to the First Lien Term Loan were $14,129 and $16,942, net of amortization, as of September 30, 2018 and 2017, respectively. These fees were included as a contra liability to debt on the Consolidated Balance Sheets.

The Company had borrowing availability under the Revolver of $125,000 and $95,000 at September 30, 2018 and 2017, respectively, reduced for outstanding letter of credit guarantees. Such letter of credit guarantees are subject to a $45,000 sublimit within the Revolver, increased from $35,000 as part of the Fifth Amendment. The Company’s outstanding letter of credit guarantees under this agreement aggregated approximately $11,777 and $6,706 at September 30, 2018 and 2017, respectively. The Company had no outstanding revolver borrowings as of September 30, 2018 and 2017, and unused amounts, defined as total revolver capacity less outstanding letters of credit and revolver borrowings, of $113,223 and $88,294, respectively. At September 30, 2018, borrowings under the Revolver would have incurred interest at 7.00%, calculated as 175 basis point spread plus the Base Rate of 5.25%. At September 30, 2018 and 2017, the Company had additional letters of credit of $64 and $10,568 issued under a separate arrangement, respectively.
  The First Lien Credit Agreement contains limitations on incremental borrowings, is subject to leverage ratios and allows for optional prepayments. Under certain circumstances beginning with the year ended September 30, 2015 results of operations, the Company may be required to remit excess cash flows as defined based upon exceeding certain leverage ratios. The Company did not exceed such ratios during the year ended September 30, 2018, does not anticipate exceeding such ratios during the year ending September 30, 2019, and therefore does not anticipate any additional repayments during the year ending 2019.

Equipment Financing
On September 26, 2018, the Company completed an equipment financing for $2,159 at a fixed interest rate of 6.52% over a seven-year term. This seven-year financing amortizes over a 10-year period, with monthly principal and interest payments of $25 and a balloon payment of $793 due at maturity. The Company had $2,159 principal outstanding under this facility at September 30, 2018.

On June 28, 2018, the Company completed an equipment financing for $3,530 at a fixed interest rate of 6.24% over a seven-year term. This seven-year financing amortizes over a 10-year period, with monthly principal and interest payments of $39 and a balloon payment of $1,330 due at maturity. The Company had $3,487 principal outstanding under this facility at September 30, 2018.

On June 30, 2017, the Company completed an equipment financing for $7,100.  The Company incurred $50 of additional financing fees related to this transaction, which have been capitalized and are included as a contra liability on the balance sheet. This financing fully amortizes over the seven-year tenure and incurs interest at a rate of one-month LIBOR plus 300 basis points. This variable rate debt has been fixed at a rate of 5.08% per annum. Principal obligations are $254 per quarter. The Company had $5,917 and $6,930 principal outstanding under this facility at September 30, 2018 and 2017, respectively.

Notes Payable
As of September 30, 2018 and 2017, the Company had notes payable in an aggregate outstanding amount of $2,106 and $3,287, with interest rates ranging from 6.26% to 7.39%, and due dates ranging from August 31, 2019 to July 31, 2023. These notes are related to certain equipment related contracts and are secured by the underlying equipment and assignment of the related contracts.
Mortgage
On June 29, 2018, the Company's subsidiary MAGNETO special anodes B.V. entered into a 10-year mortgage agreement for €1,600 ($1,858) to finance a facility in the Netherlands, subject to monthly principal payments of €7 ($8) at a blended interest rate of 2.4% with maturity in June 2028. The Company had $1,835 principal outstanding under this facility at September 30, 2018.
Repayment Schedule
Aggregate maturities of all long‑term debt, including current portion of long‑term debt and excluding capital lease obligations as of September 30, 2018, are presented below:

Year Ended September 30,
2019	$11,555
2020	11,456
2021	11,513
2022	11,574
2023	11,372
Thereafter	896,289
Total	$953,759
11. Product Warranties
The Company accrues warranty obligations associated with certain products as revenue is recognized. Provisions for the warranty obligations are based upon historical experience of costs incurred for such obligations, adjusted for site‑specific risk factors and as necessary, for current conditions and factors. There are significant uncertainties and judgments involved in estimating warranty obligations, including changing product designs, differences in customer installation processes and future claims experience which may vary from historical claims experience.
A reconciliation of the activity related to the accrued warranty, including both the current and long‑term portions, is as follows:

	Year Ended September 30,
	2018	2017	2016
Balance at beginning of the period	$17,274	$23,309	$31,758
Warranty provision for sales	5,584	6,697	8,994
Settlement of warranty claims	(9,968)	(12,669)	(15,785)
Foreign currency and other	(623)	(348)	(1,658)
Business combination recognition	—	285	—
Balance at end of the period	$12,267	$17,274	$23,309
The decline in accrued warranty over the periods presented is attributable to improved product quality and better project execution, as well as the expiration of warranty periods for certain specific exposures related to discontinued products.
12. Restructuring and Related Charges
To better align its resources with its growth strategies and reduce the cost structure, the Company commits to restructuring plans as necessary. The Company initiated a Voluntary Separation Plan (“VSP”) during the year ended September 30, 2016, that continued throughout the year ended September 30, 2017 and concluded during the six months ended March 31, 2018. The VSP plan includes severance payments to employees as a result of streamlining business operations for efficiency, elimination of redundancies, and reorganizing business processes. In addition, the Company has undertaken various other restructuring initiatives, including the wind-down of the Company’s operations in Italy, restructuring of the Company’s operations in Australia, consolidation of functional support structures on a global basis, and consolidation of the Singaporean research and development center. The table below sets forth the amounts accrued for the restructuring components and related activity:

	Year Ended September 30,
	2018	2017	2016
Balance at beginning of the period	$3,542	$13,217	$1,814
Restructuring charges related to VSP	312	20,098	16,859
Charges related to other initiatives	10,773	12,294	13,100
Write-off charge and other non‑cash activity	(663)	(727)	(166)
Cash payments	(13,280)	(41,432)	(18,403)
Other adjustments	26	92	13
Balance at end of the period	$710	$3,542	$13,217

The balances for accrued restructuring liabilities at September 30, 2018 and 2017, are recorded in Accrued expenses and other liabilities on the Consolidated Balance Sheets. Restructuring charges primarily represent severance charges. The Company expects to pay the remaining amounts accrued as of September 30, 2018 during the first half of 2019. The table below sets forth the location of restructuring charges recorded on the Consolidated Statements of Operations:

	Year Ended September 30,
	2018	2017	2016
Cost of product sales and services	$3,897	$14,574	$14,611
General and administrative expense	5,438	8,604	8,045
Sales and marketing expense	908	8,727	5,591
Research and development expense	606	487	1,712
Other expense	236	—	—
	$11,085	$32,392	$29,959
The Company continues to evaluate restructuring activities that may result in additional charges in the future. As a result of the two-segment reporting structure that was implemented on October 1, 2018, the Company expects to incur $17 million to $22 million of restructuring charges over the next two fiscal years (see Footnote 24 - Subsequent Events).
13. Employee Benefit Plans
Defined Benefit Plans
The Company maintains multiple employee benefit plans.
Certain of the Company’s employees in the UK were participants in a Siemen’s defined benefit plan established for employees of a UK-based operation acquired by Siemens in 2004. The plan was frozen with respect to future service credits for active employees, however the benefit formula recognized future compensation increases. The Company agreed to establish a replacement defined benefit plan, with the assets of the Siemens scheme transferring to the new scheme on April 1, 2015.
The Company’s employees in Germany also participate in a defined benefit plan. Assets equaling the plan’s accumulated benefit obligation were transferred to a German defined benefit plan sponsored by the Company upon the acquisition of EWT from Siemens. The German entity also sponsors a defined benefit plan for a small group of employees located in France.

The changes in projected benefit obligations, plan assets and the funded status of the UK and German defined benefit plans as of and for the years ended September 30, 2018 and 2017, respectively, are as follows:

	2018	2017
Change in projected benefit obligation
Projected benefit obligation at prior year measurement date	$34,803	$36,944
Service cost	933	1,137
Interest cost	466	606
Actuarial (gains) losses	76	(5,486)
Benefits paid from company assets	(294)	(127)
Foreign currency exchange impact	(443)	1,729
Projected benefit obligation at measurement date	35,541	34,803
Change in plan assets
Fair value of assets at prior year measurement date	25,055	24,186
Actual return on plan assets	145	(368)
Benefits paid	(271)	(25)
Employer contribution	211	225
Foreign currency exchange impact	(557)	1,037
Fair value of assets at measurement date	24,583	25,055
Funded status and amount recognized in assets and liabilities	$(10,958)	$(9,748)
Amount recognized in assets and liabilities
Other non‑current assets	$2,558	$1,618
Other non‑current liabilities	$(13,516)	$(11,366)
Amount recognized in accumulated other comprehensive loss, before taxes
Actuarial loss	$5,607	$5,373
The following table provides summary information for the German plan where the projected benefit obligation and accumulated benefit obligation are in excess of plan assets:

	September 30, 2018	September 30, 2017
Projected benefit obligation	$27,181	$25,061
Accumulated benefit obligation	$24,864	$22,607
Fair value of plan assets	$13,665	$13,695
The weighted average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for the year indicated as well as net periodic pension cost for the following year. The discount rate is based on settling the obligation with high grade, high yield corporate bonds, and the rate of compensation increase is based upon actual experience. The expected return on assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio mix and the long‑term investment strategy.

	2018	2017
Discount rate	1.90% - 2.97%	2.00% ‑ 2.95%
Expected long‑term rate of return on plan assets	.90% - 3.12%	.90% ‑ 3.15%
Salary scale	2.25% - 4.58%	2.25% ‑ 4.90%
Pension increases	1.00% - 3.46%	1.00% ‑ 3.30%
The Plan trustees for the UK and German pension plans have established investment policies and strategies. In 2016, the UK Pension Committee established and implemented a liability driven investment approach to take advantage of, and seeking to protect, its well‑funded status. The current German investment strategy is to maintain cash reserves.

Through a trust arrangement, the German plan assets are held in cash at a German bank.
The actual overall asset allocation for the UK pension plan as compared to the investment policy goals as of September 30, 2018 was as follows by asset category:

	2018 Actual	2018 Target
Equity	51.3%	23.5%
Index‑linked gilts	29.0%	76.5%
Cash	19.7%	—%
Pension expense for the German and UK plans were as follows:

	Year Ended September 30,
	2018	2017	2016
Service cost	$933	$1,137	$829
Interest cost	742	606	728
Expected return on plan assets	(470)	(476)	(481)
Amortization of actuarial losses	299	797	128
Pension expense for defined benefit plans	$1,504	$2,064	$1,204
Benefits expected to be paid to participants of the plans are as follows:

2019	$171
2020	263
2021	346
2022	613
2023	595
Five years thereafter	4,538
Total	$6,526
Defined Contribution Plans
The Company maintains a defined contribution 401(k) plan, which covers all U.S.-based employees who meet minimum age and length of service requirements. Plan participants can elect to defer pre-tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company matches 100% of eligible participants’ deferrals that do not exceed 6% of their pay (subject to limitations imposed by the Internal Revenue Code). The Company’s matching contributions were $12,955, $13,026 and $12,382 for the years ended September 30, 2018, 2017 and 2016, respectively.
The majority of the UK employees participated in a defined contribution plan maintained by the Company. For the years ended September 30, 2018, 2017 and 2016, contributions made to the Company’s plan were $707, $739 and $821, respectively.
Deferred Compensation
    On April 1, 2014, the Company adopted a non-qualified deferred compensation plan for certain highly compensated employees. The Plan matches on a dollar-for-dollar basis, up to the first 6% of a participants’ pay. The Company’s obligation under the plan represents an unsecured promise to pay benefits in the future. In the event of bankruptcy or insolvency of the Company, assets of the plan would be available to satisfy the claims of general creditors. To increase the security of the participants’ deferred compensation plan benefits, the Company has established and funded a grantor trust (known as a rabbi trust). The rabbi trust is specifically designed so that assets are available to pay plan benefits to participants in the event the Company is unwilling or unable to pay the plan benefits for any reason other than bankruptcy or insolvency. As a result, the Company is prevented from withdrawing or accessing assets for corporate needs. Plan participants choose to receive a return on their account balances equal to the return on the various investment options. The rabbi trust assets are primarily invested in mutual funds and insurance contracts of which the rabbi trust is the owner and beneficiary.

Health Benefit Plan
The Company maintains a qualified employee health benefit plan in the U.S. and is self‑funded by the Company with respect to claims up to a certain amount. The plan requires contributions from eligible employees and their dependents.
14. Income Taxes
For financial reporting purposes, income (loss) before income taxes includes the following components:

	Year Ended September 30,
	2018	2017	2016
United States	$(8,613)	$12,833	$(1,941)
Foreign	17,879	994	(3,422)
Income (loss) before income taxes	$9,266	$13,827	$(5,363)
The components of income tax (expense) benefit were as follows:

	Year Ended September 30,
	2018	2017	2016
Current:
Federal	$—	$(876)	$—
State	(911)	—	(678)
Foreign	(6,703)	(5,268)	(2,143)
	(7,614)	(6,144)	(2,821)
Deferred:
Federal	6,311	(2,350)	18,638
State	(209)	(421)	1,402
Foreign	130	1,498	1,175
	6,232	(1,273)	21,215
Total income tax (expense) benefit	$(1,382)	$(7,417)	$18,394
For the year ended September 30, 2018, the U.S. federal statutory rate of 24.5% is a blended rate based upon the number of days in fiscal 2018 that the company will be taxed at the former statutory rate of 35.0% and the number of days that it will be taxed at the new rate of 21.0%.

A reconciliation of income tax (expense) benefit and the amount computed by applying the blended statutory federal income tax rate of 24.5% for the year ended September 30, 2018 and 35% for the years ended September 30, 2017 and 2016 to income from operations before income taxes was as follows:

	Year Ended September 30,
	2018	2017	2016
Income tax (expense) benefit at the federal statutory rate of 24.5%	$(2,270)	$(4,839)	$1,877
State and local income taxes, net of federal tax benefit	(1,053)	(34)	(791)
Foreign tax rate differential (local statutory rates ranging from 17% to 30%)	(2,389)	914	272
Nondeductible transaction costs	(1,489)	—	—
Nondeductible interest expense	(853)	(1,396)	(1,141)
Meals and entertainment expense	(553)	(649)	(601)
Nondeductible legal expenses	—	(859)	—
Other nondeductible expenses	(47)	(488)	(3)
Impact of tax rate changes	3,626	—	—
Valuation allowances	(4,218)	(2,264)	17,714
Share-based compensation in excess of accounting	5,156	—	—
Nondeductible loss on sale of subsidiary	1,131	—	—
Return-to-provision adjustments	449	895	1,043
Non-controlling interest	428	1,486	—
Net benefit of foreign R&D expenses	336	(1,060)	—
Transaction related contingent liabilities	89	—	—
Puerto Rico taxes, net of federal benefit	—	(556)	—
Contingent liabilities - warranty	—	566	—
Contingent liabilities - long term disability	—	105	236
Foreign R&D credit	—	1,165	189
Other	275	(403)	(401)
Total	$(1,382)	$(7,417)	$18,394
Annual Tax (Expense) Benefit
For the year ended September 30, 2018, tax expense differed from tax expense based on the Company’s blended U.S. federal statutory tax rate principally due to the favorable impact of the reduction of the U.S. federal tax rate which required the remeasurement of U.S. deferred tax liabilities associated with indefinite lived intangible assets and the favorable impact of current year acquisitions for which the acquired deferred tax liabilities generated a reduction in the amount of valuation allowance required against the Company’s existing U.S. and state deferred tax assets. These benefits were partially offset by an increase in tax expense on improved earnings in certain non-U.S. jurisdictions and an increase for the current year in the valuation allowance maintained on U.S. and certain non-U.S. deferred tax assets. Prior to adopting ASU 2016-09, Improvements to Employee Share-based Payment Accounting, the Company was not permitted to recognize a tax benefit for the amount that the tax deduction exceeded the related book expense with respect to share-based compensation due to being in a net operating loss position and maintaining a full valuation allowance. Upon adopting ASU 2016-09 during the three months ended December 31, 2017, the Company was required to recognize a tax benefit for the amount that the tax deduction exceeded the related book expense. As a result of the IPO and Secondary offerings undertaken during the year ended September 30, 2018, there was share activity that resulted in tax deductible amounts in excess of the related book expense. Pursuant to the new accounting standards the tax benefit was recognized, however, it was offset with a valuation allowance, and therefore, there was no net impact to the total tax expense recognized for the year ended September 30, 2018.

For the year ended September 30, 2018, the Company provided tax expense of $1,382 as compared to expense of $7,417 for the fiscal year ended September 30, 2017. This reduction in expense was primarily the result of the favorable impact of the reduction of the U.S. federal tax rate which required the remeasurement of U.S. deferred tax liabilities associated with indefinite lived intangible assets and the favorable impact of current year acquisitions for which the acquired deferred tax liabilities generated a reduction in the amount of valuation allowance required against the Company’s existing U.S. and state deferred tax assets.
For the year ended September 30, 2017, the Company provided tax expense of $7,417 as compared to a benefit of $18,394 in the fiscal year ended September 30, 2016. This change was primarily the result of an increase in the valuation allowance during the fiscal year ended September 30, 2017, compared to a decrease in valuation allowance in the fiscal year ended September 30, 2016.
Significant components of deferred tax assets and liabilities were as follows:

	September 30, 2018	September 30, 2017
Receivable allowances	$975	$362
Reserves and accruals	16,813	24,726
Inventory valuation and other assets	3,772	3,664
Investment in partnership	4,345	2,735
Foreign exchange on intercompany loans	4,632	5,681
Other deferred taxes	704	1,117
Net operating loss carryforwards	42,392	44,104
Total deferred tax assets	73,633	82,389
Goodwill	(7,231)	(7,396)
Fixed assets	(20,372)	(19,708)
Intangibles	(15,717)	(14,566)
Other deferred tax liabilities	(2,287)	(1,706)
Total deferred tax liabilities	(45,607)	(43,376)
Net deferred tax assets	28,026	39,013
Valuation allowance against net deferred tax assets	(36,683)	(48,573)
Net deferred tax liability	$(8,657)	$(9,560)
Accounting standards require that deferred tax assets be reduced by a valuation allowance if, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. This assessment requires significant judgement, and in making this evaluation, the Company considers all available positive and negative evidence, including the potential to carryback net operating losses and credits, the future reversal of certain taxable temporary differences, actual and forecasted results, and tax planning strategies that are both prudent and feasible. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three‑year period ended September 30, 2018. Such objective evidence limits the ability to consider other subjective evidence, such as the Company’s projections for future growth.
After considering all available evidence, both positive and negative, management determined that a valuation allowance was necessary in certain jurisdictions. As of September 30, 2018, the company maintains a full valuation allowance against its net deferred tax assets (excluding deferred tax liabilities related to indefinite lived intangibles) in the U.S., Germany, and the UK. A partial valuation allowance is maintained in the Netherlands related to deferred tax assets generated prior to the Magneto acquisition that are not expected to be realized.

A reconciliation of the valuation allowance on deferred tax assets is as follows:

	Year Ended September 30,
	2018	2017	2016
Valuation allowance beginning of period	$48,573	$47,846	$61,795
Change in assessment	—	—	—
Current year operations	(1,435)	3,398	7,498
Foreign currency and other	71	(953)	2,062
Acquisitions	(10,526)	(1,718)	(23,509)
Valuation allowance end of period	$36,683	$48,573	$47,846
The Company does not anticipate it will dispose any of its foreign subsidiaries in the foreseeable future and as such has not recorded a U.S. deferred tax asset where the tax basis exceeds the financial reporting basis of these investments. Additionally, the Company has not provided a U.S. deferred tax liability on the excess of financial reporting over tax basis of its investments.
As of September 30, 2018, 2017 and 2016, undistributed earnings of non-U.S. affiliates were approximately $36,879, $5,218 and $2,170, respectively, which are considered to be indefinitely reinvested. Upon distribution of these earnings the Company may be subject to U.S. income taxes and foreign withholding taxes. The amount of taxes that may be payable on remittance of these earnings is dependent on the tax laws and profile of the Company at that time and the availability of foreign tax credits in the year in which such earnings are remitted. Therefore, it is not practicable to estimate the amount of taxes that may be payable when these earnings are remitted in the future.
The Company utilizes the more-likely-than-not standard in recognizing a tax benefit in its financial statements. For the years ended September 30, 2018 and 2017, the Company did not have any unrecognized tax benefits, nor did it record interest or penalties associated with unrecognized tax benefits. If accrual for interest or penalties is required, it is the Company’s policy to include them as a component of income tax expense.
Tax attributes available to reduce future taxable income begin to expire as follows:

	September 30, 2018	First year of Expiration
Federal net operating loss	$155,882	September 30, 2034
State net operating loss	97,458	September 30, 2019
Foreign net operating loss	4,592	September 30, 2023
Foreign net operating loss (Germany and the UK)	13,380	Indefinitely
The Company is subject to audit in the U.S. as well as various states and foreign jurisdictions. The following table summarizes the Company’s earliest open tax years by major jurisdiction as of September 30, 2018:

Jurisdiction	Open Tax Years
United States	2014-2018
Australia	2014-2018
Canada	2014-2018
China	2015-2018
Germany	2014-2018
Netherlands	2015-2018
Singapore	2014-2018
United Kingdom	2015-2018

Effects of the Tax Cuts and Jobs Act
New tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), was enacted on December 22, 2017. ASC 740, Accounting for Income Taxes, requires companies to recognize the effect of tax law changes in the period of enactment even though the effective date for most provisions is for tax years beginning after December 31, 2017, or in the case of certain other provisions, January 1, 2018. Though certain key aspects of the new law are effective January 1, 2018 and have an immediate accounting effect, other significant provisions are not yet effective or may not result in accounting effects for September 30 fiscal year companies until October 1, 2018.
The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which allows registrants to record provisional amounts during a one year “measurement period” similar to that used when accounting for business combinations. During the measurement period, impacts of the law are expected to be recorded at the time a reasonable estimate for all or a portion of the effects can be made, and provisional amounts can be recognized and adjusted as information becomes available, prepared or analyzed. SAB 118 applies to measuring the impact of tax laws affecting the period of enactment, such as the change in tax rate to 21%, and does not extend to changes as part of the Tax Act that are not effective until after December 31, 2017, such as U.S. taxation of certain global intangible low-taxed income (“GILTI”).
The SAB summarizes a three-step process to be applied at each reporting period to account for and qualitatively disclose: (1) the effects of the change in tax law for which accounting is complete; (2) provisional amounts (or adjustments to provisional amounts) for the effects of the tax law where accounting is not complete, but that a reasonable estimate has been determined; and (3) that a reasonable estimate cannot yet be made and therefore taxes are reflected in accordance with law prior to the enactment of the Tax Cuts and Jobs Act.
Amounts recorded where accounting is complete for year ended September 30, 2018 principally relate to the reduction in the U.S. corporate income tax rate to 21%, which resulted in the Company reporting an income tax benefit of $3,641 to remeasure deferred taxes liabilities associated with indefinite lived intangible assets that will reverse at the new 21% rate. Absent this deferred tax liability, the Company is in a net deferred tax asset position that is fully offset by a valuation allowance. Though the tax effected net deferred tax asset changed, the movement was offset by movement in the valuation allowance with a net tax effect of $0.
The new law includes a one-time mandatory repatriation transition tax on the net accumulated earnings and profits of a U.S. taxpayer’s foreign subsidiaries. The Company has performed an analysis, and as a result of an expected aggregate accumulated deficit, the Company does not have a liability for the transition tax.
The Tax Act introduces other new provisions that are effective January 1, 2018 and changes how certain provisions are calculated for the year ended September 30, 2018. These provisions include additional limitations on certain meals and entertainment expenses, and the inclusion of commissions and performance-based compensation in determining the excessive compensation limitation applicable to certain employees. The Company does not expect these new provisions to have a material impact to the Company’s tax expense.
Other significant provisions that are not yet effective but may impact income taxes in future years include: an exemption from U.S. tax on dividends of future foreign earnings, a limitation on the current deductibility of net interest expense in excess of 30% of adjusted taxable income, a limitation on the use of net operating losses generated after fiscal 2018 to 80% of taxable income, an incremental tax (base erosion anti-abuse tax or BEAT) on excessive amounts paid to foreign related parties, and an income inclusion for foreign earnings in excess of 10% of the foreign subsidiaries tangible assets (GILTI). The Company has elected to account for GILTI tax in the period in which it is incurred, and therefore has not provided any deferred tax impacts of GILTI in its Consolidated Financial Statements for the year ended September 30, 2018.
15. Share-Based Compensation
The Company designs equity compensation plans to attract and retain employees while also aligning employees’ interests with the interests of the Company’s shareholders. In addition, members of the Company’s Board of Directors (the

“Board”) participate in equity compensation plans in connection with their service on the Company’s Board.
The Company established the Evoqua Water Technologies Corp. Stock Option Plan (the “Stock Option Plan”) shortly after the acquisition date of January 16, 2014. The plan allows certain management employees and the Board to purchase shares in Evoqua Water Technologies Corp. Under the Stock Option Plan, the number of shares available for award was 11,083. As of September 30, 2018, there were approximately 1,704 shares available for future grants, however, the Company does not currently intend to make additional grants under the Stock Option Plan.
In connection with the IPO, the Board adopted and the Company’s shareholders approved the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “Equity Incentive Plan”), under which equity awards may be made in the respect of 5,100 shares of common stock of the Company. Under the Equity Incentive Plan, awards may be granted in the form of options, restricted stock, restricted stock units (“RSU”), stock appreciation rights, dividend equivalent rights, share awards and performance-based awards (including performance share units and performance-based restricted stock). As of September 30, 2018, there were approximately 3,706 shares available for grants under the Equity Incentive Plan.
Option awards are granted at various times during the year, vest ratably at 25% per year, and are exercisable at the time of vesting. The options granted have a ten-year contractual term.
    A summary of the stock option activity for the year ended September 30, 2018 is presented below:

(In thousands, except per share amounts)	Options	Weighted Average Exercise Price/Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2017	9,060	$5.18	7.5 years
Granted	1,380	$20.94
Exercised	(1,303)	$4.8
Forfeited	(164)	$10.37
Expired	—	—
Outstanding at September 30, 2018	8,973	$7.57	6.9 years	$95,864
Options exercisable at September 30, 2018	5,638	$4.94	6.2 years	$72,362
Options vested and expected to vest at September 30, 2018	8,893	$7.48	6.9 years	$95,651
The total intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options of the date of exercise) during the year ended September 30, 2018 was $23,553. During the year ended September 30, 2018, $19 was received from the exercise of stock options. The remaining stock options exercised during the year ended September 30, 2018 were effected through a cashless net exercise.

A summary of the status of the Company's nonvested stock options as of and for the years ended September 30, 2018, 2017 and 2016 is presented below.

	2018		2017		2016
(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value/Share	Shares	Weighted Average Grant Date Fair Value/Share	Shares	Weighted Average Grant Date Fair Value/Share
Nonvested at beginning of period	4,300	$1.36	5,931	$1.15	6,840	$0.95
Granted	1,380	$7.91	1,039	$2.12	1,221	$1.97
Vested	(2,180)	$1.20	(2,002)	$1.23	(1,891)	$0.94
Forfeited	(165)	$3.27	(668)	$1.00	(239)	$1.23
Nonvested at end of period	3,335	$4.11	4,300	$1.36	5,931	$1.15
The total fair value of options vested during the year was $2,623, $2,514 and $1,786 for the years ended September 30, 2018, 2017 and 2016, respectively.
Restricted Stock Units
In addition to the establishment of the Equity Incentive Plan, in connection with the IPO, the Company entered into RSU agreements with each of the executive officers and certain other key members of management. Pursuant to the RSU agreements, recipients received, in the aggregate 1,197 stock-settled RSUs, the aggregate value of which equals $25,000. The RSUs will vest and settle in full upon the second anniversary of the IPO (the “Vesting Date”), subject to the grantee’s continued employment with the Company or any of its subsidiaries through the Vesting Date; provided, however, that in the event that a Change in Control (as defined in the RSU agreements) occurs prior to the Vesting Date, the RSUs will vest and settle in full upon the date of such Change in Control, subject to the grantee’s continued employment with the Company or any of its subsidiaries through the Change in Control date. In the event that the grantee’s employment is terminated for any reason prior to the Vesting Date, the grantee will forfeit each of his or her RSUs for no consideration as of the date of such termination of employment; provided, that, if the grantee’s employment is terminated without Cause (as defined in the RSU agreement) prior to the Vesting Date, the RSUs will vest and settle in full upon the Vesting Date as though the grantee had remained employed through such date.
RSUs have also been granted to certain employees and members of the Board as part of the Equity Incentive Plan. These RSUs vest ratably over a period of one to three years.
The following is a summary of the RSU activity for the year ended September 30, 2018.

	Shares	Weighted Average Grant Date Fair Value/Share
Outstanding at September 30, 2017	—	$—
Granted	1,224	$20.88
Forfeited	(11)	$20.88
Outstanding at September 30, 2018	1,213	$20.88
Vested and expected to vest at September 30, 2018	1,142	$20.89
Expense Measurement and Recognition
The Company recognizes share-based compensation for all current award grants and, in future periods, will recognize compensation costs for the unvested portion of previous award grants based on grant date fair values. Share-

based compensation expense was $15,742, $2,251 and $1,999 during the years ended September 30, 2018, 2017 and 2016, respectively.
Reported non cash share-based compensation expense was classified on the Consolidated Statements of Operations as shown in the following table:

	Year Ended September 30,
	2018	2017	2016
Cost of services	$80	$43	$35
General and administrative	15,662	2,208	1,964
	$15,742	$2,251	$1,999
The unrecognized compensation expense related to stock options and RSUs was $10,890 and $13,749, respectively at September 30, 2018, and is expected to be recognized over a weighted average period of 2.0 years and 1.1 years, respectively.
The Company has little historic data with respect to estimates of expected employee behaviors related to option exercises and forfeitures. As a result, in addition to Company data, the Company has used historic data from public disclosures of comparable companies which the Company believes to be representative of its own expected employee behaviors.
    The Company estimates the fair value of each stock option award on the grant date using the Black-Scholes valuation model incorporating the assumptions noted in the following table. Option valuation models require the input of highly subjective assumptions, and changes in assumptions used can materially affect the fair value estimate.
Option valuation assumptions for options granted are as follows:

	Year Ended September 30,
	2018	2017	2016
Expected volatility	23.5% - 34.3%	25.30% ‑ 28.70%	27.50% ‑ 29.50%
Expected dividends	—	—	—
Expected term (in years)	6.0 - 6.1	6.0 - 6.1	6.1
Risk free rate	2.5% - 2.8%	1.89% ‑ 1.93%	1.01% ‑ 1.42%
Grant date fair value per share of options granted	$5.58 - $7.96	$2.13 ‑ $2.41	$36.44 ‑ $61.77
The risk‑free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. As the Company has no history with respect to volatility of share prices the expected volatility is not based on realized volatility. The Company, as permitted under ASC 718, has identified guideline public companies who are participants in the Company’s markets. The Company obtained share price trading data from the guideline companies and based their estimate of expected volatility on the implied volatility of the guideline companies. As the guideline companies are comparable in most significant respects, the Company believes they represent an appropriate basis for estimating expected volatility.

16. Other Comprehensive Loss
The components of accumulated other comprehensive (loss) were:

	September 30, 2018	September 30, 2017
Foreign currency translation loss	$(4,110)	$(616)
Pension benefit plans, net of tax benefit of $700 and $0	(4,907)	(5,373)
Total accumulated other comprehensive (loss)	$(9,017)	$(5,989)
The gains (losses) in accumulated other comprehensive (loss) by component, net of tax, for the years ended September 30, 2018, 2017 and 2016 are as follows:

	Foreign currency translation	Pension plans
Balance at September 30, 2015	$(2,238)	$(2,275)
Other comprehensive income (loss) before reclassifications	1,493	(7,779)
Amounts reclassified from accumulated other comprehensive loss related to amortization of actuarial losses	—	128
Balance at September 30, 2016	(745)	(9,926)
Other comprehensive (loss) income before reclassifications	129	4,553
Balance at September 30, 2017	(616)	(5,373)
Other comprehensive loss before reclassifications	(3,494)	167
Amounts reclassified from accumulated other comprehensive loss related to amortization of actuarial losses	—	299
Balance at September 30, 2018	$(4,110)	$(4,907)
Amounts reclassified out of other comprehensive loss related to the amortization of actuarial losses are included in pension expense.
17. Concentration of Credit Risk
The Company’s cash and cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. Accounts receivable are derived from revenue earned from customers located in the U.S. and internationally and generally do not require collateral. The Company’s trade receivables do not represent a significant concentration of credit risk at September 30, 2018 and 2017 due to the wide variety of customers and markets into which products are sold and their dispersion across geographic areas. The Company does perform ongoing credit evaluations of its customers and maintains an allowance for potential credit losses on trade receivables. As of and for the years ended September 30, 2018, 2017 and 2016, no customer accounted for more than 10% of net sales or net accounts receivable.
The Company operates predominantly in nine countries worldwide and provides a wide range of proven product brands and advanced water and wastewater treatment technologies, mobile and emergency water supply solutions and service contract options through its Integrated Solutions and Services and Applied Product Technology segments. The Company is a multi-national business but its sales and operations are primarily in the U.S. Sales to unaffiliated customers are based on the Company locations that maintain the customer relationship and transacts the external sale.

The following tables set forth external net revenue, net of intercompany eliminations, and net asset information by region:

	Year Ended September 30,
	2018	2017	2016
Sales to external customers
United States	$1,067,636	$1,033,404	$950,229
Rest of World	271,905	214,020	186,967
Total	$1,339,541	$1,247,424	$1,137,196

	September 30, 2018	September 30, 2017
Net Assets
United States	$332,624	$187,247
Rest of World	29,392	29,328
	362,016	216,575

Long Lived Assets
United States	286,193	240,528
Rest of World	33,830	39,515
	$320,023	$280,043
18. Related‑Party Transactions
Transactions with Investors
The Company paid an advisory fee of $1,000 per quarter to AEA Investors LP (“AEA”), the private equity firm and ultimate majority shareholder. Upon the IPO, the Company stopped paying these fees to AEA and as a result, only paid $333 during the year ended September 30, 2018. In addition, the Company reimbursed AEA for normal and customary expenses incurred by AEA on behalf of the Company. The Company incurred expenses, excluding advisory fees, of $328, $288 and $377 for the years ended September 30, 2018, 2017 and 2016, respectively. The amounts owed to AEA were $0 and $38 at September 30, 2018 and 2017, respectively, and were included in Accrued expenses and other liabilities.
AEA, through two of its affiliated funds, was one of the lenders in the Incremental First Lien Facility and had a commitment of $16,218 at September 30, 2017. At September 30, 2018, AEA was no longer a lender in the Incremental First Lien Facility. Additionally, in order to facilitate the acquisition of Neptune-Benson in April, 2016, the Company received an additional $6,895 of capital contribution from AEA that was used to fund the acquisition.
Transactions with Customers and Employees
The Company also has a related party relationship with one of their customers, who is also a shareholder of the Company. The Company had sales to this customer of $3,603, $3,917 and $968, respectively, for the years ended September 30, 2018, 2017 and 2016 and was owed $3,139 and $2,367 from them at September 30, 2018 and 2017, respectively.
From time to time, the Company may facilitate the transfer of funds between employees and the Company, in connection with an employee stock purchase. As a result, the Company was due $250 from an officer of the Company as of September 30, 2016, which was repaid in full on January 31, 2017.

19. Commitments and Contingencies
Operating Leases
The Company occupies certain facilities and operates certain equipment and vehicles under non‑cancelable lease arrangements. Lease agreements may contain lease escalation clauses and purchase and renewal options. The Company recognizes scheduled lease escalation clauses over the course of the applicable lease term on a straight-line basis in the Consolidated Statement of Operations.
Total rent expense was $18,864, $15,267 and $11,760 for the years ended September 30, 2018, 2017 and 2016, respectively.
Future minimum aggregate rental payments under non-cancelable operating leases are as follows:

Year Ended September 30,
2019	$15,794
2020	14,138
2021	11,421
2022	8,393
2023	6,367
Thereafter	13,220
Total	$69,333
Capital Leases
The Company leases certain equipment under leases classified as capital leases. The leased equipment is depreciated on a straight line basis over the life of the lease and is included in depreciation expense on the Consolidated Statements of Operations.

The gross and net carrying values of the equipment under capital leases as of September 30, 2018 and 2017 was as follows:

	September 30, 2018	September 30, 2017
Gross carrying amount	$52,314	$43,727
Net carrying amount	31,116	30,302
The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of September 30, 2018.

Year Ended September 30,
2019	$12,067
2020	10,290
2021	6,957
2022	4,269
2023	2,096
Thereafter	813
Total	36,492
Less amount representing interest (at rates ranging from 2.15% to 4.78%)	4,365
Present value of net minimum capital lease payments	32,127
Less current installments of obligations under capital leases	12,236
Obligations under capital leases, excluding current installments	$19,891
The current installments of obligations under capital leases are included in Accrued expenses and other liabilities on the Consolidated Balance Sheets. Obligations under capital leases, excluding current installments, are included in other non-current liabilities on the Consolidated Balance Sheets.
The Company is a lessor to multiple parties. The Company purchases equipment through internal funding or bank debt equal to the fair market value of the equipment. The equipment is then leased to customers for periods ranging from five to twenty years. As of September 30, 2018, future minimum lease payments receivable under operating leases are as follows:

Year Ended September 30,
2019	$6,107
2020	7,257
2021	5,547
2022	5,395
2023	4,410
Thereafter	58,946
Future minimum lease payments	$87,662
Guarantees
From time to time, the Company is required to provide letters of credit, bank guarantees, or surety bonds in support of its commitments and as part of the terms and conditions on water treatment projects.  In addition, the Company is required to provide letters of credit or surety bonds to the department of environmental protection or equivalent in some states in order to maintain its licenses to handle toxic substances at certain of its water treatment facilities.

These financial instruments typically expire after all Company commitments have been met, a period typically ranging from twelve months to ten years, or more in some circumstances.  The letters of credit, bank guarantees, or surety bonds are arranged through major banks or insurance companies. In the case of surety bonds, the Company generally indemnifies the issuer for all costs incurred if a claim is made against the bond.
As of September 30, 2018 and 2017 and the Company had letters of credit totaling $11,777 and $17,274, respectively, and surety bonds totaling $123,427 and $87,849 respectively, outstanding under the Company’s credit arrangements.  The longest maturity date of the letters of credit and surety bonds in effect as of September 30, 2018 was March 26, 2029. Additionally, as of September 30, 2018 and 2017, the Company had letters of credit totaling $857 and $901, respectively, and surety bonds totaling $2,469 and $12,970, respectively, outstanding under the Company’s prior arrangement with Siemens.
Litigation
From time to time, as a normal incident of the nature and kind of business in which the Company is engaged, various claims or charges are asserted and litigation commenced against it arising from or related to: product liability; personal injury; trademarks, trade secrets or other intellectual property; labor and employee disputes; commercial or contractual disputes; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on the results of operations, or financial condition.
20. Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consisted of the following:

	September 30, 2018	September 30, 2017
Salaries, wages and other benefits	$34,688	$52,116
Obligation under capital leases	12,236	9,777
Taxes, other than income	11,561	9,244
Third party commissions	5,097	6,968
Insurance liabilities	5,005	4,915
Provisions for litigation	1,137	4,715
Earn-outs related to acquisitions	770	4,304
Severance payments	710	3,542
Other	26,468	26,342
Accrued expenses and other liabilities	$97,672	$121,923
The reduction in Accrued expenses and other liabilities is primarily due to timing of cash payments for various employee-related liabilities, along with the payment of earn-outs related to acquisitions during the year ended September 30, 2018.
21. Business Segments
The Company’s operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance. The key factors used to identify these reportable segments are the organization and alignment of the Company’s internal operations, the nature of the products and services, and customer type.
During the first quarter of 2019, the Company implemented changes to its organizational and management structure that resulted in changes to its operating segments for financial reporting purposes. Through the fiscal year ended September 30, 2018, the Company reported in three operating segments: Industrial, Municipal and Products. Changes in the management reporting structure during the first quarter of 2019 required an assessment to be conducted in accordance with ASC Topic 280, Segment Reporting, to determine the Company’s operating segments.
As a result of this assessment, the Company now has two reportable segments, Integrated Solutions and Services and Applied Product Technologies. Prior period information has been revised to reflect this new segment structure. The business segments are described as follows:
Integrated Solutions and Services is a group entirely focused on engaging directly with end users through direct sales with a market vertical focus. Integrated Solutions and Services provides tailored services and solutions in collaboration with our customers backed by life‑cycle services including on‑demand water, outsourced water, recycle / reuse and emergency response service alternatives to improve operational reliability, performance and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), municipal services, including odor and corrosion control services and full-scale outsourcing of operations and maintenance.
Applied Product Technologies is focused on developing product platforms to be sold primarily through third party channels. This segment primarily engages in indirect sales through independent sales representatives, distributors and aftermarket channels. Applied Product Technologies provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology and aquatics technologies and solutions for the global recreational and commercial pool market.
The Company evaluates its business segments’ operating results based on earnings before interest, taxes, depreciation and amortization, and certain other charges that are specific to the activities of the respective segments. Corporate activities include general corporate expenses, elimination of intersegment transactions, interest income and expense and certain other charges. Certain other charges include restructuring and other business transformation charges that have been undertaken to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs, certain integration costs and recognition of backlog intangible assets recorded in purchase accounting) and share-based compensation charges.
Since certain administrative and other operating expenses and other items have not been allocated to business segments, the results in the below table are not necessarily a measure computed in accordance with generally accepted accounting principles and may not be comparable to other companies.
The tables below provide segment information for the periods presented and a reconciliation to total consolidated information:

	Year Ended September 30,
	2018	2017	2016
Total sales
Integrated Solutions and Services	$844,851	$753,858	$711,134
Applied Product Technologies	579,291	567,820	492,595
Total sales	1,424,142	1,321,678	1,203,729
Intersegment sales
Integrated Solutions and Services	9,217	8,524	7,237
Applied Product Technologies	75,384	65,730	59,296
Total intersegment sales	84,601	74,254	66,533
Sales to external customers
Integrated Solutions and Services	835,634	745,334	703,897
Applied Product Technologies	503,907	502,090	433,299
Total sales	1,339,541	1,247,424	1,137,196
Earnings before interest, taxes, depreciation and amortization (EBITDA)
Integrated Solutions and Services	186,824	168,182	146,345
Applied Product Technologies	88,682	100,634	75,019
Corporate	(122,800)	(121,726)	(114,920)
Total EBITDA	152,706	147,090	106,444
Depreciation and amortization
Integrated Solutions and Services	48,781	43,583	42,331
Applied Product Technologies	16,734	16,007	11,174
Corporate	20,345	18,296	15,784
Total depreciation and amortization	85,860	77,886	69,289
Income (loss) from operations
Integrated Solutions and Services	138,043	124,599	104,014
Applied Product Technologies	71,948	84,627	63,845
Corporate	(143,145)	(140,022)	(130,704)
Total income from operations	66,846	69,204	37,155
Interest expense	(57,580)	(55,377)	(42,518)
Income (loss) before income taxes	9,266	13,827	(5,363)
Income tax (expense) benefit	(1,382)	(7,417)	18,394
Net income	$7,884	$6,410	$13,031
Capital expenditures
Integrated Solutions and Services	58,464	$45,611	$37,225
Applied Product Technologies	11,501	5,282	6,747
Corporate	10,748	6,882	3,756
Total Capital expenditures	$80,713	$57,775	$47,728

	September 30, 2018	September 30, 2017
Assets
Integrated Solutions and Services	$711,622	$518,169
Applied Product Technologies	677,993	673,022
Corporate	274,002	282,118
Total assets	1,663,617	1,473,309
Goodwill
Integrated Solutions and Services	224,370	138,181
Applied Product Technologies	186,976	183,732
Total goodwill	$411,346	$321,913
22. Earnings Per Share
The following table sets forth the computation of basic and diluted income from continuing operations per common share:

	Year Ended September 30,
(In thousands, except per share data)	2018	2017	2016
Numerator:
Net income attributable to Evoqua Water Technologies Corp.	$6,135	$2,163	$11,639
Denominator:
Denominator for basic net income per common share—weighted average shares	113,944	104,964	104,254
Effect of dilutive securities:
Share‑based compensation	6,221	4,724	1,907
Denominator for diluted net loss per common share—adjusted weighted average shares	120,165	109,688	106,161
Basic earnings per common share	$0.05	$0.02	$0.11
Diluted earnings per common share	$0.05	$0.02	$0.11

23. Quarterly Financial Data
(Unaudited, in thousands, except per share data)

Three months ended	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018
Revenue from product sales and services	$297,051	$333,690	$342,475	$366,326
Gross profit	88,379	107,997	102,007	106,350
Interest expense	(17,243)	(10,810)	(12,370)	(17,157)
Income tax benefit (expense)	4,410	(2,018)	(1,433)	(2,342)
Net (loss) income	(3,005)	12,980	1,035	(3,128)
Net (loss) income attributable to Evoqua Water Technologies, Corp	(3,713)	12,503	793	(3,450)
Basis (loss) earnings per common share	$(0.03)	$0.11	$0.01	$(0.03)
Diluted (loss) earnings per common share	$(0.03)	$0.10	$0.01	$(0.03)

Three months ended	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
Revenue from product sales and services	$279,872	$299,901	$311,143	$356,508
Gross profit	82,068	94,333	100,427	122,923
Interest expense	(14,753)	(11,898)	(12,466)	(16,260)
Income tax benefit (expense)	7,095	4,812	(12,202)	(7,122)
Net (loss) income	(13,200)	4,895	1,755	12,960
Net (loss) income attributable to Evoqua Water Technologies, Corp	(13,599)	3,198	1,503	11,061
Basis (loss) earnings per common share	$(0.13)	$0.03	$0.01	$0.11
Diluted (loss) earnings per common share	$(0.13)	$0.03	$0.01	$0.10

24. Subsequent Events
Effective October 1, 2018, the Company launched an employee stock purchase plan which allows employees to purchase shares of the Company’s stock at a discounted price. These purchases will be offered twice throughout 2019, and will be paid by employees via payroll deductions over a period of six months, at which point the stock will be transferred to the employees.
The Company entered into an interest rate cap to mitigate risks associated with variable rate debt effective November 28, 2018.  The LIBOR interest rate cap has a notional value of $600 million, is effective for a period of three years and has a strike price of 3.5%.